As Filed with the Securities and Exchange Commission on June 25, 2019

Registration No. 333-230170

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAPPINESS BIOTECH GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	2833	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 11, Dongjiao East Road, Shuangxi, Shunchang, Nanping City

Fujian Province, People’s Republic of China
+86-0599-782-8808

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
(212) 530-2208

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joan Wu, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10018 (212) 530-2208	William Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Ave, 3rd Floor New York, NY 10017 (212) 588-0022

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(5)
Ordinary Shares, par value $0.0005 per share sold by the Registrant(1) (3)	2,300,000	$6	$13,800,000	$1,672.56
Ordinary Shares, par value US$0.0005 per share(6)	400,000	$6	$2,400,000	$290.88
Underwriters’ compensation warrants(4)	-	-	-	-
Ordinary Shares underlying underwriter’s compensation warrants(4)	184,000	$7.2	$1,324,800	$160.57
Total	2,884,000		$17,524,800	$2,124.01

(1)	Includes Ordinary Shares that may be purchased by the underwriter pursuant to its option to purchase additional units to cover over-allotments. Includes Ordinary Shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Ordinary Shares are not being registered for the purposes of sales outside of the United States.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	If we complete this offering, then on the closing date, the Registrant will issue to the Underwriter warrants to purchase a number of Ordinary Shares equal to an aggregate of eight percent (8%) of the gross proceeds of the offering divided by the offering price per Ordinary Share in the offering. The warrant will be exercisable at an exercise price equal to one hundred twenty percent (120%) of the offering price, in whole or in parts, at any time from issuance and expire five (5) years from the effective date of the offering.

(5)	Previously paid.

(6)	Reflects the resale by the selling shareholder set forth herein of up to 400,000 Ordinary Shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JUNE 25, 2019

Representing 2,000,000 Ordinary Shares Offered by the Registrant

and 400,000 Ordinary Shares Offered by the Selling Shareholder

HAPPINESS BIOTECH GROUP LIMITED

This is an initial public offering of our ordinary shares and a selling shareholder named herein is offering 400,000 ordinary shares. We are offering on a firm commitment basis our ordinary shares, US$0.0005 par value per share (“Ordinary Shares”). Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price will be between $5 and $6 per Ordinary Share. The selling shareholder agreed not to offer or sell the resale shares until after the closing of the primary offering and listing of the Ordinary Shares on NASDAQ Capital Market (the “NASDAQ”), at which time the selling shareholder will be able sell at prevailing market prices or privately negotiated prices. We have reserved the symbol “HAPP” for purposes of listing our Ordinary Shares on the NASDAQ and have applied to list our Ordinary Shares on the NASDAQ. We cannot assure you that our application will be approved; if it is not approved, we will not complete this offering. We will not receive any proceeds from the sale of shares by the selling shareholder.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying our Ordinary Shares.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 6 of this prospectus for more information.

	Per Share	Total (4)
Public offering price	$	$
Underwriter discount (1)	$	$
Proceeds to us, before expenses (2)	$	$
Proceeds to selling shareholder, before expenses (3)	$	$

(1)	We have agreed to pay Univest Securities, LLC (the “Underwriter”) a fee equal to 7% of the gross proceeds of the offering. We have agreed to grant to the Underwriter warrants equal to 8% of the aggregate number of Ordinary Shares sold in the offering. See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriter.

(2)	The total Underwriter’s expenses related to this offering are set forth in the section entitled “Underwriting.”

(3)	The Underwriter will not receive any compensation from the sale of shares by the selling shareholder.

(4)	Assumes that the Underwriter does not exercise any portion of its over-allotment option.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $ 1.02 million, exclusive of the above commissions. In addition, we will pay additional items of value in connection of this offering that are viewed by the Financial Industry Regulatory, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting”.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $         , and the total proceeds to us, after underwriting commissions and expenses but before offering expenses, will be $        .. If we complete this offering, net proceeds will be delivered to our company on the closing date.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                          , 2019.

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About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“We”, “us”, “Happiness Biotech”, the “Company” or the “Group” are to one or more of Happiness Biotech Group Limited, a Cayman Islands exempted company with limited liability organized under the laws of Cayman Islands, and its Affiliated Entities;

●	“Happiness Hong Kong” is to Happiness Biology Technology Group Limited, a Hong Kong limited liability company organized under the laws of Hong Kong and a wholly-owned subsidiary of Happiness Biotech;

●	“shares”, “Shares” or “Ordinary Shares” are to the Ordinary Shares of Happiness Biotech Group Limited;

●	“Happiness Nanping” is to Happiness (Nanping) Biotech Co., Limited, a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Happiness Hong Kong;

●	“Fujian Happiness” is to Fujian Happiness Biotech Co., Limited, a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Happiness Nanping.

Our business is conducted by Fujian Happiness, our subsidiary in the PRC, and its subsidiaries and branch officers, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Overview

We are an innovative China-based nutraceutical and dietary supplements producer focused on the research, development, manufacturing and marketing of a variety of products made from Chinese herbal extracts and others. We categorize our products into six groups: Lucidum spore powder products, Cordyceps mycelia products, Ejiao solution products, Vitamins and dietary supplements products, American ginseng products, and others. Lucidum spore powder products, Cordyceps mycelia products and Ejiao solution products have been our primary revenue sources. Over the past 14 years, we have established a product portfolio consisting of 32 kinds of nutraceutical and dietary supplements products. We have a sales network covering 27 provinces in China, with over 400 distributors and more than 20,000 sales terminals. Further, our close relationship with our vendors has enabled us to negotiate better terms with our suppliers and purchasers.

As in Administrative Measures for Nutraceutical Products (“AMNP”) promulgated by National Health Commission of PRC, nutraceutical and dietary supplements products belong to a category of food products targeted at specific populations with general health benefits for daily wellness. According to AMNP, nutraceutical and dietary supplements products are not intended to treat any specific diseases and must not cause any acute, subacute or chronic harm to the human body. With the requirements of nutraceutical and dietary supplements being met and approved State Food and Drug Administration of PRC (“SFDA”) under regulations for nutraceutical and dietary supplements, herbal and animal extracts used as both nourishment food and traditional Chinese medicine can be used as ingredients for nutraceutical and dietary supplements products.

We mainly use herbal and animal extracts as raw materials of our Lucidum spore powder products, Cordyceps mycelia products, Ejiao solution products and others. These herbal and animal extracts have been used as both daily nourishment food and traditional Chinese medicine in China for a long time. Approved by SFDA under regulations for nutraceutical and dietary supplements, 32 kinds of our products are nutraceutical and dietary supplements products labeled with “Blue Caps.” All our products are produced in compliance with the regulations of food industry.

Lucidum spore powder products

Lucidum (glossy ganoderma or ganodermalucidum), commonly known as “Ling Zhi” (“灵芝”) in Chinese, is a therapeutic mushroom used in China as daily nourishment food for a long time. Lucidum contains polysaccharides, triterpenes, sterols, nuclein, protein, polypeptide and delspray, among which polysaccharides and triterpenes are the most important nutritious ingredients.

Lucidum spore is the extremely small oval germ cells spread by Lucidum when it’s mature, which contains all of the active substance of Lucidum. There are two layers of rigid chitinic walls outside of the spore, and since the walls are hard to be destructed, the research and use of Lucidum spore was limited. Lately, development of artificial cultivation and exine-detach technology, along with thorough researches on active biotic components, pharmacological activities, and processing methods on Lucidum spore has made Lucidum spore more popular and widely accepted by consumers.

Currently, our main product under the Lucidum spore powder products line is “Happiness” Lucidum Spore Powder Capsule. According to its official approval from SFDA, the product mainly targets to adults with weak immune system.

Cordyceps mycelia products

Cordyceps is a kind of traditional and rare nourishment Chinese herbs. Modern clinic researches proved that the most active ingredients in Cordyceps are polysaccharides, mannitol, cordycepin adenosine and galactose. Due to its scarcity and difficulty of collection, along with the inability of large-scale artificial cultivation, the price of natural Cordyceps is extremely high. However, with the development of biotechnology, we are able to use high-tech biological fermentation technology to extract effective mycelia from natural Cordyceps. And after inoculation and cultivation into the large volume medium, the mycelia of the Cordyceps can be fermented massively. Cordyceps mycelia is an effective substitute for natural Cordyceps. According to the analysis and tests, Cordyceps mycelia obtained by fermentation have no difference with natural Cordyceps in function and efficacy, while the cost of production is greatly reduced.

Currently, our main product under the Cordyceps mycelia product line is “Daguangrong” Cordyceps Mycelia Oral Liquid. According to its official approval from SFDA, the product mainly targets people with weak immune system.

Ejiao solution products

Ejiao is the solid gum decocted and concentrated from the skin of donkeys. Ejiao has been used for nourishment food in China for a long time. Currently, our main product under the Ejiao solution product line is “Happiness” Ejiao Astragalus Oral Liquid. According to its official approval from SFDA, the product mainly targets to people with physical deficiency, weak immune system and nutritional anemia, except for children.

The Nutraceutical Industry in China

In China, nutraceutical products are a category of food with “Blue Caps” label approved by SFDA and targeted to specific population with general health benefits for daily wellness. Nutraceutical products are not intended to treat any specific diseases and must not cause any acute, subacute or chronic harm to the human body. The nutraceutical industry can be divided into four different segments which are vitamins and dietary supplements products, herbal and traditional products, sports nutrition products and weight management products.

According to “National Food Safety Standards: Nutraceutical” (GB 16740-2014) by National Health Commission of PRC, nutraceutical products can not cause any acute, subacute or chronic harm to the human body. Pursuant to the Administrative Measures for the Registration and Record-filing of Nutraceutical and Dietary Supplements, nutraceutical and dietary supplements shall be subject to registration and record-filing process mandated by SFDA, see details in section “Regulation– Record-Filing Process.” To apply for the registration or record-filing of certain products, nutraceutical manufacturers shall submit materials including (see details in section “Regulation”):

●	Materials on the formula of the products, including the names and dosage of raw materials and auxiliary materials, production processes and quality standards, the bases for use of certain raw materials where necessary, descriptions on the parts used, certificates of inspection conformity, variety appraisal reports;

●	Materials on the production process of the products, covering the diagram and descriptions of the production processes, key process control points and descriptions;

●	Materials on the assessment of the safety and health benefits of the products, covering assessment materials on the safety and health benefits tests of the products and the raw materials, assessment materials on the consumption of the products by human beings, testing reports on the effective ingredients or symbolic ingredients, hygiene, stability, strain identification, strain virulence, etc. of the products, as well as testing reports involving stimulants, ingredients of illegal substances.

The assessments mentioned above shall be performed by third party assessment agencies authorized by SFDA and covers hygienic testing, toxicological testing and functional testing on safety, stability and health benefits of the products. SFDA shall review these materials for registration or record-filing and perform on-site verification of the production process to confirm whether the products meet the requirements of nutraceutical and dietary supplements products. With the requirements of nutraceutical and dietary supplements being met, SFDA will issue the official approvals of the products to the manufacturers.

Industry of Herbal and Traditional Products

Herbal and traditional products use herbal or animal extracts as the main raw material to supplement what the body needs. Deeply rooted in the culture and history of China, nutraceutical products made with traditional Chinese herbal and animal extracts have efficacy firmly believed by numerous Chinese customers. As long as they meet the standards of nutraceutical and dietary supplements set by SFDA, herbal and animal extracts used to make traditional Chinese medicine can also be treated as raw materials for nutraceutical products.

Differences between Nutraceutical Industry and Traditional Chinese Medicine Industry in China

According to the Law of the PRC on traditional Chinese Medicine, the traditional Chinese medicine is the umbrella term for the medicine of all ethnic groups in China; it is a medicine system with a long history and unique theoretical and technical methods. Under the current legal system and regulatory regime in China, herbal and animal extracts which are used as ingredients for traditional Chinese medicine can be used as raw materials for nutraceutical products, with different dosage of these herbal and animal extracts in formula and different production process of the products. The differences between nutraceutical products and traditional Chinese medicine products are as following:

●	Nutraceutical products only use herbal and animal extracts that are categorized as both nutritional food and traditional Chinese medicine with strict dosage and production process in compliance with safety standards of the food industry. The dosage and production process of nutraceutical products are different from traditional Chinese medicine products. Nutraceutical products shall pass the hygienic testing, toxicological testing and functional testing on safety and stability to make sure they must not cause any acute, subacute or chronic harm to the human body.

●	Nutraceutical products targets to specific population with general health benefits for daily wellness and are not intended to treat any specific diseases. The health benefits of nutraceutical products, such as efficacy of boosting the immune system, are strictly regulated by SFDA. Nutraceutical products shall be labelled with notice of “this product is not a substitute for drugs” and not propagated with any efficacy not stated in the official approvals of the products.

●	Nutraceutical products are a category of food and subject to laws and regulations pertaining to the food manufacturing industry, while traditional Chinese medicine products area category of pharmaceuticals and subject to various laws and regulations pertaining to the pharmaceutical industry.

Nutraceutical and diet supplements manufacturers in China shall obtain a Food Production License, according to the Food Safety Law of PRC. Pursuant to the Administrative Measures for the Registration and Record-filing of Dietary Supplements, nutraceutical and dietary supplements products made of raw materials included in “the catalogue of raw materials for nutraceutical and dietary supplements” shall be subject to record-filing with SFDA. And nutraceutical and dietary supplements products made of raw materials which are not included in “the catalogue of raw materials for dietary supplements” shall be registered with SFDA, separately. Also, enterprises engaging in food manufacturing and operating business are encouraged by authorities to meet the requirements of Good Manufacturing Practice (“GMP”), which is not a mandatory requirement or subject to renewal since 2011.

For traditional Chinese medicine products, the Law of the PRC on the Administration of Pharmaceuticals provides the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers manufacturing, distribution, packaging, pricing and marketing of pharmaceutical products. A pharmaceutical manufacturer, including a traditional Chinese medicine products manufacturer, must obtain a pharmaceutical manufacturing permit from the SFDA’s relevant provincial branch. This permit is valid for five years and is renewable for an additional five-year period upon its expiration.

In addition, a pharmaceutical manufacturer, including a traditional Chinese medicine products manufacturer, must meet the GMP standards for each of its production facilities in China for each form of pharmaceutical product it produces. GMP certificates for pharmaceutical manufacturers are valid for five years (except GMP certificates for injectables, blood products or vaccines, which are valid for three years) and subject to mandatory renewal.

In recent years, the nutraceutical and dietary supplement industry has experienced a rapid growth primarily due to an increase in disposable incomes and people have put increasing emphasis on their well-beings. As such, we have experienced substantial growth since the inception of Fujian Happiness in 2004. Our revenue was $61,495,527 for the year ended March 31, 2018, which represents an increase of $8,499,857 or 16.0% compared with the revenue of $52,995,670 for the year ended March 31, 2017. Our net income was $17,489,940 for the year ended March 31, 2018, which represents an increase of $2,973,910, or 20.5%, compared with the net income of $14,516,030 for the year ended March 31, 2017. For the years ended March 31, 2018 and 2017, our revenue generated from Lucidum spore powder products, Cordyceps mycelia products and Ejiao solution products, accounted for approximately 63.0% and 62.7% of our total revenue, respectively. For the six months ended September 30, 2018, our revenue was $31,433,204, which represents an increase of $2,558,533 or 8.9% compared with the revenue of $28,874,671 for the six months ended September 30, 2017. Our net income was $8,804,820 for the six months ended September 30, 2018, which represents an increase of $267,283, or 3.1%, compared with the net income of $8,537,537 for six months ended September 30, 2017. For the six months ended September 30, 2018 and 2017, our revenue generated from Lucidum spore powder products, Cordyceps mycelia products and Ejiao solution products, accounted for approximately 62.8% and 62.9% of our total revenue, respectively.

Competitive Advantages

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	Recognized brand name;

●	Provider of a full range of nutraceutical and dietary supplement products;

●	Strong research and development capability;

●	Experienced and accomplished leadership team with a proven track record; and

●	Strong record of growth and profitability.

Growth Strategies

Our goal is to become a leading dietary supplement producer in China that provides a full range of products to meet the diverse and evolving needs of the dietary supplement industry, and with geographical coverage in major second-tier and third-tier cities of the PRC market.

Our primary strategies to achieve our goal include:

●	Increase brand awareness to achieve national recognition,

●	Enhance our distribution network to increase market penetration and customer stickiness,

●	Integrate our internal manufacturing capability to ensure quality and supply,

●	Further grow each existing line of business, and

●	Selectively pursue strategic acquisitions and alliances.

Challenges and Risk Factors Summary

The following section outlines the primary challenges and risks inherent to our business model. Before deciding to invest in our Ordinary Shares, we strongly recommend a close reading and consider all of the risks in the section entitled “Risk Factors” beginning on page 9.

●	Intense competition in the industry - The P.R.C. dietary supplement industry is large. Participants include specialty retailers, supermarkets, drugstores, mass merchants, on-line merchants, mail-order companies and a variety of other smaller participants. We believe that the market is also highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. We also compete for sales with heavily advertised national brands manufactured by large food companies, as well as other retailers.

●	Family relationship within our management - As of the date of this prospectus, Mr. Xuezhu Wang, our Chief Executive Officer beneficially owned approximately 52.37% of our Ordinary Shares. In addition, our Chairman of the Board of the Directors, Mr. Xianfu Wang, is the father of Xuezhu Wang. As such, Mr. Xuezhu Wang may exert significant influence over the outcome of all matters submitted to shareholders for approval, including the election of directors. Consequently, Our Chairman and Chief Executive Officer collectively may exercise substantial influence over major decisions including major corporate actions such as mergers and other business combinations transactions which could result in or prevent a change of control of the Company.

●	Risk related to the possibility of being a passive foreign investment company (PFIC) - A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such taxable year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ending March 31, 2018 or in the foreseeable future. However, the determination of whether or not we are a PFIC according to the PFIC rules is made on an annual basis and will depend on the composition of our income and assets and the value of our assets from time to time. Therefore, changes in the composition of our income or assets or the value of our assets may cause us to become a PFIC. The determination of the value of our assets (including goodwill not reflected on our balance sheet) may be based, in part, on the quarterly market value of our Ordinary Shares, which is subject to change and may be volatile.

●

Risk of inability to promote our brand elsewhere in China – Although we are a well-known regional brand, our brand is not as well known outside Southeastern China. We plan to promote our brand elsewhere in China, but brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition, would be materially adversely affected.

Corporate Information

Our principal executive offices are located at No. 11 Dongjiao East Road, and No. 134, Freight Yard Road, Shunchang, Nanping City, Fujian Province, People’s Republic of China, and our phone number is + 86-0599-782-8808. We maintain a corporate website at http://www.fjxfl.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus. For more detail on our corporate history please refer to “Business – Corporate History and Structure”.

Implications of Our Being an “Emerging Growth Company” and “Foreign Private Issuer”

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ listing standards. As such, we may rely on home country practice to be exempted from the corporate governance requirements that we have a majority of independent directors on our board of directors and the audit committee of our board of directors has a minimum of three members. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ listing standards. However, following this offering, we will voluntarily have a majority of independent directors and our audit committee will consist of three independent directors.

THE OFFERING

Ordinary Shares offered by us	2,000,000 Ordinary Shares (excluding the over-allotment discussed below).

Ordinary Shares Being Offered by the Selling Shareholder:	400,000 Ordinary Shares.

Price per Ordinary Share	We currently estimate that the initial public offering price will be between $5 and $6 per Ordinary Share.

Over-allotment	We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. We may issue up to 2,300,000 Ordinary Shares pursuant to underwriter’s over-allotment option.

Ordinary Shares outstanding prior to completion of this offering	23,000,000 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	25,000,000 Ordinary Shares (or 25,300,000 Ordinary Shares if the Underwriter exercises its over-allotment option in full).

Underwriter’s Warrants	We have agreed to grant to the Underwriter warrants to purchase up to a total of 184,000 Ordinary Shares (equal to 8% of the aggregate number of Ordinary Shares sold in the offering).

The Underwriter	Univest Securities, LLC

Listing	We have applied to have our Ordinary Shares listed on NASDAQ.

NASDAQ symbol	“HAPP”

Transfer Agent	V Stock Transfer

Use of proceeds	We intend to use the proceeds from this offering to for working capital and general corporate purposes, including the expansion of our business. See “Use of Proceeds” on page 31 for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 9 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

SUMMARY FINANCIAL DATA

In the table below, we provide you with historical selected financial data for the years ended March 31, 2018 and 2017 and for the six months ended September 30, 2018 and 2017. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For Fiscal Year Ended March 31, 2018	For Fiscal Year Ended March 31, 2017
	US$ (audited)	US$ (audited)
Statement of operation data:
Revenues	$61,495,527	$52,995,670
Gross profit	29,352,200	25,816,807
Operating expenses	(9,111,415)	(8,611,277)
Operating income	20,240,785	17,205,530
Other non-operating expenses, net	120,848	(184,665)
Provision for income taxes	(2,871,693)	(2,504,835)
Net income	17,489,940	14,516,030
Earnings per share, basic and diluted	0.76	0.63
Weighted average Ordinary Shares outstanding	23,000,000	23,000,000

Balance sheet data
Current assets	43,758,268	32,218,683
Total assets	53,396,326	41,527,739
Current liabilities	8,844,700	18,005,622
Total liabilities	8,844,700	18,214,637
Total equity	44,551,626	23,313,102

For the Six Months Ended September 30, 2018 and 2017

	For	For
	Six Months Ended	Six Months Ended
	September 30,	September 30,
	2018	2017
	US$	US$
	(unaudited)	(unaudited)
Statement of operation data:
Revenues	$31,433,204	$28,874,671
Gross profit	15,846,491	13,936,842
Operating expenses	(5,463,305)	(3,917,313)
Operating income	10,383,186	10,019,529
Other non-operating expenses, net	(24,366)	(21,149)
Provision for income taxes	(1,554,000)	(1,460.843)
Net income	8,804,820	8,537,537
Earnings per share, basic and diluted	0.38	0.37
Weighted average Ordinary Shares outstanding	23,000,000	23,000,000

	For Six Months Ended	For Fiscal Year Ended
	September 30,	March 31,
	2018	2018
	US$	US$
	(unaudited)	(audited)
Balance sheet data
Current assets	45,572,025	43,758,268
Total assets	54,278,605	53,396,326
Current liabilities	4,464,188	8,844,700
Total liabilities	4,464,188	8,844,700
Total equity	49,814,417	44,551,626

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business and Industry

We will need substantial additional financing to implement our expansion business plan.

We have historically funded our working capital needs from operations, bank loans and advances from shareholders and related parties. We believe that our current cash reserve, cash to be generated from our operations will be sufficient to meet our normal working capital needs. However, we plan to expand our business to implement our growth strategies in the nutraceutical market and strengthen our position in the marketplace. To do so, we will need additional capital through equity or debt financing to increase our production and meet market demands. If we do not raise additional funds, we may delay the completion of or significantly reduce the scope of our current expansion plan; delay our clinical or marketing efforts and/or postpone the hiring of new personnel.

To date, we have relied almost exclusively on organically generated revenues and financing transactions to fund our operations. Our inability to obtain sufficient additional financing would have a material adverse effect on our ability to implement our expansion plan. At September 30, 2018, we had cash and cash equivalents of $13,394,966, total current assets of $45,572,025 and total current liabilities of $4,464,188. We will need to engage in capital-raising transactions in the near future. Such financing transactions may well cause substantial dilution to our shareholders and could involve the issuance of securities with rights senior to the outstanding shares. Our ability to complete additional financings is dependent on, among other things, the state of the capital markets at the time of any proposed offering, market reception of the Company and the likelihood of the success of its business model and offering terms. There is no assurance that we will be able to obtain any such additional capital through asset sales, equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs and to support our expansion. If we do not obtain adequate capital on a timely basis and on satisfactory terms, our revenues and operations and the value of our Ordinary Shares and Ordinary Share equivalents would be negatively impacted.

We may not effectively manage our growth, which could materially harm our business.

We expect that our business will continue to grow, which may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology and workforce. We must also maintain close coordination among our compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

Our continued growth will require an increased investment by us in technology, facilities, personnel and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We operate in a highly competitive industry. Our failure to compete effectively could adversely affect our market share, revenues and growth prospects.

The P.R.C. dietary supplement industry is large. Participants include specialty retailers, supermarkets, drugstores, mass merchants, on-line merchants, mail-order companies and a variety of other smaller participants. We believe that the market is also highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. We also compete for sales with heavily advertised national brands manufactured by large food companies, as well as other retailers. In addition, as some products become more mainstream, we experience increased price competition for those products as more participants enter the market. Our manufacturing operations compete with other manufacturers of third-party dietary supplements. We may not be able to compete effectively and our attempt to do so may require us to reduce our prices, which may result in lower margins. Failure to effectively compete could adversely affect our market share, revenues and growth prospects.

An increase in the price and shortage of supply of key raw materials could adversely affect our business.

Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase in our production. Raw material prices may increase in the future and we may not be able to pass on such increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer. Events such as the threat of political or social unrest, or the perceived threat thereof, may also have a significant impact on raw material prices and transportation costs for our products. In addition, the interruption in supply of certain key raw materials essential to the manufacturing of our products may have an adverse impact on our suppliers’ ability to provide us with the necessary products needed to maintain our customer relationships and an adequate level of sales.

A significant disruption to our distribution network or to the timely receipt of inventory could adversely impact sales or increase our transportation costs, which would decrease our profits.

We rely on our ability to replenish depleted inventory in our stores through deliveries to our distribution centers from vendors and then from the distribution centers or direct ship vendors to our stores by various means of transportation, including shipments by sea and truck. Unexpected delays in those deliveries or increases in transportation costs (including through increased fuel costs) could significantly decrease our ability to make sales and earn profits. In addition, labor shortages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect our business.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and research and development expertise of key personnel. We are dependent upon the services of Mr. Xuezhu Wang, our Chief Executive Officer and Mr. Xianfu Wang, our Chairman of the Board, for the continued growth and operation of our Company, due to their industry experiences, as well as their personal and business contacts in the PRC. Although we have no reason to believe that Mr. Xuezhu Wang or Mr. Xianfu Wang will discontinue their services with us or Fujian Happiness, the interruption or loss of their services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations. There can be no assurance that we will be able to retain them after the terms of their employment expire. The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire these personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

We must attract, recruit and retain a sizeable workforce of technically competent employees. Competition for senior management and personnel in the PRC is intense and the pool of qualified candidates in the PRC is very limited. We may not be able to retain the services of our senior executives or personnel, or attract and retain high-quality senior executives or personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

If we fail to increase our brand recognition, we may face difficulty in obtaining new customers.

Although our brand is well-recognized in the dietary supplement industry, we still believe that maintaining and enhancing our brand recognition in a cost-effective manner outside of that market is critical to achieving widespread acceptance of our current and future products and services and is an important element in our effort to increase our customer base. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, our marketing efforts and ability to provide reliable and useful products and services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition, would be materially adversely affected.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As to the products we manufacture, we must manage our supply chain for raw materials and delivery of our products. Supply chain fragmentation and local protectionism within China further complicates supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery throughout China. In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact both supply and price. Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver some of our products.

Additionally, some of the raw materials we use are procured from farmers, who can be faced with environmental risks outside of their control. If these farmers are unable to control any environmental issues, they may not have the ability to supply continuously and stably.

Our success depends on our ability to protect our intellectual property.

Our success depends on our ability to obtain and maintain patent protection for products developed utilizing our technologies, in the PRC and in other countries, and to enforce these patents. There is no assurance that any of our existing and future patents will be held valid and enforceable against third-party infringement or that our products will not infringe any third-party patent or intellectual property. Although we have filed additional patent applications with the Patent Administration Department of the PRC, there is no assurance that they will be granted.

Any patents relating to our technologies may not be sufficiently broad to protect our products. In addition, our patents may be challenged, potentially invalidated or potentially circumvented. Our patents may not afford us protection against competitors with similar technology or permit the commercialization of our products without infringing third-party patents or other intellectual property rights.

We also rely on or intend to rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or will apply to register a number of these trademarks. However, third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing these new brands. Further, our competitors may infringe our trademarks, or we may not have adequate resources to enforce our trademarks.

In addition, we also have trade secrets, non-patented proprietary expertise and continuing technological innovation that we shall seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached and there may not be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Moreover, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors. If patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to these products.

If our products do not have the effects intended or cause undesirable side effects, our business may suffer.

Although many of the ingredients in our current dietary supplement products are vitamins, minerals, and other substances for which there is a long history of human consumption, they also contain innovative ingredients or combinations of ingredients. While we believe that all of these products and the combinations of ingredients in them are safe when taken as directed, the products could have certain undesirable side effects if not taken as directed or if taken by a consumer who has certain medical conditions. In addition, these products may not have the effect intended if they are not taken in accordance with certain instructions, which include certain dietary restrictions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects in an unforeseen way or on an unforeseen cohort. If any of our products or products we develop or commercialize in the future are shown to be harmful or generate negative publicity from perceived harmful effects, our business, financial condition, results of operations, and prospects could be harmed significantly.

Our business is subject to inherent risks relating to product liability and personal injury claims.

As a manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. We may also be obligated to recall affected products. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. We, like many other similar companies in China, do not carry product liability insurance. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any available business interruption insurance in China, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

If we fail to renew our Food Production License and registration of our nutraceutical and dietary supplements products, we may receive fines or even sanctions which may prohibit us from production.

The Food Safety Law of PRC, which was amended on April 24, 2015 and became effective on October 1 2015, requires the producers and business operators of dietary supplements to obtain licensing and to carry out production and operation in accordance with food safety standards. On February 26, 2016, SFDA promulgated the Administrative Measures for the Registration and Record-filing of Dietary Supplements which became effective on July 1, 2016. In accordance with the Administrative Measures for the Registration and Record-filing of Dietary Supplements, dietary supplements that use raw materials other than those included in the catalogue of raw materials for dietary supplements shall be registered with SFDA. Furthermore, dietary supplements whose raw materials used have been included in the catalogue of raw materials for dietary supplements shall be subject to record-filing. Under the laws and regulations on nutraceutical and dietary supplements, we have obtained Food Production License in 2016 from Nanping Food and Drug Administration and the registration or record-filing of each nutraceutical and dietary supplements product that we produced. We have been closely monitoring the status of all the permits and applied for renewal before the relevant certificate expired. The failure to renew the relevant licenses and/or registrations may subject us to fines or sanctions which will have negative impact on our production.

General economic conditions, including a prolonged weakness in the economy, may affect consumer purchases, which could adversely affect our sales and the sales of our business partners.

Our results, and those of our business partners to whom we sell, are dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad; and the level of customer traffic within department stores, malls and other shopping and selling environments. Consumer product purchases, including purchases of our products, may decline during recessionary periods. A prolonged downturn or an uncertain outlook in the economy may materially adversely affect our business, revenues and profits and the market price of our ordinary shares.

Natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global political events could cause permanent or temporary distribution center or store closures, impair our ability to purchase, receive or replenish inventory, or cause customer traffic to decline, all of which could result in lost sales and otherwise adversely affect our financial performance.

The occurrence of one or more natural disasters, such as hurricanes, fires, floods and earthquakes (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could adversely affect our operations and financial performance. To the extent these events result in the closure of one or more of our distribution centers, a significant number of stores, a manufacturing facility or our corporate headquarters, or impact one or more of our key suppliers, our operations and financial performance could be materially adversely affected through an inability to make deliveries to our stores and through lost sales. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, delays in opening new stores, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These events also could have indirect consequences, such as increases in the cost of insurance, if they were to result in significant loss of property or other insurable damage.

Recently introduced economic substance legislation of the Cayman Islands may adversely impact the Company or its operations

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018 (the “ES Law”) and issued related Regulations and Guidance Notes came into force in the Cayman Islands introducing certain economic substance requirements for “relevant entities” which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards.  A “relevant entity” includes an exempted company incorporated in the Cayman Islands; however, it does not include an entity that is tax resident outside the Cayman Islands.  Accordingly, for so long as the Company is a tax resident outside the Cayman Islands, it is not required to satisfy the economic substance test. Although it is presently anticipated that the ES Law will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

Our Memorandum and Articles of Association afford less protection to our shareholders and may discourage claims and limit shareholders’ ability to bring claims.

Our shareholders could have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. As a Cayman Islands company, we are governed by our memorandum and articles of association and Cayman Islands company law. The provisions of the Cayman Islands Companies Act, which applies to us, differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including the provisions relating to shareholder lawsuits.

Our restated and amended memorandum and articles of association contains a provision by virtue of which we and our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action. Although this provision does not preclude our shareholders to bring federal securities claims against us, it may be difficult or impossible for our shareholders to bring an action against us or against any director or officer in the United States in the event that our shareholders believe that their rights have been infringed under the United States federal securities laws or otherwise. Even if the Shareholder are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

As a result of these differences, investors could have more difficulty protecting their interests than would shareholders of a corporation incorporated in the United States.

Risks Related to the Offering and Our Ordinary Shares

The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our share price may be volatile.

Prior to this offering, our Ordinary Shares were not traded on any market. An active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Ordinary Shares, you could lose a substantial part or all of your investment in our Ordinary Shares. The initial public offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Ordinary Shares after this offering. Consequently, you may not be able to sell our Ordinary Shares at prices equal to or greater than the price paid by you in this offering.

The following factors could affect our share price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our Ordinary Shares;

●	sales of our Ordinary Shares by us or other shareholders, or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our shareholders;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

If we are a passive foreign investment company for United States federal income tax purposes for any taxable year, United States holders of our Ordinary Shares could be subject to adverse United States federal income tax consequences.

A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such taxable year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ending March 31, 2018 or in the foreseeable future. However, the determination of whether or not we are a PFIC according to the PFIC rules is made on an annual basis and will depend on the composition of our income and assets and the value of our assets from time to time. Therefore, changes in the composition of our income or assets or the value of our assets may cause us to become a PFIC. The determination of the value of our assets (including goodwill not reflected on our balance sheet) may be based, in part, on the quarterly market value of our Ordinary Shares, which is subject to change and may be volatile.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations and guidance are potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one or more taxable years.

If we are a PFIC for any taxable year during which a United States person holds Ordinary Shares, certain adverse United States federal income tax consequences could apply to such United States person. See “Taxation—Certain United States Federal Income Tax Considerations—Passive Foreign Investment Company.”

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS ABOUT THE PFIC RULES, THE POTENTIAL APPLICABILITY OF THESE RULES TO THE COMPANY CURRENTLY AND IN THE FUTURE, AND THEIR FILING OBLIGATIONS IF THE COMPANY IS A PFIC.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Ordinary Shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Ordinary Shares may not be able to remain listed on the NASDAQ.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our non-publicly traded competitors are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by Cayman Islands requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Ordinary Shares.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ Stock Market corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the NASDAQ Stock Market listing rules that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. When our Ordinary Shares are listed on the Nasdaq Capital Market, we intend to continue to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Stock Market in respect of the following: (i) the majority independent director requirement under Section 5605(b)(1) of the NASDAQ Stock Market listing rules, (ii) the requirement under Section 5605(d) of the NASDAQ Stock Market listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation, (iii) the requirement under Section 5605(e) of the NASDAQ Stock Market listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors and (iv) the requirement under Section 5605(b)(2) of the NASDAQ Stock Market listing rules that our independent directors hold regularly scheduled executive sessions. Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the NASDAQ listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal, accounting, and financial compliance costs and investor relations and public relations costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results as well as proxy statements.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if we are successfully listed and the market price of our Ordinary Shares increases.

The price of the Ordinary Shares and other terms of this offering have been determined by us along with our underwriter.

If you purchase our Ordinary Shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our Underwriter. The offering price for our Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Ordinary Shares.

There may not be an active, liquid trading market for our Ordinary Shares.

Prior to this offering, there has been no public market for our Ordinary Shares. An active trading market for our Ordinary Shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and our advisors based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public Company status could affect our results of operations.

Shares eligible for future sale may adversely affect the market price of our Ordinary Shares if the shares are successfully listed on NASDAQ or other stock markets, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. An aggregate of 23,000,000 shares will be outstanding before the consummation of this offering all of which, except those held by management, are or will be freely tradable immediately upon effectiveness of this registration statement. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

Our Chief Executive Officer owns a substantial amount of our Ordinary Shares and Our Chairman is the father of our Chief Executive Officer and their interests may conflict with yours.

As of the date of this prospectus, Mr. Xuezhu Wang, our Chief Executive Officer beneficially owned approximately 52.37% of our Ordinary Shares. In addition, our Chairman of the Board, Mr. Xianfu Wang, is the father of Xuezhu Wang. As such, Mr. Xuezhu Wang may exert significant influence over the outcome of all matters submitted to shareholders for approval, including the election of directors. Consequently, Our Chairman and Chief Executive Officer collectively may exercise substantial influence over major decisions including major corporate actions such as mergers and other business combinations transactions which could result in or prevent a change of control of the Company. Circumstances may occur in which the interests of our Chairman and our Chief Executive Officer could be in conflict with the interests of other shareholders. Accordingly, a shareholder’s ability to influence us through voting their shares may be limited.

You will experience immediate and substantial dilution.

The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our Ordinary Shares. Assuming the completion of the offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $3.14 per share or approximately 57% from the assumed offering price of $5.5 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriter fees and commissions and estimated offering expenses payable by us. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

A sale or perceived sale of a substantial number of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our ordinary shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The offering price of the primary offering and resale offering could differ.

The offering price of our Ordinary Shares in the primary offering has been arbitrarily determined without independent valuation of the shares by our management based on estimates of the price that purchasers of speculative securities, such as our Ordinary Shares, will be willing to pay considering our nature and capital structure, the experience of the officers and directors and the market conditions for the sale of equity securities in similar companies. The offering price in the primary offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. The selling shareholder may sell the resale shares at prevailing market prices or privately negotiated prices after close of the offering and listing of the Ordinary Shares on NASDAQ. Therefore the offering prices of the primary offering and resale offering could differ. As a result, the purchasers in the resale offering could pay more or less than the offering price in the primary offering.

The Resale by the Selling Shareholder may cause the market price of our Ordinary Shares to decline.

The resale of shares by the selling shareholder, as well as the issuance of Ordinary Shares in this Offering could result in resales of our Ordinary Shares by our current shareholders concerned about the potential dilution of their holdings. In addition, the resale by the selling shareholders after expiration of the lock-up period s could have the effect of depressing the market price for our Ordinary Shares.

Risks Related to Doing Business in China

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries, including from the proceeds of this offering, are subject to PRC regulations. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with China’s State Administration of Foreign Exchange (“SAFE”), or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, or FICMIS, and registration with other government authorities in China. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete.

The proceeds of this offering must be sent back to China, and the process for sending such proceeds back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with SAFE.

To remit the proceeds of the offering, we must take the following steps:

●	First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company.

●	Second, we will remit the offering proceeds into this special foreign exchange account.

●	Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary significantly. Ordinarily the process takes several months but is required by law to be accomplished within 180 days of application.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be subject to the requirement of making necessary filings in the FICMIS, and registration with other government authorities in China. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Labor disputes could significantly affect our operations.

Labor disputes with our employees or labor disputes regarding social welfare could significantly disrupt operations or expansion plans. Delays caused by any such disruptions could materially affect projections for increased capacity, production and revenues, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

As a holding company, we conduct substantially all of our business through our consolidated subsidiaries incorporated in China. We may rely on dividends paid by these PRC subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. In accordance with the Article 166, 168 of the Company Law of the PRC (Amended in 2013), each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital. A company may discontinue the contribution when the aggregate sum of the statutory surplus reserve is more than 50% of its registered capital. The statutory common reserve fund of a company shall be used to cover the losses of the company, expand the business and production of the company or be converted into additional capital. As a result, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

By the September 30, 2018, the amount of our cumulative statutory common reserve fund is RMB12,500,000, which has reached 50% of the registered capital; the Company shall continue the contribution of the statutory common reserve fund when the Company increases its registered capital in the future.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Substantially all of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market. These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

Labor laws in the PRC may adversely affect our results of operations.

On December 28, 2012, the PRC government released the revision of the Labor Contract Law of the PRC, which became effective on July 1, 2013. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed the Enterprise Income Tax Law, or the EIT Law, and it is implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and shareholder minutes are kept in China; and (iv) all of its directors with voting rights or senior management reside in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders.

It remains unclear as to whether the Notice is applicable to an offshore enterprise controlled by a Chinese natural person, and there is no guidance specifically applicable to us. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case. However, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. In addition, we believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Happiness Biotech, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. Accordingly, we believe that the Company and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we conduct our sales, including export sales, in China. Second, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to the clause 26 of the EIT Law. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our Ordinary Shares, or the gain our non-PRC shareholders may realize from the transfer of our Ordinary Shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC shareholders, or if non-PRC shareholders are required to pay PRC income tax on gains on the transfer of their Ordinary Shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our Company, because these parties are not always subject to our control.

Although we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

You may have difficulty enforcing judgment against us or our directors and officers.

We are a Cayman Islands holding company and most of our assets are located outside of the United States. In addition, all of our directors and executive officers are residents of the PRC, and substantially all of their assets and our assets are located in the PRC. As a result, investors may not be able to effect service of process upon us or our directors and executive officers, or to enforce against them judgments obtained in courts outside of the PRC.

Any final judgment obtained against us in any court other than the courts of the PRC in connection with any legal suit or proceeding arising out of or relating to our securities will be enforced by the courts of the PRC without further review of the merits only if the court of the PRC in which enforcement is sought is satisfied that:

●	the court rendering the judgment has jurisdiction over the subject matter according to the laws of the PRC;

●	the judgment and the court procedure resulting in the judgment are not contrary to the public order or good morals of the PRC;

●	if the judgment was rendered by default by the court rendering the judgment, we, or the above mentioned persons, were duly served within a reasonable period of time in accordance with the laws and regulations of the jurisdiction of the court or process was served on us with judicial assistance of the PRC; and

●	judgments at the courts of the PRC are recognized and enforceable in the court rendering the judgment on a reciprocal basis.

If you fail to establish the foregoing to the satisfaction of the courts in the PRC, you may not be able to enforce a judgment against us rendered by a court in the United States.

An insufficient amount of insurance could expose us to significant costs and business disruption.

While we have purchased insurance, including vehicle insurance, to cover certain assets and property of our business, the amounts and scope of coverage could leave our business inadequately protected from loss. For example, our subsidiaries do not have coverage of business interruption insurance. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct all of our business through our subsidiaries in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign invested entities (“FIEs”), to finance their activities cannot exceed statutory limits and must be registered with SAFE. On March 30, 2015, SAFE promulgated Hui Fa [2015] No.19, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB. The foreign exchange capital, for which the monetary contribution has been confirmed by the foreign exchange authorities (or for which the monetary contribution has been registered for account entry) in the capital account of a foreign-invested enterprise may be settled at a bank as required by the enterprise’s actual management needs. Foreign-invested enterprises with investment as their main business (including foreign-oriented companies, foreign-invested venture capital enterprises and foreign-invested equity investment enterprises) are allowed to, under the premise of authenticity and compliance of their domestic investment projects, carry out based on their actual investment scales direct settlement of foreign exchange capital or transfer the RMB funds in the foreign exchange settlement account for pending payment to the invested enterprises’ accounts.

On May 10, 2013, SAFE released Circular 21, which came into effect on May 13, 2013. According to Circular 21, SAFE has simplified the foreign exchange administration procedures with respect to the registration, account openings and conversions, settlements of FDI-related foreign exchange, as well as fund remittances.

Circular 21 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart, which usually takes no more than 30 working days to complete. We may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, we will not be able to capitalize our PRC operations, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

We are a holding company and we rely for funding on dividend payments from our subsidiaries, which are subject to restrictions under PRC laws.

We are a holding company incorporated in the Cayman Islands, and we operate our core businesses through our subsidiaries in the PRC and agreements with third parties. Therefore, the availability of funds for us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from these PRC subsidiaries. If our subsidiaries incur debt or losses, their ability to pay dividends or other distributions to us may be impaired. As a result, our ability to pay dividends and to repay our indebtedness will be restricted. PRC laws require that dividends be paid only out of the after-tax profit of our PRC subsidiaries calculated according to PRC accounting principles, which differ in many aspects from generally accepted accounting principles in other jurisdictions. PRC laws also require enterprises established in the PRC to set aside part of their after-tax profits as statutory reserves. These statutory reserves are not available for distribution as cash dividends. In addition, restrictive covenants in bank credit facilities or other agreements that we or our subsidiaries may enter into in the future may also restrict the ability of our subsidiaries to pay dividends to us. These restrictions on the availability of our funding may impact our ability to pay dividends to our shareholders and to service our indebtedness.

Our business may be materially and adversely affected if any of our PRC subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiaries hold certain assets that are important to our business operations. If any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on 17 December 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, prior approval from SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

The provision of services, which we conduct through our subsidiaries, is currently subject to foreign investment restrictions set forth in the Catalogue of Industries for Guiding Foreign Investment, or the Catalogue, issued by the National Development and Reform Commission and the Ministry of Commerce that was amended on June 28, 2017 and became effective On July 28 2017. The Draft FIL, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in our shares could be rendered worthless.

Failure by our Shareholders who are PRC individual residents to make required applications and filings pursuant to regulations relating to offshore investments by PRC residents may limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits, and may expose us and our Shareholders who are PRC residents to liability and penalties under PRC laws.

The Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles ( “Circular 37” ), which was promulgated by SAFE and became effective on July 4, 2014, requires a PRC individual resident (“PRC Resident”) to register with the local SAFE branch before establishing or controlling an offshore entity for the purpose of offshore equity financing involving onshore assets or equity interests held by them onshore. They must also make filings with SAFE thereafter upon the occurrence of certain changes in the capital structure. These registration and filing procedures are prerequisites for other approval and registration procedures necessary for capital inflow from offshore entities, such as in bound investment or shareholders’ loans, or capital outflow to offshore entities, such as the payment of dividends, repayment of offshore shareholder loans, liquidation distributions, equity sale proceeds or refunds upon a capital reduction.

On February 13, 2015, SAFE promulgated the Circular on Further Simplifying and Improving the Direct Investment related Foreign Exchange Administration Policies (the “Circular 13” ), according to the Circular 13, the foreign exchange registration under domestic direct investment and the foreign exchange registration under overseas direct investment, including the registration of PRC residents who engage in overseas investment and financing and inbound investment via special purpose vehicles under the Circular 37, is directly reviewed and handled by banks, and the SAFE and its branches shall perform indirect regulation over the direct investment-related foreign exchange registration through local banks.

According to Circular 37 and Circular 13, our Shareholders or beneficial owners, who are PRC Residents, are subject to SAFE Circular 37 or other foreign exchange administrative regulations in respect of their investment in our Group. As of the Latest Practicable Date, to the best knowledge of our Directors, our PRC Resident Shareholders with offshore investments in our Group are currently under the process of applying registration for their foreign investment in the Group in accordance with Circular 37 and Circular 13. Any failure by any of our Shareholders or beneficial owners, who are PRC Residents, to make the registrations or updates with SAFE may subject such Shareholder or beneficial owners to penalties under PRC foreign exchange administrative regulations, and may subject us to fines or other legal sanctions, limit our subsidiaries’ ability to pay dividends or make other distributions, and adversely affect our business, financial condition and results of operations.

Furthermore, SAFE Circular 37 is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, and we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. These risks could in the future have a material adverse effect on our business, financial condition and results of operations.

You may face difficulties in protecting your interests and exercising your rights as a shareholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the U.S.

Although we are incorporated in the Cayman Islands, we conduct substantially all of our operations in China. All of our current officers and almost all of our directors reside outside the U.S. and substantially all of the assets of those persons are located outside of the U.S. It may be difficult for you to conduct due diligence on the Company or such directors in your election of the directors and attend shareholders meeting if the meeting is held in China. We plan to have one shareholder meeting each year at a location to be determined, potentially in China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the U.S.

The fluctuation and seasonality of tourism in China could adversely affect the sales of our experience stores.

We launched the experience store model to stimulate our sales in 2017. As of October 20, 2018, we had ten experience stores in Xiamen, Mount Wuyi, Mount Huang, Beihai, Chaozhou, Xi’an, Guilin and other tourism sites in China, respectively. Experience stores are all located in famous scenery areas in China. Such stores are targeted to tourists, and will be the focus of our growth in the future. The sales of our experience stores could be affected by the fluctuation and seasonality of tourism in China.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENT

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as a business company with liability limited by shares. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Hunter Taubman Fischer & Li LLC as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Campbells, our counsel to the laws of the Cayman Islands, and Tian Yuan Law Firm (“Tian Yuan”), our counsel to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Campbells has further advised us that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, may not be recognized and enforceable in the Cayman Islands on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

Tian Yuan has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. On June 20, 2017, the Intermediate People’s Court in Wuhan (“IPCW”) became the first PRC court to recognize a US judgment. This judgment in combination with previous recent developments in the PRC (“China”) could have a significant effect on the way foreign judgments are treated by PRC courts, and make widespread recognition of foreign judgments possible in China.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial public offering price of $5.5 per Ordinary Share, the midpoint of the price range set forth on the cover page of this prospectus, of approximately $9.21 million (excluding any exercise of the underwriter’s over-allotment option). We will not receive any proceeds from the sale of the 400,000 shares offered by the selling shareholder.

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of net proceeds
Increasing the number of experience stores(1)	approximately US$2.81 million
Constructing our Lucidum breeding base	approximately US$2.70 million
Research and development (2)	approximately US$1.85 million
Marketing expenses and working capital	approximately US$1.85 million
Total	US$9.21 million

(1) We expect to use the offering proceeds on the research and development of current three products as well as other products in the future.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our HK subsidiary, Happiness Hong Kong.

Current PRC regulations permit our PRC subsidiaries to pay dividends to Fujian Happiness only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. See “Risk Factors —Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Fujian Happiness to Happiness Nanping, and the distribution of such payments to Happiness Hong Kong as dividends from our PRC subsidiaries. Certain payments from Fujian Happiness to Happiness Nanping are subject to PRC taxes, including business taxes and VAT. In addition, if Fujian Happiness incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Happiness Hong Kong. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Happiness Hong Kong intends to apply for the tax resident certificate when Happiness Nanping plans to declare and pay dividends to Happiness Hong Kong. See “Risk Factors — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2018:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the initial public offering price of US$5.5 per Ordinary Share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated commissions to the Underwriter and the estimated offering expenses payable by us, and assuming that the underwriters do not exercise their over-allotment option.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

2,000,000 Ordinary Shares
U.S. Dollars
September 30, 2018

		Pro Forma
	As Reported	Adjustments for the Offering	Pro Forma As Adjusted

Cash and cash equivalents	$13,394,966	$9,207,075	$22,602,041

Long-term debt (including current maturities)	$-	$-	$-

Ordinary shares, $0.0005 par value	11,500	1,000	12,500
Additional paid-in capital	5,702,663	9,206,075	14,908,738
Statutory surplus reserve	2,008,019	-	2,008,019
Retained earnings	44,074,087	-	44,074,087
Accumulated other comprehensive income	(1,981,852)	-	(1,981,852)

Total stockholders’ equity	49,814,417	9,207,075	59,021,492

Total capitalization	$49,814,417	$9,207,075	$59,021,492

(1) Pro forma adjustment to reflect the net proceeds we expect to receive from the offering at an assumed public offering price of $5.5 per share, the midpoint of the range set forth on the cover page of this prospectus, and reflects the application of the proceeds after deducting the estimated underwriting commission (7%) and our estimated offering expenses. We expect to receive net proceeds of approximately $9,207,075, after deducting underwriting discount, underwriter expense allowance and other expenses. ($11,000,000 offering, less underwriter commission of $770,000, professional fees and other offering expenses of approximately $822,925   and reimbursement of expenses of underwriter expenses of $150,000, and underwriter’s advisory fee of $50,000.)

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Ordinary Share and the pro forma net tangible book value per Ordinary Share after the offering. Dilution results from the fact that the per Ordinary Share offering price is substantially in excess of the book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares. Our net tangible book value attributable to shareholders at September 30, 2018 was $49,814,417 or approximately $0.5 per Ordinary Share. Net tangible book value per Ordinary Share as of September 30, 2018 represents the amount of total assets less total liabilities, divided by the number of Ordinary Shares outstanding.

The dilution in net tangible book value per share to new investors, represents the difference between the amount per share paid by purchasers of shares in this offering and the pro forma net tangible book value per share immediately after completion of this offering. After giving effect to the sale of the 2,000,000 shares being sold pursuant to this offering at $5.5 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting underwriting discount and commission payable by us in the amount of $770,000 and estimated offering expenses in the amount of approximately $1.02 million, our pro forma net tangible book value would be approximately $59.02 million or $2.36 per share of ordinary shares. This represents an immediate increase in net tangible book value of $0.19 per share to existing shareholders and an immediate decrease in net tangible book value of $3.14 per share to new investors purchasing the shares in this offering.

The following table sets forth this per share dilution:

As of September 30, 2018

Assumed offering price per ordinary share	$5.50
Net tangible book value per ordinary share as of September 30, 2018	$2.17
Increase in net tangible book value per share after this offering	$0.19
Net tangible book value per ordinary share after this offering	$2.36
Dilution per ordinary share to new investors in this offering	$3.14

Post-Offering Ownership

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Existing shareholders	23,000,000	92%	$49,814,417	82%	$2.17
New investors	2,000,000	8%	$11,000,000	18%	$5.50
Total	25,000,000	100%	$60,814,417	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”. All amounts included herein with respect to the fiscal years ended March 31, 2018 and 2017 are derived from our audited consolidated financial statements included elsewhere in this prospectus. All amounts included herein with respect to the six months ended September 30, 2018 and 2017 are derived from our interim unaudited financial statements included also elsewhere in this prospectus. The audited consolidated financial statements for the fiscal years ended March 31, 2018 and 2017 and the unaudited consolidated financial statements for the six months ended September 30, 2018 and 2017 have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Overview

Incorporated on February 9, 2018, under the laws of Cayman Islands, Happiness Biotech primarily conducts its business in China through its wholly-owned subsidiary, Fujian Happiness. A reorganization of the legal structure of the Company was completed in August 2018 (the “Reorganization”). The Reorganization involved the incorporation of Happiness Biotech, Happiness Hong Kong, a holding company established in Hong Kong, PRC, Happiness Nanping, a holding companies established in Fujian, PRC, and the transfer of 100% ownership of Fujian Happiness from the former shareholders to Happiness Nanping. Happiness Biotech, Happiness Hong Kong, and Happiness Nanping are all holding companies and have no operations.

Founded in 2004, Fujian Happiness has been engaged in development, manufacturing and sales of nutraceutical and dietary supplements products in China. We believe enhanced consumer awareness and demand for nutraceutical and dietary supplements products, increasing healthcare costs, aging populations, coupled with our effective distribution model have been the primary reasons for our growth throughout our 14-year operating history.

We are one of the leading companies in Fujian which specialize in research, development, manufacturing, and marketing of nutraceutical and dietary supplements authorized by Nutraceutical Association of Fujian Province. Our products are mainly made of Lucidum spore powder, Cordyceps mycelia, Ejiao, vitamins, minerals, amino acids and others. Headquartered in Fuzhou, the provincial capital of Fujian Province, and Nanping, our products are sold throughout China.

Our objective is to provide the high-quality products to our consumers. We seek to accomplish this goal through execution of significant investments in quality control, scientific personnel, product testing, and self-manufacturing of our products. Our objective is rooted in using quality ingredients from traceable sources coupled with the continuous control during the manufacturing process of our products. We produce all the products by ourselves without any outsource subcontracting.

Currently, we have mainly two kinds of sales channels, which are traditional distribution channel and experience stores channel. Traditional distributors including regional distributors and large-scale chain drugstores, malls and supermarkets are our main sales channels and their sales terminals are the core resources of our marketing network and the main way to achieve sales. For well-known chain drugstores, malls and supermarkets customers, we tend to establish direct business partnership with them, rather than through our regional distributors. Experience store model is our new attempt in 2017 to boost our market share and the key point of our development strategy.

As of July 31, 2018, we marketed and sold approximately 32 kinds of nutraceutical and dietary supplements products with “Blue Caps” approved by SFDA encompassing over 400 distributors in 27 different provinces and ten experience stores in China. We categorize our products into six groups: Lucidum spore powder products, Cordyceps mycelia products, Ejiao solution products, Vitamins and dietary supplements products, American ginseng products, and others. For the years ended March 31, 2018 and 2017, our sales from Lucidum spore powder products, Cordyceps mycelia products and Ejiao solution products, approximately accounted for 63.0% and 62.7% of our gross sales, respectively.

Over the past few years, our revenue and market share of our products have grown significantly. In summary, we generated revenue and net income of $61,495,527 and $17,489,940, respectively, for the year ended March 31, 2018, representing an increase of 16.0% and 20.5% respectively, compared to the fiscal year ended March 31, 2017, during which we generated revenue and net income of $52,995,670 and $14,516,030, respectively. For the six months ended September 30, 2018, our revenue reached $31,433,204, grew by 8.9% compared with the revenue of $28,874,671 for the six months ended September 30, 2017.

Critical Accounting Policies

We believe it is helpful for the investors to understand the critical accounting policies underlying our financial statements and the following are the discussion of the Company’s financial condition and results of operations.

Use of Estimates

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets and provision necessary for contingent liabilities. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management’s assessment of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost of inventories is calculated using the weighted-average method. In addition to cost of raw materials, work in progress and finished goods include direct labor costs and overhead. The Company periodically assesses the recoverability of all inventories to determine whether adjustments are required to record inventories at the lower of cost or market value. Inventories that the Company determines to be obsolete or in excess of forecasted usage are reduced to its estimated realizable value based on assumptions about future demand and market conditions. If actual demand is lower than the forecasted demand, additional inventory write-downs may be required.

There were no write-downs recognized of inventories as of September 30, 2018 and March 31, 2018.

Value-added Tax

Value-added taxes (“VAT”) collected from customers relating to product sales and remitted to governmental authorities are presented on a net basis. VAT collected from customers is excluded from revenue. The Company is subject to a VAT rate of 17%.

Revenue Recognition

The Company generates its revenue mainly from sales of nutraceutical and dietary supplements made of Lucidum spore powder and others. The Company’s revenue recognition policies are in compliance with ASC 605, Revenue Recognition. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company does not allow its customers to return products. The Company’s customers can exchange products only if they are damaged in transportation.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position at March 31, 2018 and 2017.

The Company is subject to Chinese tax laws. We are not subject to U.S. tax laws and local state tax laws. Our income and our related entities must be computed in accordance with Chinese and foreign tax laws, as applicable, and we are subject to Chinese tax laws, all of which may be changed in a manner that could adversely affect the amount of distributions to shareholders. There can be no assurance that Income Tax Laws of China will not be changed in a manner that adversely affects shareholders. In particular, any such change could increase the amount of tax payable by us, reducing the amount available to pay dividends to the holders of our ordinary shares.

To the extent applicable, the Company records interest and penalties as a general and administrative expense. All of the tax returns of the Company and its subsidiaries remain subject to examination by PRC tax authorities for five years from the date of filing.

Foreign Currency Translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars. The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

Results of Operations

Comparison of Fiscal Year Ended March 31, 2018 versus the Year Ended March 31, 2017

The following table presents an overview of our results of operations for the years ended March 31, 2018 and 2017:

	For the years ended March 31,		Variance
	2018	2017	Amount	Percentage
Revenues	$61,495,527	$52,995,670	$8,499,857	16.0%
Cost of revenues	(32,143,327)	(27,178,863)	(4,964,464)	18.3%
Gross profit	29,352,200	25,816,807	3,535,393	13.7%

Operating expenses:
Selling and marketing	5,817,018	5,589,974	227,044	4.1%
General and administrative	1,436,579	1,366,296	70,283	5.1%
Research and development	1,857,818	1,655,007	202,811	12.3%
Total operating expenses	9,111,415	8,611,277	500,138	5.8%

Operating Income	$20,240,785	$17,205,530	$3,035,255	17.6%

Other income (expenses):
Interest expense	18,711	11,623	7,088	61.0%
Interest income	(133,284)	(493,725)	360,441	-73.0%
Other income, net	235,421	297,437	(62,016)	-20.9%
Total other income( expenses), net	120,848	(184,665)	305,513	-165.4%

Income before income taxes	$20,361,633	$17,020,865	$3,340,768	19.6%
Income tax provision	(2,871,693)	(2,504,835)	(366,858)	14.6%

Net income	$17,489,940	$14,516,030	$2,973,910	20.5%

Revenues

The following table presents an overview of our sales from our product lines for the years ended March 31, 2018 and 2017:

	For the years ended March 31,		Variance
	2018	2017	Amount	Percentage
Lucidum spore powder products	$14,292,534	$11,601,299	$2,691,235	23.2%
Percentage Per Total	23.3%	21.9%	1.4%

Cordyceps mycelia products	12,806,500	11,031,491	1,775,009	16.1%
Percentage Per Total	20.8%	20.8%	-

Ejiao solution products	11,632,880	10,580,170	1,052,710	9.9%
Percentage Per Total	18.9%	20.0%	(1.1)%

Vitamins and dietary supplements products	8,557,933	7,201,332	1,356,601	18.8%
Percentage Per Total	13.9%	13.6%	0.3%

American ginseng products	6,237,181	6,350,093	(112,912)	(1.8)%
Percentage Per Total	10.1%	12.0%	(1.9)%

Others	7,968,499	6,231,285	1,737,214	27.9%
Percentage Per Total	13.0%	11.7%	1.3%
Total	$61,495,527	$52,995,670	$8,499,857	16.0%

We generated $61,495,527 in revenues for the year ended March 31, 2018, representing an increase of $8,499,857 or 16.0%, as compared to $52,995,670 for the year ended March 31, 2017. The increase is primarily due to the increase in sales of Lucidum spore powder products, Cordyceps mycelia products, Ejiao solution products, Vitamins and dietary supplements products and other ancillary products, offset by the slight decrease in sale in American ginseng products. The increase of revenue is mainly due to our efforts to implement the strategy to improve market penetration and customer stickiness for the purpose of more market share.

Our sales from Lucidum spore powder products have grown significantly in the year ended March 31, 2018. Lucidum spore powder products is our best-selling product line and the key emphasis of our future development. The revenues generated from selling Lucidum spore powder products for the year ended March 31, 2018 increased $2,691,235, or 23.2%, to $14,292,534 as compared with the prior year. It accounts for 23.3% of our total revenues for the year ended March 31, 2018. The revenues generated from sales of Cordyceps mycelia products for the year ended March 31, 2018 increased by 16.1% from the revenue for the year ended March 31, 2017. Cordyceps mycelia products accounted for 20.8% of the total revenues for the year ended March 31, 2018, and are our second best-selling product line. Revenues generated from the sales of vitamins and dietary supplements products for the year ended March 31, 2018 increased by 18.8% from the revenues for the year ended March 31, 2017. Vitamins and dietary supplements products sales accounted for 13.9% of the total revenues for the year ended March 31, 2018. Vitamins and dietary supplements products are of another type of key products that we plan to further develop besides Lucidum spore powder products. Revenue from other products for year ended March 31, 2018 increased by 27.9% from revenue for the year ended March 31, 2017. Other products accounted for 13.0% of the total revenues for the year ended March 31, 2018.

The following table presents an overview of revenues from our sales models for the years ended March 31, 2018 and 2017:

	For the years ended March 31,
	2018	2017	Variance
Traditional distribution model	$58,509,472	$51,761,086	$6,748,386
Regional distributors	42,431,994	37,212,087	5,219,907
Chain drugstores, malls and supermarkets	16,077,478	14,548,999	1,528,479
Percentage Per Total	95.1%	97.7%	(2.6)%

Experience store model	2,986,055	1,234,584	1,751,471
Percentage Per Total	4.9%	2.3%	2.6%
Total revenue	$61,495,527	$52,995,670	$8,499,857

Revenues generated from each sales model for the year ended March 31, 2018 increased compared to revenue for the year ended March 31, 2017. Revenues generated from experience stores accounted for 4.9% of the total revenue for the year ended March 31, 2018, representing an increase of 2.6% compared with the percentage of total revenue for the year ended March 31, 2017. Revenues generated from traditional distribution model as a percentage of total revenues decreased 2.6%, compared with the percentage for the year ended March 31, 2017. The experience store model launched in 2017 is our innovative sales model and the focus of our future development strategy. As more experience stores have been opened, revenues generated from it will continue to increase in the following years. Currently, our revenues generated from experience stores were primarily generated by Lucidum spore powder products.

Cost of Revenues

	For the years ended March 31,
	2018	2017	Variance
Cost of Revenue
Lucidum spore powder products	$7,274,731	$6,007,836	$1,266,895
Cordyceps mycelia products	5,895,111	4,967,443	927,668
Ejiao solution products	7,698,191	6,846,638	851,553
Vitamins and dietary supplements products	3,549,702	2,893,841	655,861
American ginseng products	3,492,355	3,279,618	212,737
Others	4,233,237	3,183,487	1,049,750
Total	$32,143,327	$27,178,863	$4,964,464

Gross Margin
Lucidum spore powder products	49.1%	48.2%	0.9%
Cordyceps mycelia products	54.0%	55.0%	(1.0)%
Ejiao solution products	33.8%	35.3%	(1.5)%
Vitamins and dietary supplements products	58.5%	59.8%	(1.3)%
American ginseng products	44.0%	48.4%	(4.4)%
Others	46.9%	48.9%	(2.0)%
Total	47.7%	48.7%	(1.0)%

Total cost of revenues was $32,143,327 for the year ended March 31, 2018, representing an increase of $4,964,464 or 18.3%, compared to $27,178,863 for the year ended March 31, 2017. Total cost of revenue as a percentage of revenue increased by 1.0% to 52.3% for the year ended March 31, 2018 compared to 51.3% for the year ended March 31, 2017. The increase of total cost of revenue is primarily due to the increase of total revenue and discounts we gave to our regional distributors and large-scale chain customers to raise our product sales.

The gross margin ratio of our company was 47.7% for the year ended March 31, 2018, representing a slight decrease of 1.0%, compared to 48.7% for the year ended March 31, 2017. The decrease of gross margin ratio is primarily due to the increased discount rates we gave to our regional distributors and large-scale chain customers to enhance the relationships and cooperation with them and boost our product sales. The gross margin ratio of Lucidum spore powder products was 49.1% for the year ended March 31, 2018, representing an increase of 0.9%, compared to 48.2% for the year ended March 31, 2017. The increase is mainly due to the increased sales of Lucidum spore powder products from the experience stores. As we provide more technical guidance and training to the experience stores, unit prices of products for the experience stores are slightly higher than products we sold to the regional distributors and large-scale chain store customers. The gross margin ratio of American ginseng products was 44.0% for the year ended March 31, 2018, representing a decrease of 4.4%, compared to 48.4% for the fiscal year ended March 31, 2017. The higher decrease compared with the gross margin ratio of our company is mainly due to raised price of American ginseng for the year ended March 31, 2018.

Selling and Marketing Expenses

We incurred $5,817,018 in selling and marketing expenses for the year ended March 31, 2018, compared to $5,589,974 for the year ended March 31, 2017. Selling and marketing expenses for the year ended March 31, 2018 increased by $227,044 or 4.1%, compared to the year ended March 31, 2017. This increase was primarily due to increases in shipping costs caused by expansion in our sales and salaries and compensation for the additional sales personnel we hired during the year ended March 31, 2018.

General and Administrative Expenses

We incurred $1,436,579 in general and administrative expenses for the year ended March 31, 2018, representing an increase of $70,283 or 5.1%, compared to $1,366,296 for the year ended March 31, 2017. The increase was primarily due to the increased operating taxes and fees caused by our increased sales.

Research and Development Expenses

We incurred $1,857,818 in research and development expenses for the year ended March 31, 2018, representing an increase of $202,811 or 12.3% compared to $1,655,007 for the year ended March 31, 2017. The increase was primarily due to the hiring of additional R&D staff and the expenses related to the materials and equipment we used to conduct our research for our new products. Our research and development expenses may increase continuously in the future, as we intend to provide high quality products to our consumers through execution of significant investments in research and development activities.

Income from Operations

As a result of the factors described above, our operating income was $20,240,785 for the year ended March 31, 2018, compared to $17,205,530 for the year ended March 31, 2017, representing an increase of $3,035,255, or approximately 17.6%.

Other Income (Expenses)

Our interest income and expenses were $18,711 and $133,284, respectively, for the year ended March 31, 2018, compared to interest income and expenses of $11,623 and $493,725, respectively, for the year ended March 31, 2017. The decrease of interest expense is mainly attributable to the repayment to related party with an amount of $8,591,047 in 2017. We also had other income of $235,421 for the year ended March 31, 2018 compared to other income of $297,437 for the year ended March 31, 2017, which is primarily government grants of compensation for our research and development efforts.

Income Tax

We incurred income tax expense of $2,871,693 for the year ended March 31, 2018, representing an increase of $366,858 or 14.6%, compared to $2,504,835 for the year ended March 31, 2017. The increase is primary attributable to the increase of taxable income for year ended March 31, 2018. Our effective income tax rates for the years ended March 31, 2018 and 2017 were 14.1% and 14.7%, respectively.

Net Income

As a result of the factors described above, our net income for the year ended March 31, 2018 was $17,489,940, representing an increase of $2,973,910 or 20.5%, compared to net income of $14,516,030 for the year ended March 31, 2017.

Foreign Currency Translation

Our consolidated financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiaries is RMB. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the financial statements denominated in RMB into U.S. dollars are included in determining comprehensive income. Our foreign currency translation income for the year ended March 31, 2018 was $3,174,257, representing an increase of $4,089,181, compared to a foreign currency loss of $914,924 for the year ended March 31, 2017. The increase is primarily due to the appreciation of RMB against the U.S. dollars during the year ended March 31, 2018.

Comparison of six months Ended September 30, 2018 versus the six months Ended September 30, 2017

The following table presents an overview of our results of operations for the six months ended September 30, 2018 and 2017:

(All amounts, other than percentages, in U.S. dollars)

	For the six months ended September 30,		Variance
	2018	2017	Amount	Percentage
Revenues	$31,433,204	$28,874,671	$2,558,533	8.9%
Cost of revenues	(15,586,713)	(14,937,829)	(648,884)	4.3%
Gross profit	15,846,491	13,936,842	1,909,649	13.7%

Operating expenses:
Selling and marketing	3,320,375	2,357,948	962,427	40.8%
General and administrative	970,036	675,297	294,739	43.6%
Research and development	1,172,894	884,068	288,826	32.7%
Total operating expenses	5,463,305	3,917,313	1,545,992	39.5%

Operating Income	$10.383,186	$10,019,529	$363,657	3.6%

Other income (expenses):
Interest income	16,251	8,529	7,722	90.5%
Interest expense	(47,107)	(59,455)	12,348	-20.8%
Other income, net	6,490	29,777	(23,287)	-78.2%
Total other income( expenses), net	(24,366)	(21,149)	3,217	15.2%

Income before income taxes	$10,358,820	$9,998,380	$360,440	3.6%
Income tax provision	(1,554,000)	(1,460,843)	(93,157)	6.4%

Net income	$8,804,820	$8,537,537	$267,283	3.1%

Revenues

The following table presents an overview of our sales from our product lines for the six months ended September 30, 2018 and 2017:

	For the six months ended
	September 30,		Variance
	2018	2017	Amount	Percentage
Lucidum spore powder products	$9,257,583	$6,480,382	$2,777,201	42.9%
Percentage Per Total	29.5%	22.4%	7.1%

Cordyceps mycelia products	5,753,333	6,085,925	(332,592)	(5.5)%
Percentage Per Total	18.3%	21.1%	(2.8)%

Ejiao solution products	4,708,850	5,589,531	(880,681)	(15.8)%
Percentage Per Total	15.0%	19.4%	(4.4)%

Vitamins and dietary supplements products	4,376,868	3,779,412	597,456	15.8%
Percentage Per Total	13.9%	13.1%	0.8%

American ginseng products	2,425,689	2,875,444	(449,755)	(15.6)%
Percentage Per Total	7.7%	10.0%	(2.3)%

Others	4,910,881	4,063,977	846,904	20.8%
Percentage Per Total	15.6%	14.0%	1.6%
Total	$31,433,204	$28,874,671	$2,558,533	8.9%

We generated $31,433,204 in revenues for the six months ended September 30, 2018, representing an increase of $2,558,553 or 8.9%, as compared to $28,874,671 for the six months ended September 30, 2017. The increase is primarily due to the increase in sales of Lucidum spore powder products, Vitamins and dietary supplements products and other ancillary products, offset by the decrease in sale in Cordyceps mycelia products, and American ginseng products. The increase of revenue is mainly due to our marketing efforts and just-in-time products to catch up with consumer’s preference for certain categories of products.

Our sales from Lucidum spore powder products have grown significantly in the six months ended September 30, 2018. Lucidum spore powder products is our best-selling product line and the key emphasis of our future development. The revenues generated from selling Lucidum spore powder products for the six months ended September 30, 2018 increased $2,777,201 or 42.9%, to $9,257,583 as compared with the six months ended September 30, 2017. It accounts for 29.5% of our total revenues of the six months ended September 30, 2018, representing an increase of 7.1% as compared to 22.4% for the six months ended September 30, 2017, and an increase of 6.2% as compared to 23.3% for the year ended March 31, 2018. The percentage of revenue from Lucidum spore powder products is expecteds to grow in the foreseeable future.

The revenues generated from sales of Cordyceps mycelia products for the six months ended September 30, 2018 decreased by 5.5% from the revenue for the six months ended September 30, 2017. Cordyceps mycelia products accounted for 18.3% of the total revenues for the six months ended September 30, 2018, and are our second best-selling product line. Revenues generated from the sales of Ejiao solution products for the six months ended September 30, 2018 decreased by 15.8% from the revenues for the six months ended September 30, 2017. The decrease was due to the shortage of supply of donkey-hide, which is the main raw material for our Ejiao solution products. Revenues generated from the sales of Vitamins and dietary supplements products for the six months ended September 30, 2018 increased by 15.8% from the revenues for the six months ended September 30, 2017. The increase mainly came from the increase in sales of two calcium tablet products for elderly people. Vitamins and dietary supplements products sales accounted for 13.9% of the total revenues for the six months ended September 30, 2018. Revenues generated from American ginseng products for six months ended September 30, 2018 decreased by 15.6% from revenue for the six months ended September 30, 2017 due to its less demand from customers. Revenues generated from other products for the six months ended September 30, 2018 increased 20.8% compared with the revenue for the six months ended September 30, 2017. The increase was mainly from the increase in sales of our protein powder products.

Lucidum spore powder product, Cordyceps mycelia products, Ejiao solution products and Vitamins and dietary supplements products are still our major product lines for the six months ended September 30, 2018. As our emphasis concentrate on Lucidum spore powder products, the proportion of revenues from Cordyceps mycelia products, Ejiao solution products,Vitamins and dietary supplements products and American ginseng products in the total revenues slightly decreased for the six months ended September 30, 2018.

The following table presents an overview of revenues from our sales models for the six months ended September 30, 2018 and 2017:

	For the six months ended
	September 30,
	2018	2017	Variance
Traditional distribution model	$22,948,538	$27,822,249	$-4,873,711
Regional distributors	18,395,483	20,215,387	(1,819,904)
Chain drugstores, malls and supermarkets	4,553,055	7,606,862	(3,053,805)
Percentage Per Total	73.0%	96.4%	(23.0)%
Experience store model	8,484,666	1,052,422	7,432,244
Percentage Per Total	27.0%	3.6%	23.3%
Total revenue	$31,433,204	$28,874,671	$2,558,533

Revenues generated from each sales model for the six months ended September 30, 2018 varied compared to revenue for the six months ended September 30, 2017. Revenues generated from experience stores accounted for 27.0% of the total revenue for the six months ended September 30, 2018, representing an increase of 23.3 percentage points compared with the percentage of total revenue for the six months ended September 30, 2017. Revenues generated from traditional distribution model as a percentage of total revenues decreased by 23.0 percentage points, compared with the percentage for the six months ended September 30, 2017. The experience store model launched in 2017 is our innovative sales model and the focus of our future development strategy which has enjoyed a significant growth during this reporting period and we believe more revenue is expected from more experience stores opening in the following years. Currently, our revenues generated from experience stores were primarily generated from Lucidum spore powder products.

Cost of Revenues

	For the six months ended September 30,
	2018	2017	Variance
Cost of Revenue
Lucidum spore powder products	$4,021,511	$3,341,149	$680,362
Cordyceps mycelia products	2,668,878	2,729,866	(60,988)
Ejiao solution products	3,039,406	3,648,592	(609,186)
Vitamins and dietary supplements products	1,740,273	1,560,060	180,213
American ginseng products	1,288,827	1,502,986	(214,159)
Others	2,827,818	2,155,176	672,642
Total	$15,586,713	$14,937,829	$648,884

Gross Margin
Lucidum spore powder products	56.6%	48.4%	8.2%
Cordyceps mycelia products	53.6%	55.1%	(1.5)%
Ejiao solution products	35.5%	34.7%	0.8%
Vitamins and dietary supplements products	60.2%	58.7%	1.5%
American ginseng products	46.9%	47.7%	(0.8)%
Others	42.4%	47.0%	(4.6)%
Total	50.4%	48.3%	2.1%

Total cost of revenues was $15,586,713 for the six months ended September 30, 2018, representing an increase of $648,884 or 4.3%, compared to $14,937,829 for the six months ended September 30, 2017. Total cost of revenue as a percentage of revenue decreased by 2.1 percentage points to 49.6% for the six months ended September 30, 2018 compared to 51.7% for the six months ended September 30, 2017. This decrease of total cost of revenue is primarily due to the increase of margins of Lucidum spore powder products.

The gross margin ratio of our company was 50.4% for the six months ended September 30, 2018, representing an increase of 2.1%, compared to 48.3% for the six months ended September 30, 2017. The increase of gross margin ratio is primarily due to the increased margins of Lucidum spore powder products. The gross margin ratio of Lucidum spore powder products was 56.6% for the six months ended September 30, 2018, representing an increase of 8.2%, compared to 48.4% for the six months ended September 30, 2017. The increase is mainly due to the increased sales of Lucidum spore powder products from the experience stores. As we provide more technical guidance and training to the experience stores, unit prices of products for the experience stores are higher than products we sold to the regional distributors and large-scale chain store customers. The gross margin ratio of Cordyceps mycelia products was 53.6% for the six months ended September 30, 2018, representing a decrease of 1.5%, compared to 55.1% for the fiscal six months ended September 30, 2017. The lower margin in 2018 is mainly due to Cordyceps mycelia products rising raw material prices for the six months ended September 30, 2018.

Selling and Marketing Expenses

We incurred $3,320.375 in selling and marketing expenses for the six months ended September 30, 2018, compared to $2,357,948 for the six months ended September 30, 2017. Selling and marketing expenses for the six months ended September 30, 2018 increased by $962,427 or 40.8%, compared to the six months ended September 30, 2017. This increase was primarily due to increases in commercial and advertising cost to strengthen brands during the six months ended September 30, 2018.

General and Administrative Expenses

We incurred $970.036 in general and administrative expenses for the six months ended September 30, 2018, representing an increase of $294,739 or 43.6%, compared to $675,297 for the six months ended September 30, 2017. The increase was primarily due to the increased expenses for the preparation of listing.

Research and Development Expenses

We incurred $172,894 in research and development expenses for the six months ended September 30, 2018, representing an increase of $288,826 or 32.6% compared to $884,068 for the six months ended September 30, 2017. The increase was primarily due to the conduction of several new products, in particular two new products Liver Enhancement Capsule and Ginkgo Essence Liquid, which we shall apply and promote to the market in the near future.

Income from Operations

As a result of the factors described above, our operating income was $10,383,186 for the six months ended September 30, 2018, compared to $10,019,529 for the six months ended September 30, 2017, representing an increase of $363,657, or approximately 3.6%.

Other Income (Expenses)

Our interest income and expenses were $16,251 and $47,107, respectively, for the six months ended September 30, 2018, compared to interest income and expenses of $8,529 and $59,455, respectively, for the six months ended September 30, 2017. The slight increase of interest income is mainly attributable to deposit savings interest from the company current account.

Income Tax

We incurred income tax expense of $1,554,000 for the six months ended September 30, 2018, representing an increase of $93,157 or 6.4%, compared to $1,460,843 for the six months ended September 30, 2017. Our effective income tax rates for the six months ended September 30, 2018 and 2017 were 15.0% and 14.6%, respectively.

Net Income

As a result of the factors described above, our net income for the six months ended September 30, 2018 was $8,804,820, representing an increase of $267,283 or 3.1%, compared to net income of $8,537,537 for the six months ended September 30, 2017, as a result of growing operating expense despite the increase of revenue.

Foreign Currency Translation

Our consolidated financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiaries is RMB. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the financial statements denominated in RMB into U.S. dollars are included in determining comprehensive income. Our foreign currency translation loss for the six months ended September 30, 2018 was $4,169,157, representing a decrease of $5,238,961, compared to a foreign currency income of $1,069,304 for the six months ended September 30, 2017. This significant loss is primarily due to the depreciation of RMB during the reporting period from April 01, 2018 to September 30, 2018.

Cash Flows Summary

The following table presents an overview of cash flows for the years ended March 31, 2018 and 2017:

	For the years ended March 31,		Variance
	2018	2017	Amount	Percent

Net cash provided by operating activities	$12,933,949	$11,315,307	$1,618,642	14.3%
Net cash used in investing activities	(157,966)	(1,096,748)	938,782	-85.6%
Net cash used in financing activities	(8,781,133)	(8,425,015)	(356,118)	(4.2%)
Effect of exchange rate changes on cash and cash equivalents	620,648	(211,489)	832,137	(393.5%)
Net increase in cash and cash equivalents	$4,615,498	$1,582,055	$3,033,443	191.7%

Operating Activities

Net cash provided by operating activities for the year ended March 31, 2018 was approximately $12.9 million, which was primarily attributable to a net profit of approximately $17.5 million, adjusted for non-cash items of approximately $0.14 million and adjustments for changes in working capital of approximately $4.7 million. Compared to the year ended March 31, 2017, net cash provided by operating activities increased $1.6 million, or approximately 14.3%. The increase in net cash provided by operating activities was primarily attributable to:

●	The increase of net income of $3.0 million for the year ended March 31, 2018 as compared to the year ended March 31, 2017;

●	Inventory decreased by $2.3 million for the year ended March 31, 2018, compared to an increase of $0.2 million for the year ended March 31, 2017. The decrease in inventory was mainly due to our efforts on improvement of the inventory management since 2017;

●	Other receivables decreased by $0.7 million for the year ended March 31, 2018, compared to an increase of $0.1 million for the year ended March 31, 2017;

And offset by the following factors:

●	Accounts receivable increased by $6.6 million for the year ended March 31, 2018, compared to an increase of $4.3 million for the year ended March 31, 2017. The increase in accounts receivable was mainly due to the management’s focus on increasing sales of our products in order to maintain the leading position in the industry, and the increased negotiability of our major customers on payment within credit periods.

●	Accounts payable decreased by $1.2 million for the year ended March 31, 2018, compared to an increase of $1.1 million for the year ended March 31, 2017;

Investing Activities

Net cash used in investing activities were $157,966 and $1,096,748 for the year ended March 31, 2018 and 2017, respectively. They were primarily attributable to the purchase of new equipment for production need during the fiscal year.

Financing Activities

Net cash used in financing activities was approximately $8,781,133 for the year ended March 31, 2018. It was primarily attributable to dividend paid to our shareholders with an amount of $8,330,683 and the repayments to short-term bank borrowings for an amount of $1,514,670, offset by the proceeds from short-term bank borrowings for an amount of $1,423,789 and capital contributions of $221,421 from increase of capital. The reason that the dividend was declared in 2016 and not paid until August 2017 is the Company wanted to maintain sufficient cash flows for its operations and expansion of its business.

Net cash used in financing activities was approximately $8,425,015 for the year ended March 31, 2017. It was primarily attributable to the repayment to related party with an amount of $8,591,047 and short-term bank borrowings for an amount of $1,483,129, offset by the proceeds from short-term bank borrowings for an amount of $1,928,068.

The following table presents an overview of cash flows for the six months ended September 30, 2018 and 2017:

	For the six months ended September 30,			Variance
	2018	2017	Amount	Percent
Net cash provided by operating activities	$5,101,977	$9,519,393	$(4,417,41)	(46.4%)
Net cash used in investing activities	(247,004)	(55,648)	(191,356)	343.8%
Net cash used in financing activities	627,628	(8,684,496)	9,312,124	(107.23%)
Effect of exchange rate changes on cash and cash equivalents	(972,464)	367,865	(1,340,328)	(364.35%)
Net increase in cash and cash equivalents	$4,510,137	$1,147,114	$3,363,023	293.17%

Operating Activities

Net cash provided by operating activities for the six months ended September 30, 2018 was approximately $5.1 million, which was primarily attributable to a net profit of approximately $8.8 million, adjusted for changes in working capital of approximately $3.7 million. Compared to the six months ended September 30, 2017, net cash provided by operating activities decreased $4.4 million, or approximately -46.4%. The decrease in net cash provided by operating activities was primarily attributable to:

●	An increase of account receivable of $0.43 million for the six months ended September 30, 2018, while account receivables dropped by $3.1 million for the period of six months ended September 30, 2017;

●	The decreased account payables by $3.2 million for the six months ended September 30, 2018, compared to an increase of $2.4 million for the six months ended September 30, 2017;

And offset slightly by the following factors:

●	An increased net income by $0.3 million for the six months ended September 30, 2018, compared to a net income of $8.5 million for the six months ended September 30, 2017.

Investing Activities

Net cash used in investing activities were $247,004 and $55,648 for the six months ended September 30, 2018 and 2017, respectively. They were primarily attributable to the purchase of new equipment for production need during the fiscal year.

Financing Activities

Net cash used in financing activities was approximately $627,628 for the six months ended September 30, 2018. In May 2018, the Company received $627,628 (RMB 4,000,000 Yuan) from two investors into Fujian Happiness. Short-term bank borrowings of $1,413,867 is offset by repayment of the same amount for the period.

Net cash used in financing activities was approximately $8,684,496 for the six months ended September 30, 2017. It was primarily attributable to the dividend payment of $8,330,683 and short-term bank repayment for an amount of $1,481,591, offset by the proceeds from short-term bank borrowings for an amount of $1,392,696.

Liquidity and Capital Resources

As of September 30, 2018 and March 31, 2018, we had cash and cash equivalents of $ 13,394,966 and $8,884,829 respectively. We did not have any other short-term investments. As of September 30, 2018 and March 31, 2018, our current assets were approximately $45.6 million and $43.8 million, respectively, and our current liabilities were approximately $4.5 million and $8.8 million, respectively.

As of September 30, 2018 and March 31, 2018, we had accounts receivable of $30.2 million and $32.6 million, respectively. Our customers are distributors, large-scale chain drugstores, malls, supermarkets and end-users. Due to the nature of the customers and the practice of our operating history and the industry, we generally allow credit period of 180 days to our customers. We record no allowance for doubtful accounts as of September 30, 2018 and March 31, 2018. As of September 30, 2018 and March 31, 2018, the balances of the Company’s accounts receivable were all within one year. We believe the balances of accounts receivable are recoverable.

The increase in average accounts receivable turnover days for the six month ended September 30, 2018 is mainly due to the concentration of starting up the experience stores build out and extend our collection period to the store partners as they are newly set up as a beginning of this business. However, the credit periods we give to our clients remain the same and we continually monitoring the recoverability of the uncollected accounts receivables and make sure that the uncollected accounts receivables are within credit periods.

Our average inventory turnover days (calculated in RMB) decreased to 34 days for the year ended March 31, 2018, comparing to 48 days for the year ended March 31, 2017. The decrease in inventory turnover days is mainly due to our efforts on improvement of the inventory management since 2017. Our inventory level increased back to 48 days during reporting period for six months ended September 30, 2018, but is lower comparing to 86 days for reporting period for six months ended September 30, 2017, caused by our preparation for the continuous opening of experience stores. We are aware that high level inventory not only causes increased warehousing costs, product picking time and labor costs, but also has bad influence on our reputation as our clients prefer recently produced products. We made our efforts to maintain low level inventory, and the inventory level is expected to remain stable in fiscal 2019.

In assessing our liquidity, we monitor and analyze our cash on hand, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. For the six months ended September 30, 2018 and for the year ended March 31, 2018, our operating activities generated positive cash flows. We have historically funded our working capital needs from operations, bank loans and advances from shareholders and related parties. We closely watched our working capital requirements relating to many operational elements, such as the numerical volume and value of our sales contracts, the progress of execution on our customer contracts, and the timing of accounts receivable collections.

We believe that our current cash, cash to be generated from our operations and access to help from our related party will be sufficient to meet our working capital needs for at least the next twelve months. However, we do not have any amounts committed to be provided by our related party. We are also not dependent upon this offering to meet our liquidity needs for the next twelve months. However, we plan to expand our business to implement our growth strategies in the nutraceutical market and strengthen our position in the marketplace. To do so, we will need more capital through equity financing to increase our production and meet market demands.

Substantially all of our operations are conducted in China and all of our revenues, expense, cash and cash equivalents are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict its ability to convert RMB into U.S. Dollars. Since all of the cash balance reported by us as of September 30, 2018, is foreign cash (RMB), the amount of foreign cash we have is the total amount of our cash, which is $13,394,966.

We have limited financial obligations dominated in US dollars, thus the foreign currency restrictions and regulations in the PRC on the dividends distribution will not have a material impact on the liquidity, financial condition and results of operations of the Company.

Capital Expenditures

Our capital expenditures consist primarily of expenditures for the construction of facilities, purchase of fixed assets and intangible assets as a result of our business growth. Our capital expenditures amounted to $0.16 million and $1.1 million for the reporting year ended March 31, 2018 and for year ended March 31, 2017, respectively.   For the six months ended September 30, 2018 and 2017, the capital expenditures were $0.25  million and $0.06  million respectively.

Contractual Obligations

There were no contractual obligations and commercial commitments as of September 30, 2018 and March 31, 2018.

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements as of September 30, 2018 and March 31, 2018, or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Related Party Transactions

Due to related party represented unsecured, due on demand and interest-free borrowings between the Company and its Controlling Shareholder, Mr Xuezhu Wang. The Company repaid $62,888 to the Mr. Xuezhu Wang during the year ended March 31, 2018.

The Company imputed interest through additional paid in capital on the interest-free borrowings from Mr. Xuezhu Wang while the balance was outstanding. The Company repaid $62,888 and $8,591,047 to Mr. Xuezhu Wang during the year ended March 31, 2018 and 2017 respectively.

As of September 30, 2018 and 2017, there was no outstanding balance remaining of any related party transactions. And, for six months ended September 30 2018 and 2017, there was no interest incurred during the reporting period.

Future Related Party Transactions

Upon completion of this Offering, the Audit Committee of our Board of Directors (which we will establish and which will consist solely of independent directors) must pre-approve all related party transactions. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

Holding Company Structure

Happiness Biotech is a holding company with no material operations of its own. We conduct our operations through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation. Under PRC law, RMB is currently convertible into U.S. Dollars under a company’s “current account,” which includes dividends, trade and service-related foreign exchange transactions, without prior approval of the State Administration of Foreign Exchange (SAFE), but is not from a company’s “capital account,” which includes foreign direct investments and loans, without the prior approval of the SAFE.

As of September 30, 2018 and March 31, 2018, our PRC subsidiaries had an aggregate retained earnings of RMB 292.1 million Yuan (US$44.1 million) and RMB 233.6 million Yuan (US$35.3 million) respectively under PRC GAAP. With respect to retained earnings accrued after such date, our Board of Directors may declare dividends after taking into account our operations, earnings, financial condition, cash requirements and availability and other factors as it may deem relevant at such time. Any declaration and payment, as well as the amount, of dividends will be subject to our By-Laws, charter and applicable Chinese and U.S. state and federal laws and regulations, including the approval from the shareholders of each subsidiary which intends to declare such dividends, if applicable.

INDUSTRY

Nutraceutical Industry in China

In China, nutraceutical products are a category of food, which uses “Blue Caps” label to indicate approval received from SFDA, caters to specific population and has general health benefits to improve daily wellness. Nutraceutical products are not intended to treat any specific diseases and must not cause any acute, subacute or chronic harm to the human body. Along with the improvement of national income level, the increasing demand for chronic disease management products caused by population aging, the urbanization and changes in living environment, people have paid more attention to daily health and diseases prevention among recent years, which is an important driving force for the development of China’s nutraceutical products market. In 2016, the scale of China’s nutraceutical products market was about RMB 264.4 billion Yuan, representing an increase of 12.0%, compare to the market scale of RMB 236.1 billion Yuan in 2015, according to data from China’s National Bureau of Statistics. With a rapid year-on-year percentage of over 10% each year from 2012 to 2016, China has become the second largest market of nutraceutical products. Together with the U.S., the largest market of nutraceutical products, they have taken up almost half of the market scale around the world.

The nutraceutical industry can be divided into four different segments as showed below, which are vitamins and dietary supplements products, herbal and traditional products, sports nutrition products and weight management products.

Category	Description
Vitamins and dietary supplements products	Vitamins, minerals, animal and plant extracts are used as raw materials to supplement the body’s essential nutrients, to improve the health of the body and to reduce the risk of disease.

Herbal and traditional products	Using herbs or animal extracts as the main raw material to supplement the bodies required.

Sports nutrition products	It mainly supplements the calories burned during exercise, repairs damaged muscle tissue, promotes metabolism, improves physical fitness, and enhances exercise performance.

Weight management products	Help people to achieve a healthy weight, avoid obesity, and maintain weight.

According to “National Food Safety Standards: Nutraceutical” (GB 16740-2014) by National Health Commission of PRC, nutraceutical products can not cause any acute, subacute or chronic harm to the human body. Pursuant to the Administrative Measures for the Registration and Record-filing of Nutraceutical and Dietary Supplements, nutraceutical and dietary supplements shall be subject to registration or record-filing process with SFDA, see details in section “Regulation –Record-Filing Process.” To apply for the registration or record-filing of certain products, nutraceutical manufacturers shall submit materials including (see details in section “Regulation”):

●	Materials on the formula of the products, including the names and dosage of raw materials and auxiliary materials, production processes and quality standards, the bases for use of certain raw materials where necessary, descriptions on the parts used, certificates of inspection conformity, variety appraisal reports;

●	Materials on the production process of the products, covering the diagram and descriptions of the production processes, key process control points and descriptions;

●	Materials on the assessment of the safety and health benefits of the products, covering assessment materials on the safety and health benefits tests of the products and the raw materials, assessment materials on the consumption of the products by human beings, testing reports on the effective ingredients or symbolic ingredients, hygiene, stability, strain identification, strain virulence, etc. of the products, as well as testing reports involving stimulants, ingredients of illegal substances.

The assessments mentioned above shall be performed by third party assessment agencies authorized by SFDA and covers hygienic testing, toxicological testing and functional testing on safety, stability and health benefits of the products. SFDA shall review these materials for registration or record-filing and perform on-site verification of the production process to confirm whether the products meet the requirements of nutraceutical and dietary supplements products. With the requirements of nutraceutical and dietary supplements being met, SFDA will issue the official approvals of the products to the manufacturers.

Our company has 32 kinds of nutraceutical products with “Blue Caps” approved by SFDA under the segments of herbal and traditional products and vitamins and dietary supplements products. All our products are subject to the regulations of food industry.

Comparison of the nutraceutical industry in China and the U.S.

According to data from Euromonitor, structural compositions of the nutraceutical industry in China and the U.S. are slightly different. Vitamins and diet supplements products account for 59.2% and 64.0% of total market scale of the nutraceutical industry in China and the U.S., respectively, and is the largest segment of each market. Herbal and traditional products accounts for 35.6% of total market scale in China, while in the U.S., sports nutrition products segment is noticeably taking up the second place with a high share of 15.0%. The efficacy of traditional Chinese herbs and nutraceutical products made by them are deeply rooted into the culture and history of China, and believed by consumers they have benefits for daily health. Some of our company’s primary products made of Lucidum spore powder, Cordyceps mycelia and Ejiao, which are the most recognized and well-documented herbal or animal extracts in traditional Chinese medicine.

(Source: Euromonitor)

The U.S. nutraceutical industry started growing aggressively at its peak speed in the 70s due to a change of regulatory regime from the U.S. Food and Drug Administration (“USFDA”), which allowed vitamin products to enter market without approvals of USFDA. And later on in 1994, the Dietary Supplements Health and Education Act (“DSHEA”) defined dietary supplements as a category of food, which put them under different regulations than drugs. They are considered safe until proven otherwise. With less regulation, a variety of products entered the market and brought tremendous growth to the industry.

China’s nutraceutical industry, on the other hand, only started to develop in the early 80s with very little regulation during its early stage, which lead to frequent negative controversies and scandals regarding quality control and effectiveness of different products. In 1998, American companies such as Amway entered into China’s nutraceutical products market and the industry saw growth for a second time. In recent years, SFDA has tightened up their regulatory regime on nutraceutical products in general. According to statistics of the SFDA, there are 14,900 approved “Blue Caps” nutraceutical products in China totally, but only 600 of them were approved in recent years.

Long-term potentials and opportunities

Increase in disposable income and health awareness

Widespread economic development in China has not only increased the disposable income of Chinese consumers, it has also lead to an increase in consumer awareness of the risks of dietary imbalances and the potential health benefits of taking nutraceutical products. In the future, with the increased health awareness, nutraceutical products are expected to be included into daily consumption by more consumers, and the permeability can be improved greatly. According to data from China’s National Bureau of Statistics, China’s per capita disposable income (“PCDI”) is RMB 25,974 Yuan in 2017, which is equivalent to PCDI level of the U.S. when its nutraceutical industry began to grow rapidly. With the process of urbanization and increases PCDI level of China in the future, the nutraceutical industry will definitely benefit from the consumption upgrade.

Growing aging population

According to the Chinese National Bureau of Statistics, China has officially become an aging society with an increasing amount of its population over 65. As of 2017, population over 65 was 158.31 million and accounted for 11.39% of the total population. The elderly population have greater demand for nutraceutical products and are more loyal. The incoming peak of aging population in China in the next decade will bring a significant increase in consumers’ demand for nutraceutical products.

(Source: Chinese National Bureau of Statistics)

Average Consumption on Nutraceutical Products is Low

Despite a growing middle class and China becoming the world second largest economic body, China’s average consumption on nutraceutical products is $24.4 per individual in 2016, according to the Euromonitor. Compared with developed countries such as U.S., South Korea, Japan, the nutraceutical products market in China still has enough space to grow in the future.

Policy of “Prevention rather than Treatment” in China

Similar to developed countries, China’s medical and health system have faced the pressure of the shortage of medical insurance funds, and China’s medical reformation is also actively encouraging the transition from treatment to prevention. In August 2016, the National Health Conference proposed to make efforts to cultivate the health industry to become an important pillar industry of the national economy, which is the first time that China’s government has clearly categorized the “Big Health” strategy into a national strategy. In addition, the introduction of the “Plan of Healthy China 2030” showed the government’s emphasis on “Prevention rather than Treatment”, which highlights the value of the nutraceutical industry.

Meanwhile, China introduced the registration system of nutraceutical products in 2016 to classify the product categories. Under the new system, qualified products can be approved in a shortened period of 3 to 6 months for the whole qualification approval process. However, shortened qualification approval process does not mean low quality requirement on nutraceutical products. The new “Nutraceutical products registration and assessment detail rules (2016)” have tightened the requirements of the registration and renewal for “Blue Caps” in the aspect of formulas, research and development. Manufacturers with low research and development capability and quality control will be eliminated shortly.

Prospect of future nutraceutical products market

According to the Euromonitor’s prediction, nutraceutical products market will maintain a rapid growth rate in the following years. Among the four segments of nutraceutical products, herbal and traditional products have maintained a large market share in China’s nutraceutical products market, which is higher than 35%. In the future, with the promotion of the national development strategy plan of traditional Chinese medicine, herbal and traditional products will still occupy an important position in China’s nutraceutical products market. It is expected that the growth rate will be slightly higher than the overall market.

Industry of Herbal and Traditional Health Products

Herbal and traditional health products use herbal or animal extracts as the main raw material to supplement what the body needs. The efficacy of traditional Chinese herbal and animal extracts and nutraceutical products made by them are deeply rooted into the culture and history of China and believed by consumers they have benefits for daily health. With the requirements of nutraceutical and dietary supplements being met and approved SFDA, herbal and animal extracts used as both nourishment food and traditional Chinese medicine can be included into raw materials of nutraceutical products.

Differences between Nutraceutical Industry and Traditional Chinese Medicine Industry in China

According to the Law of the PRC on traditional Chinese Medicine, the traditional Chinese medicine is the umbrella term for the medicine of all ethnic groups in China; it is a medicine system with a long history and unique theoretical and technical methods. Under the current legal system and regulatory regime in China, herbal and animal extracts which are used as both nourishment food and traditional Chinese medicine can be included into raw materials of nutraceutical products and traditional Chinese medicine products, with different dosage of these herbal and animal extracts in formula and different production process of the products. The differences between nutraceutical products and traditional Chinese medicine products are as following,

●	Nutraceutical products only use herbal and animal extracts which are both nourishment food and traditional Chinese medicine with strict dosage and production process, concerning safety standards of the food industry. Nutraceutical products shall pass the hygienic testing, toxicological testing and functional testing on safety and stability to make sure they must not cause any acute, subacute or chronic harm to the human body.

●	Nutraceutical products targets to specific population with general health benefits for daily wellness and are not intended to treat any specific diseases. The health benefits of nutraceutical products, such as efficacy of boosting the immune system, are strictly regulated by SFDA. Nutraceutical products shall be labelled with notice of “this product is not a substitute for drugs” and not propagated with any efficacy not stated in the official approvals of the products.

●	Nutraceutical products are a category of food and subject to laws and regulations pertaining to the food manufacturing industry, while traditional Chinese medicine products area category of pharmaceuticals and subject to various laws and regulations pertaining to the pharmaceutical industry. (see details in section “Regulation”)

Lucidum spore powder products

Lucidum (glossy ganoderma or ganodermalucidum), commonly known as “Ling Zhi” (“灵芝”) in Chinese, is a therapeutic mushroom used in China as daily nourishment food for a long time. Lucidum contains polysaccharides, triterpenes, sterols, nuclein, protein, polypeptide and delspray, among which polysaccharides and triterpenes are the most important nutritious ingredients.

Lucidum spore is the extremely small oval germ cells spread by Lucidum when it’s mature, which contains all of the active substance of Lucidum. As there are two layers of rigid chitinic walls outside of the spore, and the walls are hard to be destructed, the research and use of Lucidum spore was limited. Lately, development of artificial cultivation and exine-detach technology, along with thorough researches on active biotic components, pharmacological activities, and processing methods on Lucidum spore has made Lucidum spore more popular and widely accepted by consumers.

Cultivation and Sales of Lucidum in China

Lucidum is widely cultivated in China, mainly in Fujian, Zhengjiang, Anhui, Yunnan and Jiangsu. Fujian is one of the main provinces to cultivate Lucidum, which contains one third of whole output throughout China. Chart below shows the total volume of Lucidum production around China.

(Source: http://www.chyxx.com/)

Lucidum is mainly traded in eastern area of China with relatively higher income per capita and more awareness of daily health. Elderly people who aim to improve the immunity are the main consumers of Lucidum and Lucidum spore powder products. Consumers tend to buy Lucidum products through well-known franchise drugstores, authorized shops of the manufactures and large-scale chain supermarkets. Lucidum products mainly consist of three kinds of products made of Lucidum, Lucidum spore powder and Lucidum spore oil.

Competition of Lucidum spore powder market

In recent years, along with the thorough understanding by consumers on the therapeutic efficacy of Lucidum spore powder products, the industry of Lucidum spore powder developed rapidly. Lucidum spore powder products are divided into two groups, regular Lucidum spore powder products and exine-detach Lucidum spore powder products. Exine-detach Lucidum spore powder products, which can be absorbed more effectively by the human body, are the leading products in the industry.

According to statistics of SFDA, as of 2016, there were 178 kinds of Lucidum products and 1,148 kinds of Lucidum spore powder products, respectively, with official drug approval or nutraceutical approval in China. There are no national well-known brands among China in Lucidum spore powder industry. Manufactures such as our company, Shouxiangu, Xianzhilou are all regional well-known producers of Lucidum spore powder products. In the future, manufactures who possess brand awareness and core exine-detach technology would be more competitive in the industry.

Lucidum spore powder products are our best-selling product line. We have been producing the product for over 10 years, and continued to improve our formulas. We are one of the leading companies in the industry who possess the exine-detach technology.

Cordyceps mycelia products

Cordyceps is a kind of traditional and rare nourishment Chinese herbs. Modern clinic researches proved that the most active ingredients in Cordyceps are polysaccharides, mannitol, cordycepin adenosine and galactose. Due to its scarcity and difficulty of collection, along with the inability of large-scale artificial cultivation, the price of natural Cordyceps is extremely high. However, with the development of biotechnology, we can use high-tech biological fermentation technology to extract effective mycelia from natural Cordyceps. And after inoculation and cultivation into the large volume medium, the mycelia of the Cordyceps can be fermented massively. Cordyceps mycelia is an effective substitute for natural Cordyceps. According to the analysis and tests, Cordyceps mycelia obtained by fermentation have no difference with natural Cordyceps in function and efficacy, while the cost of production is greatly reduced.

We are permitted by SFDA to produce oral liquid products made of Cordyceps mycelia. We use high quality Cordyceps mycelia as raw materials, together with modern cell breaking technique, the effective substances in the cells are easily to be dissolved out and absorbed by human body. Cordyceps mycelia products are our second best-selling product line, for the years ended March 31, 2018, our sales from Cordyceps mycelia products approximately amounted 20.8% of our gross sales.

BUSINESS

Overview

We are an innovative nutraceutical and dietary supplements producer focused on the research, development, manufacturing, marketing and sales of a variety of products made from Chinese herbal and animal extracts in China. We conduct our business through our wholly-owned subsidiaries, mainly Fujian Happiness. Founded in 2004, Fujian Happiness focuses on providing nutraceutical solutions made from Chinese herbal extracts. We believe enhanced consumer awareness and demand for nutraceutical and dietary supplements, rising health care costs, aging populations, coupled with our effective sales have been the primary reasons for our growth throughout our 14 years of operating history.

We are one of the leading companies in Fujian Province specializing in research, development, manufacturing, and marketing of nutraceutical and dietary supplements authorized by Nutraceutical Association of Fujian Province. Our products are mainly made of Lucidum spore powder, Cordyceps mycelia, Ejiao, other traditional Chinese herbal and animal extracts, vitamins, minerals and amino acids. Our brand, “Happiness”, is a well-known trademark in Fujian Province and well-recognized in the nutraceutical industry in China. Headquartered in Fuzhou, the provincial capital of Fujian Province, and Nanping, our products are sold throughout China.

Corporate Structure

Below is a chart illustrating our current corporate structure:

Incorporated on February 9, 2018, Happiness Biotech Group Limited (“Happiness Biotech”) is a limited liability company formed under the laws of the Cayman Islands. Happiness Biotech is the sole shareholder of Happiness Biology Technology Group Limited, incorporated in Hong Kong on March 5, 2018 (“Happiness Hong Kong”), which is the sole shareholder of Happiness (Nanping) Biotech Co., Limited (“Happiness Nanping”). Happiness Nanping was incorporated on June 1, 2018 under the laws of the People’s Republic of China, as a wholly-owned subsidiary of Happiness Hong Kong and a wholly foreign-owned entity under the PRC laws. Neither Happiness Biotech, Happiness Hong Kong nor Happiness Nanping is currently engaged in any active business other than acting as holding companies.

Our Products and Process

As of the date of this prospectus, we have marketed and sold approximately 32 kinds of nutraceutical and dietary supplements products through over 400 distributors in 27 different provinces and 10 experience stores in China. We categorize our products into six groups: Lucidum spore powder products, Cordyceps mycelia products, Ejiao solution products, vitamins and dietary supplements products, American ginseng products, and others. For the years ended March 31, 2018 and 2017, our sales from Lucidum spore powder products, Cordyceps mycelia products and Ejiao solution products, approximately amounted 63.0% and 62.7% of our gross sales, respectively.  For the six months ended September 30, 2018 and 2017, our revenue generated from Lucidum spore powder products, Cordyceps mycelia products and Ejiao solution products, accounted for approximately 62.8% and 62.9% of our total revenue, respectively.

As in Administrative Measures for Nutraceutical Products promulgated by National Health Commission of PRC, nutraceutical and dietary supplements products are a category of food targeted to specific population with general health benefits for daily wellness. Nutraceutical and dietary supplements products are not intended to treat any specific diseases and must not cause any acute, subacute or chronic harm to the human body. With the requirements of nutraceutical and dietary supplements being met and approved by SFDA under regulations for nutraceutical and dietary supplements, herbal and animal extracts used as both nourishment food and traditional Chinese medicine can be included into raw materials of nutraceutical and dietary supplements products.

We mainly use herbal and animal extracts as raw materials of our Lucidum spore powder products, Cordyceps mycelia products, Ejiao solution products and others. These herbal and animal extracts have been used as both daily nourishment food and traditional Chinese medicine in China for a long time. Approved by SFDA under regulations for nutraceutical and dietary supplements, 32 kinds of our products are nutraceutical and dietary supplements products labeled with “Blue Caps.” All our products are produced in compliance with the regulations of food industry.

The following table summarizes our products by product categories:

	Percent of Gross Sales
Product Category	2018	2017	Description(1)	Representative Products

Lucidum spore powder products	23.3%	21.9%	Targeted nutrition products with main ingredient of Lucidum spore powder; mainly targets to people with physical deficiency and weak immune system, except for children.	Lucidum Spore Powder Capsule

Cordyceps mycelia products	20.8%	20.8%	Targeted nutrition products with main ingredient of Cordyceps mycelia; mainly targets to people with physical deficiency and weak immune system.	Cordyceps Mycelia Oral Liquid

Ejiao solution products	18.9%	20.0%	Targeted nutrition products with main ingredients of donkey-hide geletin, Astragaluspropincuus and Angelica sinensis; mainly targets to people with physical deficiency, weak immune system and nutritional anemia, except for children.	EjiaoAstragalus Oral Liquid

Vitamins and dietary supplements products	13.8%	13.6%	Daily dietary and nutritional supplements containing quality vitamins, minerals and other natural ingredients, to supplement certain vitamins and minerals	Vitamin D & Calcium Tablets, Iron & Zinc Amino Acids Oral Liquid, Calcium Tablets (for elderly, for pregnant and nursing women, for children).

American ginseng products	10.2%	12.0%	Targeted nutrition products with main ingredients of American Ginseng, fructose and honey.	American Ginseng Capsule (Tablets/ Oral Liquid)

Others	13.0%	11.7%	Nutraceutical and functional beverage containing quality herbs and other natural ingredients.	Ginseng Tea, Melatonin Tablets and others.

(1) The main ingredients and targeted group of all our products are stated on their SFDA official approvals.

Our Process

The following chart illustrates our main process from raw material purchase to marketing:

Raw Materials Supply

The raw materials used in making our products include Lucidum spore powder, Cordyceps mycelia, Ejiao, American ginseng, amino acids, and other supplemental materials. Lucidum spore powder from our suppliers are raw materials with exine outside, the process of exine-detach is completed by us using exine-detach technology, which we have applied for patent. We source the raw materials mainly from two channels. We purchase most types of raw materials directly from suppliers at market price. For Lucidum spore powder, on the other hand, in order to guarantee the stability and quality of the raw materials, we provide technical support on the selection of Lucidum strains and cultivation of Lucidum to our selected suppliers and purchase from them at prevailing market price. We plan to establish a post-doctoral workstation with Fujian Agriculture and Forestry University in selecting and breeding Lucidum. Throughout the cultivation process, we close monitor the cultivation of Lucidum to make sure the produce achieve our technical and quality standards. We believe such cooperation supply model has given us competitive edges in consistently getting better quality Lucidum spore powder compared to our competitors.

Manufacturing and Quality Control

Our goal is to provide high-quality products to our consumers. We seek to accomplish this goal through setting up a quality control system, recruiting research and development specialists, conducting product testing and review, and manufacturing all of our products on our own. Further, we use high-quality ingredients from reliable sources, and the entire manufacturing process is strictly supervised pursuant to internal quality control standards. We produce all our products without any outsourcing.

Typically, the purchased raw materials first go through a purifying process, during which such materials are selected, cut, rinsed and dried. Processed raw materials then go through a series of extraction processes that involve mixing with solvents, soaking, stewing, drying and grinding. Ingredients extracted from the raw materials are then processed into various dosage forms such as capsules, tablets, syrups, tinctures and granules. In the past, a significant portion of the manufacturing process was accomplished manually, with limited access to production equipment. Manually-produced products were often inconsistent in their quality and dosage, and they typically took longer to produce. We refined the traditional labor-intensive manufacturing process by adopting modern technology and production equipment to improve the quality of our products and to increase manufacturing yield.

Automatic Capsule Filling Process

We started to use automatic capsule filling equipment to fill capsules with powders, granules or pellets in November 2017. The use of such equipment enhances the productivity of capsule products by ten times. Compared with the semi-automatic capsule filling process we used before, the number of workers needs to be configured reduced from twenty to four under the same production, thus causing reduction of labor costs by approximately 80%.

Automatic Oral Liquid Packing Process

We started to use an automatic washing, filling and sealing machine to package our oral liquid products in January 2017. The packaging machine can increase the productivity of oral liquid products by five times. Compared with the semi-automatic packing process we used before, the number of workers needs to be configured reduced from eleven to four under the same production, thus causing reduction of labor costs by approximately 63%.

In China, each food manufacturer is required to comply with applicable quality control and safety requirements. We have obtained Food Production License from SFDA for full compliance with the safety requirements set forth in Food Safety Law of People’s Republic of China. In addition, we obtained a certificate of Good Manufacturing Practices (“GMP”) of nutraceutical issued by Department of Health of Fujian Province in 2005. Further, in 2017, we were awarded the Work Safety Standardization Certificate from Nanping Municipal Commission of Economy and Informatization.

Currently, we have a total of 24 professionals performing technology-related functions, including product development and quality control.

Marketing

Currently, we have two sales models, namely Traditional Distribution Model and Experience Store Model. The following table summarizes our sales generated from each channel.

	Fiscal Year 2018		Fiscal Year 2017
Sales Model	Gross Sales	Percent	Gross Sales	Percent

Traditional Distribution Model	58,509,472	95.1%	51,761,086	97.7%
Regional distributors	42,431,994	69.0%	37,212,087	70.2%
Chain drugstores, malls and supermarkets	16,077,478	26.1%	14,548,999	27.5%
Experience Store Model	2,986,055	4.9%	1,234,584	2.3%
Total Gross Sales	61,495,527	100.0%	52,995,670	100.0%

Traditional distribution model

The main way we sell our products is through regional distributors and large-scale chain drugstores, malls and supermarkets. In selecting our regional distributors, we consider factors including capital strength, network coverage, marketing ability and etc. We are responsible for the training of distributors and their sales consultants. Our regional distributors focus on expanding sales network, distributing and promoting our products. Regional distributors directly sell our products to customers in retail sales terminals through their sales consultants after receiving training on marketing and basic information of our products. These consultants are not licensed medical professionals and not required to be licensed. At the sales terminals, customers can receive information on the efficacy and usage of our products provided by the sales consultants. Sales terminals are one of the main conduits through which we market our marketing and sales activities.

Our customers also include well-known chain drugstores, malls and supermarkets. Customers who fall under this category tend to have established cross-regional sales networks, strong sales capabilities, well-recognized brands and good reputation among the consumers. We tend to establish direct business partnership with this type of customers. We provide marketing plan, sales support, personnel training and after sales services to them.

The aforementioned two kinds of customers are together referred to as traditional distribution model. Though our efforts for the past 14 years, we have successfully built our traditional distribution channel, as well as established a leading sales system in the industry. As of July 31, 2018, we had over 400 distributors with more than 20,000 sales terminals in 27 different provinces in China, and established close business relationships with them. With our expansive sales network and quality after-sales service, we have effectively promoted our sales and enhanced our brand image.

Experience store model

Traditional sales model face challenges when consumers start to demand high quality individualized health services. In 2017, we started to open experience stores to stimulate our sales. We enter into experience store agreements with participating distributors, who own and operate retail stores in popular tourist sites. Pursuant to such agreements, we provide consulting services to the distributors with respect to store site selection, equipment purchase, store decoration and design. As part of such agreement, we will coach the distributor to design a high-tech exhibition store of approximately 2,000 square meters (approximately 21,500 square feet). Further, we provide professional trainings to sales consultants employed by these exclusive distributors, so that these consultants are able to provide individualized nutrition tips to consumers. We also provide training to the personnel employed by the distributors so that such personnel are able to function as commentators to give in-depth presentation of the origin, tradition and history of our products in the background of the tourist sites.

The key difference between sales terminals operated by traditional distributors and the experience stores are that we provide more support to them and the experience stores are located in tourist sites where the sales consultants gave in-depth presentation of the origin, tradition and history of our products and as a result, the price at such stores are higher than those sold in the sales terminals operated by traditional distributors. The experience stores are presented by the tourists’ sites operators as part of its cultural offerings. The tourists are guided to enjoy a presentation of traditional Chinese herb culture offered by the distributors in the experience store. At the end of the presentation, the tourists are led to the counters and be presented with our products. We estimate about 50% of the tourists visited our experience stores will purchase our products in such stores.

As of October 20, 2018, we had ten exclusive distributors in Xiamen, Mount Wuyi, Mount Huang, Beihai, Chaozhou, Xi’an, Guilin and other tourism sites in China. With customer conversion rate of approximately 50%, we envision experience stores to be the focus of our future sales strategy.

Customers and Suppliers

Customers

Our customers are mostly nutraceutical and dietary supplements producers and distributors, beverage companies, large-scale chain drugstores, malls and supermarkets. Our clients scatter in 27 provinces in China. We consider our customers whose purchases account for more than 10% of overall revenues in any given period to be our major customers of such period. None of our customers generated more than 10% of sales revenues for the fiscal years ended March 31, 2018 and 2017.

Suppliers

We consider our suppliers whose sales to us accounted for more than 10% of our overall purchases in any given period to be our major suppliers of such period. We have one such vendor during fiscal years ended March 31, 2018 and 2017, Guanxian Chunjiang Lucidum Corporation (“Guanxian Chunjiang”), whose sales to us accounted for approximately 14.4% and 14.7% of our overall purchases in 2018 and 2017, respectively. We purchase Lucidum spore powder from Guanxian Chunjiang at the prevailing market price. As one of its main customers, we cooperate with Guanxian Chunjiang in cultivating Lucidum mushrooms. If we were unable to purchase Lucidum spore powder from Guanxian Chunjiang, we are expected to find another supplier of Lucidum spore powder, as there are many Lucidum growers and suppliers in Fujian Province. We purchase other types of raw materials from a variety of suppliers at the market price. We believe these types of raw materials are widely available, and therefore if we were unable to purchase from our primary suppliers, we do not expect we would face difficulties in locating another supplier at substantially the same price. We have stable access to all the raw materials necessary for our production. We believe our relationships with our suppliers are strong. While the prices of such raw materials may vary greatly from time to time, we believe we could hedge such risk by adjusting our price, or absorbing higher costs when necessary.

Research and Development

We rely on our in-house research and development team to upgrade current products and invent new products. We were granted an award of “outstanding R&D companies” by Nanping Intellectual Property Office on October 16, 2017. We currently have 16 employees dedicated to research and development. As of the date of this prospectus, we hold a total of 17 patents and have 6 patent applications under review. We are subject to extensive government regulations. For a detailed discussion on this matter, see section “Regulation”. If a newly developed product is not approved or it is found in violation of these laws and regulations, it could have a materially adverse effect on the prospects of our business operations.

Mr. Xianfu Wang, our Chairman of the Board, and Mr. Zongwei Zhang, our key technician, both have over twenty-five years of experiences in the nutraceutical industry. They lead our research team in the process of applying patents for the Company. Dr. Junsheng Fu joined the company as a consultant in June 2018 to assist our technical manager Yujing Zheng, who has over thirty years of experiences in the food manufacturing industry, to rebuild our Research and Development team. Dr. Fu holds Doctorate degree in Microbiology from Fujian Agriculture and Forestry University, and is currently hired as a Professor at the same University. Dr. Fu has over fifteen years of experiences in related industries. He established our general research and development strategy to use modern technology to improve the production process and continue developing newly advanced products to meet the highest quality standards. We believe that our research and development team holds a leading position in the nutraceutical and dietary supplements industry. We will continue to sharpen our advantages and expect to develop new advanced products in the foreseeable future. A detailed development process of our new products is as following:

●	Startup of a project: feasibility study on the formula, production process and technical requirements of the new product;

●	Lab test of the formula and production process on small scale;

●	Pilot production test of the formula and production process on medium scale;

●	Make further modification on the formula and production process of the new product based on the results of lab test and pilot test to meet current technical requirements and quality standards of nutraceutical and diet supplements;

●	Assessment on safety and general health benefits of the new product: the assessment covers hygienic testing, toxicological testing and functional testing on safety, stability and health benefits of the products. The assessment reports are required and reviewed by SFDA to make sure the product can not cause any acute, subacute or chronic harm to the human body. We mainly rely on third party assessment agencies authorized by SFDA to perform the assessment of the safety, stability and general health benefits of the new products.

●	Submit the materials to SFDA for registration or record-filing process of the new product (for a detailed discussion on the materials needed, see section “Regulation”);

●	Approved by SFDA and get the official approval and “Blue Cap” label of the new product: SFDA shall review the materials for registration or record-filing and perform on-site verification of the production process to confirm whether the products meet the requirements of nutraceutical and dietary supplements products. With the requirements of nutraceutical and dietary supplements being met, SFDA will issue the official approvals of the products to the manufacturers.

Hygienic testing of nutraceutical and dietary supplements products includes various trials on the functional ingredients of the products to assess whether the products meet the hygienic requirements for nutraceutical and dietary supplements products and whether the products contain ingredients harmful to human body, such as Lead, Arsenic and Mercury. Toxicological testing of nutraceutical and dietary supplements products includes experiments on the ingredients to ensure the product must not cause any acute, subacute or chronic harm to the human body. In the condition of the hygienic testing and toxicological testing being qualified, functional testing provide assessments to verify the specified functions of the products. Functional testing includes experiments on animals or human beings (if necessary) for the specific functions of the products. According to the Technical Standards for Testing & Assessment of Health Food promulgated by National Health Commission of PRC, functions of these nutraceutical and dietary supplements products must be covered by the 27 kinds of general health benefits listed in the standard, such as boosting the immune system, improvement of sleep etc.

We plan to further diversify our Lucidum spore powder product line through cooperation with Chinese Academy of traditional Chinese Medicine to attract and retain customers with different preferences. Currently, we have the following three products under development. From 2019 to 2021, we will be targeting mass consumer markets by introducing two oral liquid products, one capsule product and other new products.

Lucidum and Cordyceps Militaris Beverage

Lucidum and Cordyceps Militaris Beverage is made of Lucidum mushrooms and Cordyceps militaris. We expect to begin manufacturing and selling this product in the year of 2019. The feasibility study on formula, production process and lab test, pilot production test of Lucidum and Cordyceps Militaris Beverage have been completed. Currently, we have completed the feasibility study, lab test, pilot production test and modification on the formula and production process of the new product for this new product, and prepare to conduct the testing and verification on this product’s safety and stability.

Lucidum and Astragalus Capsules

Lucidum Astragalus Capsules are made from Lucidum mushrooms, astragalus and tea leaves. We expect to begin manufacturing and selling this product by the second half of 2020. Currently, we have completed the feasibility study and lab test for this new product, and prepare to conduct the pilot production test next.

Lucidum and Ginkgo Oral Liquid

Lucidum Ginkgo Oral Liquid is made from Lucidum mushrooms and Ginkgo leave extracts. We expect to complete the development of this product by the end of 2020 and start manufacturing and selling the product in 2021. Currently, we have completed the feasibility study and lab test for this new product, and prepare to conduct the pilot production test next.

Our Growth Strategy

Increase Brand Awareness to Achieve National Recognition

Although “Happiness” (“幸福来”) is a brand with a solid reputation in Southeastern China, it may not be as well-known in other parts of China. In order to become a national brand, we intend to develop brand recognition through promoting our products and expanding our marketing efforts. Specifically, we plan to promote the efficacy and safety of all of our nutraceutical and dietary supplements products in research and development aspects, and market our products to more retail chains and distributors throughout China.

Enhance Our Distribution Network to Increase Market Penetration and Customer Stickiness

As of the date of this prospectus, our products are sold in 27 provinces in China. We plan to enter the markets in other parts of China, and we have made efforts to further strengthen and expand our distribution network through connecting with more local distributors, chain drugstores, malls and supermarkets, and to open new experience stores in other parts of China.

Recently, our strategic focus in distribution network development is to increase the number of experience stores. Currently, we have a total of 10 experience stores located in Xiamen, Mount Wuyi, Mount Huang, Beihai and Chaozhou Xi’an, Guilin and other tourism sites in China, respectively. We plan to launch more experience stores in main scenery areas in China, such as Mount Yuntai in Henan Province, Mount Putuo in Zhejiang Province, Mount Hua in Shannxi Province and Mount Tai in Shandong Province. Targeted to tourists, these stores are able to attract new customers from all over the country. Experience stores also help enhance customer awareness of daily health management and our brand “Happiness” among China.

Integrate Our Internal Manufacturing Capability to Ensure Quality and Supply

We plan to further integrate and optimize our production facilities, manufacturing procedures and quality control system to make sure our products meet high quality standards, so that our products can gain a competitive edge over other similar products. Our proprietary production know-how and capability to manufacture multiple formulas allow us to provide licensed products to our customers in a timely fashion. We plan to continue to invest in manufacturing and operations to accelerate the pace at which we launch new products to the market. Additionally, we leverage our technology in order to maintain, protect, and enhance existing systems and develop new systems to keep pace with changes in technology, regulatory standards, data security risks, and user preferences.

Further Grow each Existing Line of Our Business

We plan to further grow our existing product lines, particularly Lucidum spore powder products. We ensure the quality of the raw materials for Lucidum spore powder by building strong business relationships with our main suppliers. In the future, we plan to construct our own Lucidum breeding base to obtain more control over the quality of raw materials. We are expected to cooperate with Fujian Agriculture and Forestry University and Chinese Academy of traditional Chinese Medicine to develop the technique of breeding Lucidum in space. Further, we plan to increase the sales and market shares of our vitamins and dietary supplements products by both upgrading our existing products and making new types of products, in the expectation that the dietary supplement market in China is large and growing continuously.

Selectively Pursue Strategic Acquisitions and Alliances

The nutraceutical industry in China comprises of several large-scale manufactures and lots of small-size and medium-size manufactures. As the SFDA recently tightened up its regulations of the industry, those small-size and medium-size manufacturers weak in their research and development capacities are facing a lot of pressure. We are one of the leading nutraceutical product manufacturers in Fujian authorized by Nutraceutical Association of Fujian Province with strong research and development capability, and we believe we are able to benefit from the recent change in regulations. In the future, to expand our existing product lines and explore new product lines, we may purchase from small-size and medium-size manufacturers who are compliant with our quality standards, to increase our production capacity.

Competition and Competitive Advantages

We compete with other top-tier dietary supplement producers in China. Many of our competitors also manufacture and sell products similar to ours. Furthermore, many of these companies entered into the market earlier than us, and thus they are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. Those competitors may be able to respond more quickly to new opportunities, market changes or changes of customer preferences, and may be able to undertake more extensive promotional activities, offer more attractive terms to distributors, and adopt more aggressive pricing policies.

Some of our competitors, including Shouxiangu Pharmaceutical Co., Ltd. and Xianzhilou Biotechnology Co., Ltd., also sell dietary supplement products made of Lucidum spores. Some of our competitors are high-profile and large-scale companies along with some companies that have huge production and storage capacity to influence the market price. Despite that, we believe we are well-positioned to compete in this fast-developing market with our diversified product portfolio, proven research and development and in-licensing capabilities, established sales and marketing network and management experiences.

We believe our principal competitive strengths are as follows:

Recognized Brand Name

“Happiness” is a Well-Known Trademark and well recognized by consumers in Southeastern China. “Happiness” was registered as a Well-Known Trademark in China by State Administration of Industry and Commerce of PRC in 2010 and Famous Brand in Fujian by Fujian Administration of Industry and Commerce in 2016. Our brand is also widely recognized in the nutraceutical industry in China as one of the most famous brands. It is especially recognized in Fujian Province where it was originated and provinces nearby, such as Zhejiang, Jiangsu and Guangdong.

Provider of a Wide Range of Nutraceutical and Dietary Supplements Products

We are a nutraceutical manufacturer producing a wide range of nutraceutical and dietary supplements products. We make products from ingredients such as Lucidum spore powder, Cordyceps mycelia, Ejiao, vitamins and minerals, American ginseng, and others. A broad product portfolio allows us to attract consumers with different preferences and to gain competitive advantages in our products.

Strong Research and Development Capability

We have established a strong research and development team (“R&D Team”) of 16 talented researchers as of the date of this prospectus. Our R&D Team has demonstrated its success of developing new products and technologies that lend us an edge over our major competitors. Our R&D Team has developed several products that were successfully launched with positive consumer feedback, including melatonin tablets, calcium tablets, ginseng tea powders, and supplemental tablets with immune-boosting efficacy. Further, we cooperate with Fujian Agriculture and Forestry University and Academy of Chinese Medical Sciences on product research. We believe that our research and development capabilities, in addition to our partnership with scientific research institutions, allow us to provide steady pipeline of innovative dietary supplement solutions that fulfill our customers’ needs.

Experienced and accomplished leadership team with a proven track record.

We have an experienced management team. For example, Mr. Xianfu Wang, our Chairman of the Board, has over twenty-five years of experiences in the dietary supplement industry. Mr. Zongwei Zhang, our key technician, have over twenty-five years of experience in the nutraceutical industry. We believe that our leadership team is well-positioned to lead us through clinical development, regulatory approval and commercialization of our product candidates. Collectively, our management team has extensive experience in the research and development, manufacturing, and commercialization of nutraceutical and dietary supplement products. Experienced in managing fast-growing enterprises, our entrepreneurial management team takes the initiative to adapt our business strategies to market, industry and therapeutic trends. Our management team has successfully established a steady product pipeline and built an integrated research and development, production, sales and marketing infrastructure. Our success in product development and branding reflects the experiences that our management team has in their areas of expertise and their in-depth knowledge of the regulatory framework in China.

Strong Record of Growth and Profitability

We have been profitable since 2005 and we believe we are well-positioned to benefit from the rapid growth of the Chinese dietary supplement market and to leverage the leading market position of our flagship products in order to continue grow our business. We sold 926,771 and 823,006 units of our products in the fiscal year ended March 31, 2018 and 2017, respectively. For our best-selling product line, Lucidum spore powder products, we sold 51,506 units in the fiscal year ended March 31, 2018, compared to 44,420 units in the fiscal year ended March 31, 2017. Our revenue was $61,495,527 for the year ended March 31, 2018, which represents an increase of $8,499,857, or 16.0%, compared with the revenue of $52,995,670 for the year ended March 31, 2017. Our net income was $17,489,940 for the year ended March 31, 2018, which represents an increase of $2,973,910, or 20.5%, compared with the net income of $14,516,030 for the year ended March 31, 2017.

For the six months ended September 30, 2018, our revenue was $31,433,204, which represents an increase of $2,558,533 or 8.9% compared with the revenue of $28,874,671 for the six months ended September 30, 2017. Our net income was $8,804,820 for the six months ended September 30, 2018, which represents an increase of $267,283, or 3.1%, compared with the net income of $8,537,537 for six months ended September 30, 2017.

Intellectual Property

Production License and Official Approvals

In China, food and nutritious supplement manufacturers are required to comply with the certain quality control, safety requirement and obtain “Food Production License” from SFDA for full compliance with the safety requirements set forth in Food Safety Law of People’s Republic of China. Besides, each nutraceutical product is required to obtain the official approval of manufacturing from SFDA, which is the commonly known as the “Blue Caps”. Currently 32 of our products are approved by SFDA. The approvals of our main products are listed in the below chart.

No.	Product Name	Code	Expiration Date	Owner
1	“Happiness” Lucidum Spore Powder Capsule	No.346(1998)	not applicable	Fujian Happiness
2	“Daguangrong” Cordyceps Mycelia Oral Liquid	No.220(1997)	not applicable	Shunchang Happiness
3	“Happiness” Ejiao Astragalus Oral Liquid	G20040107	not applicable	Fujian Happiness
4	“Happiness” Iron and Zinc Amino Acids Oral Liquid	G20060704	01/12/2019	Fujian Happiness
5	“Happiness” Calcium Tablets (for elderly)	G20150534	06/08/2020	Fujian Happiness
6	“Happiness” Calcium Tablets (for children)	G20150439	05/06/2020	Fujian Happiness
7	“Happiness” Calcium Tablets (for pregnant and nursing women)	G20141295	12/16/2019	Fujian Happiness
8	“Happiness” Vitamin C Tablets	G20140401	03/31/2019	Fujian Happiness
9	“Happiness” Vitamin D and Calcium Tablets	G20050784	06/01/2020	Fujian Happiness
10	“Happiness” American Ginseng Oral Liquid	G20040182	not applicable	Shunchang Happiness
11	“Happiness” American Ginseng Capsule	G20180331	30/03/2023	Fujian Happiness
12	“Happiness” Spirulina Tablets	G20050573	12/29/2018 (under renewal)	Fujian Happiness
13	“Happiness” Sleeping Capsule	No.0198(2002)	not applicable	Fujian Happiness
14	“Happiness” Tablets	G20140404	03/31/2019	Fujian Happiness
15	“Happpiness”Albumen Powder	G20150631	06/30/2020	Fujian Happiness

According to SFDA regulations, “Blue Caps” approvals granted prior to July 1, 2005 do not have any expiration date, “Blue Caps” approvals obtained after July 1, 2005 have a term of 5 years and maybe renewed. Our research and development team monitors the approval status of our products. For all of our products that require approval renewal, we have already submitted to SFDA the renewal applications, which are currently under review. Pending the renewal applications, as long as the renewal requests have been filed with SFDA, we are still permitted to sell these products despite their approvals expired.

No.	Product Name	Code	Expiration Date	Renewal Application Date
4	“Happiness” Iron and Zinc Amino Acids Oral Liquid	G20060704	01/12/2019	07/05/2018
14	“Happiness” Tablets	G20140404	03/31/2019	09/26/2018

The renewal applications for the two products above have been accepted by SFDA and waiting for approval.

No.	Product Name	Code	Expiration Date	Owner
8	“Happiness” Vitamin C Tablets	G20140401	03/31/2019	Fujian Happiness

For the product of “Happiness” Vitamin C Tablets, according to the SFDA regulation issued in 2016, this product now only needs to be put on file and has no need to be registered again. We have planned to file the application for this product to be put in the record system. There was no production of “Happiness” Vitamin C Tablets in the reporting periods, therefore it had no impact on our sales.

Patents

We have obtained 17 patents in China listed below.

No.	Patent Name	Patent Code	Application Date	Category*
1	A special production method of oral liquids	ZL201010582412.2	12/10/2010	Invention patents
2	The production method of ginseng tea with anti-fatigue efficacy	ZL201110239580.6	08/20/2011	Invention patents
3	Supplement tablets with immune-boosting efficacy	ZL201510591933.7	09/17/2015	Invention patents
4	The production method of ginseng tea with immune-boosting efficacy	ZL201510795727.8	11/18/2015	Invention patents
5	A production method of exine-detach Lucidum spore powder capsule	ZL201510589788.9	09/17/2015	Invention patents
6	Automatic stirring device	ZL201120304084.X	08/20/2011	Utility patents
7	Liquid filling and packaging equipment	ZL201120304085.4	08/20/2011	Utility patents
8	A bottle capper	ZL201120304086.9	08/20/2011	Utility patents
9	Oral liquid bottle washer	ZL201120304087.3	08/20/2011	Utility patents
10	Bottle washer	ZL201120304090.5	08/20/2011	Utility patents
11	Extraction equipment of active pharmaceutical ingredient	ZL201120304091.X	08/20/2011	Utility patents
12	Automatic capsule filling machine	ZL201520716070.7	09/16/2015	Utility patents
13	A capsule container making machine	ZL201520716416.3	09/17/2015	Utility patents
14	Capsule container sealing machine	ZL201520716418.2	09/17/2015	Utility patents
15	A tablet manufacturing machine	ZL201520716420.X	09/17/2015	Utility patents
16	A drying machine for solid products	ZL201520716421.4	09/17/2015	Utility patents
17	Tablet coating equipment	ZL201520716424.8	09/17/2015	Utility patents

We have the following patent applications.

No.	Patent Name	Application No.	Application Date	Category
1	Tablets made from maca and Cordyceps militaris and its production method	201510745453.1	11/06/2015	Invention patents
2	The production method of a kind of Cordyceps militaris tea	201510691202.X	10/23/2015	Invention patents
3	The production method of a seasonings made from Cordyceps militaris	201510689805.6	10/23/2015	Invention patents
4	Melatonin capsules	201510590018.6	09/17/2015	Invention patents
5	Calcium tablets (for pregnant and nursing women) and its production method	201510590064.6	09/17/2015	Invention patents
6	Calcium tablets (for children) and its production method	201510590225.1	09/17/2015	Invention patents

Under Chinese patent laws, invention patents are granted for innovative technical solutions or improvements with practical applicability to a product or a procedure. Invention patents expire in 20 years from the date of application. Utility patents are granted for innovative technical solutions or improvement with a lower degree of “inventiveness” than Invention patents, i.e., products with a new shape or structural physical features. Utility Models are also sometimes called “Utility Patents” or “Petty Patents” in other countries. The duration of protection for utility patents in China is 10 years from the date of application.

Our Employees

As of the date of the prospectus, we have a total of approximately 152 full-time and 27 part-time employees. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages.

Description of Property

There is no private land ownership in China. Individuals and entities are permitted to acquire land use rights for specific purposes. We were granted land use rights for our facilities in Nanping. Following is a list of our properties, all of which we own the land use rights to:

No.	Property	Duration of Land Use Rights(1)	Space (m2)	Ground Floor Area (m2)
1	No. 134 Feight Yard Road, Shuangxi, Shunchang	January 30, 2016 - January 29, 2066	12,120	16,038.22
2	No. 11 Dongjiao East Road, Shuangxi, Shunchang	May 12, 2006 - May 11, 2056	17,600	9,520.4(2)

(1)	We have the option to renew these land use rights agreement with the government.
(2)	The certificate of the real estate is under processing.

Our headquarters and manufacturing facility is located at No.11 Dongjiao East Road, Shuangxi, Shunchang, Naping City, Fujian Province, PRC and No.134 Feight Yard Road, Shuangxi, Shuangchang, Nanping City, Fujian Province, PRC. At these locations, we have a variety of heavy equipment required to customize the products and laboratory equipment for research and development. None of our properties are encumbered by debt, and we are not aware of any environmental concerns or limitations on the use of our properties for the purposes we currently use them or intend to use them in the future.

Legal Proceedings

We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business. As of the date hereof, neither we nor any of our subsidiaries is a party to any pending legal proceedings, nor are we aware of any such proceedings threatened against us or our subsidiaries.

REGULATIONS

We operate our business in China under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including SFDA, State Administration of Industry and Commerce of PRC (“SAIC”) and their respective local offices. This section summarizes the principal PRC regulations related to our business.

Regulation on Dietary Supplements

Registration and Approval of Dietary Supplements

Pursuant to the Food Safety Law of PRC, which was amended on April 24 2015 and became effective on October 1 2015, the producers and business operators of dietary supplements shall obtain licensing and shall carry out production and operation in accordance with food safety standards.

On February 26 2016, SFDA promulgated the Administrative Measures for the Registration and Record-filing of Dietary Supplements which became effective on July 1 2016. In accordance with the Administrative Measures for the Registration and Record-filing of Dietary Supplements, dietary supplements that use raw materials other than those included in the catalogue of raw materials for dietary supplements shall be registered with SFDA.

To apply for the registration, the applicant shall submit the following materials:

●	The application form for registration and written legal liability undertaking that the applicant shall be responsible for the truthfulness of the application material;
●	Photocopies of the supporting documents on the registration of the registration applicant;
●	The research and development reports of the dietary supplement, covering the research and development personnel, research and development time, development processes, validation data for tests at and above the level of intermediate pilot experiments, Non-catalogue Raw Materials, demonstration reports and relevant scientific bases for the safety, health benefits and quality controllability of the dietary supplements, product technical requirements determined in a comprehensive manner according to the research and development results;
●	Materials on the formula of the dietary supplement, including the names and dosage of raw materials and auxiliary materials, production processes and quality standards; where necessary, the bases for use of certain raw materials, descriptions on the parts used, certificates of inspection conformity, variety appraisal reports, etc. shall also be provided in accordance with relevant provisions;
●	Materials on the production process of the dietary supplement, covering the diagram and descriptions of the production processes, key process control points and descriptions;
●	Materials on the assessment of the safety and health benefits of the dietary supplement, covering assessment materials on the safety and health benefits tests of Non-catalogue Raw Materials and the dietary supplements, assessment materials on the consumption of the dietary supplement by human beings, testing reports on the effective ingredients or symbolic ingredients, hygiene, stability, strain identification, strain virulence, etc. of the dietary supplement, as well as testing reports involving stimulants, ingredients of illegal substances;
●	The types, names, relevant standards, etc. concerning the packaging materials in direct contact with the dietary supplement;
●	Labels and instruction manual sample texts of the dietary supplement, and search materials proving that the generic names in the name of the dietary supplement are not the same as the names of any registered drug;
●	Samples of the dietary supplement in three minimum sales packages; and
●	Other materials related to the assessment of the registration of the dietary supplement.

The SFDA shall send all application materials to the Assessment Agency within three working days upon acceptance of the application. The Assessment Agency shall organize assessment experts to examine application materials, organize Verification Agency to conduct on-site verification according to actual needs, and organize the inspection agency to carry out review inspection. The Assessment Agency shall put forward the suggestions on approving the registration of the dietary supplement if it is of the opinion that the application materials of the dietary supplement are true, that the said product is scientific and safe, and has the claimed health benefits, that production processes of the said product are reasonable, feasible and controllable in terms of quality, and that the technical requirements and inspection methods of the said product are scientific and rational. After making comprehensive assessment conclusions and suggestions, the Assessment Agency shall submit the same to the SFDA within five working days. The SFDA shall examine the legality, standardization and integrity of assessment procedures and conclusions and suggestions within 20 working days upon acceptance of the comprehensive assessment conclusions and suggestions on the dietary supplement, and make a decision to register or not to register the said product.

In the event the registrant of a dietary supplement transfers relevant technology, the transferee shall submit a new application for registration of the dietary supplement under the guidance of the transferor, and the technical requirements, etc. of the dietary supplement shall remain consistent with the original application materials. In addition to the application materials for registration, the transferee shall also submit the notarized transfer contract. Where pertinent requirements are met, the SFDA will issue a new registration certificate of the dietary supplement to the transferee upon verification, and deregister the dietary supplement registration of the transferor.

Where the registration certificate of a dietary supplement that has already been manufactured for sale needs to be renewed upon expiry, the registrant of the dietary supplement shall apply for renewal six months prior to the expiry. The food and drug administration that receives an application for renewal of the registration of a dietary supplement shall make a decision on whether to approve the renewal application prior to the expiry of the registration certificate of the dietary supplement. The failure of the food and drug administration to make a decision within the prescribed time period shall be deemed as approval of renewal. Where renewal of registration is approved, a new registration certificate of dietary supplement shall be issued, and the original registration certificate of dietary supplement shall be deregistered at the same time.

Record-filing of Dietary Supplements

Pursuant to the Administrative Measures for the Registration and Record-filing of Dietary Supplement, dietary supplements whose raw materials used have been included in the catalogue of raw materials for dietary supplements shall be subject to record-filing.

To apply for the record-filing of a dietary supplement, a record-filing party shall submit the following materials:

●	The record-filing and registration form for the dietary supplements, and written legal liability undertaking that the record-filing party shall be responsible for the truthfulness of the materials submitted;
●	Photocopies of the supporting documents on the registration of the record-filing party;
●	Materials on the formula of the dietary supplement, including the names and dosage of raw materials and auxiliary materials, production processes and quality standards; where necessary, the bases for use of certain raw materials, descriptions on the parts used, certificates of inspection conformity, variety appraisal reports, etc. shall also be provided in accordance with relevant provisions;
●	Materials on the production process of the dietary supplement, covering the diagram and descriptions of the production processes, key process control points and descriptions;
●	Materials on the assessment of the safety and health care functions of the dietary supplement, covering assessment materials on the safety and health benefits tests of Non-catalogue Raw Materials and the dietary supplement, assessment materials on the consumption of the dietary supplements by human beings, testing reports on the effective ingredients or symbolic ingredients, hygiene, stability, strain identification, strain virulence, etc. of the dietary supplements, as well as testing reports involving stimulants, ingredients of illegal substances;
●	The types, names, relevant standards, etc. concerning the packaging materials in direct contact with the dietary supplement;
●	Labels and instruction manual sample texts of the dietary supplement, and search materials proving that the generic names in the name of the dietary supplement are not the same as the names of any registered drug;
●	Materials on the technical requirements of the dietary supplement;
●	An all-item inspection report issued by a duly qualified inspection agency that the dietary supplement meets product technical requirements; and
●	Other materials demonstrating the safety and health benefits of the dietary supplement.

Upon receipt of record-filing materials, SFDA shall process record-filing on the spot if such materials meet relevant requirements; and, where the record-filing materials fail to meet the relevant requirements, the food and drug administration shall inform the record-filing party concerned to make all necessary corrections/submit all necessary supplementary materials at one time.

Under the above laws and regulations, we have obtained Food Production License in 2016 from Nanping Food and Drug Administration, and we also have obtained the registration and record-filing of dietary supplements that we produced.

Safety Standards relating to Dietary Supplements

Pursuant to the Food Safety Law of PRC, which was amended on April 24 2015 and became effective on October 1 2015, the producers and business operators of dietary supplements shall obtain licensing and shall carry out production and operation in accordance with food safety standards. According to ‘National Food Safety Standards: Nutraceutical Food’ (GB 16740-2014) by National Health Commission of PRC (formerly known as National Health and Family Planning Commission of PRC), dietary supplements shall meet the standard in the aspect of raw materials, physical-chemical properties, provisions on the quantitative limits of polluting substances, mycotoxin, and microorganisms, as well as food additives and nutrient supplement. According to the Administrative Measures for the Registration and Record-filing of Dietary Supplements, which became effective on July 1 2016, to apply for the registration of dietary supplements, the applicant shall submit the research and development reports, materials on the formula of the dietary supplement, relevant standards concerning the packaging materials and other materials relating to the registration which are sufficient to prove the dietary supplement meets the standard provided by law and National Food Safety Standards. Under the laws and regulations on nutraceutical and dietary supplements, we have obtained the registration or record-filing of each nutraceutical and dietary supplements product that we produced and all of the products we produced meet the food safety standards.

Packages of Dietary Supplement

In accordance with the Administrative Measures for the Registration and Record-filing of Dietary Supplement, the labels and texts of the instruction manuals of dietary supplement shall cover the name, raw materials and auxiliary materials of the said product, its effective ingredients or symbolic ingredients and the contents thereof, the suitable and unsuitable groups, health care functions, consumption volume and methods, specifications, storage methods and shelf life of the said product, precautions and other relevant contents, as well as relevant formula bases and descriptions, etc. The labels and the main contents of the instruction manuals, of a dietary supplement shall not involve any disease prevention or treatment function, and shall include the statement that “This product is not a substitute for medication”.

Key Differences between Regulations on Dietary Supplements and on traditional Chinese Medicine

According to the Food Safety Law of PRC, the producers and business operators of dietary supplements shall obtain Food Production License. Pursuant to the Administrative Measures for the Registration and Record-filing of Dietary Supplements, dietary supplements that use raw materials other than those included in the catalogue of raw materials for dietary supplements shall be registered with SFDA. Furthermore, dietary supplements whose raw materials used have been included in the catalogue of raw materials for dietary supplements shall be subject to record-filing. Under the laws and regulations on nutraceutical and dietary supplements, we have obtained Food Production License in 2017 from Nanping Food and Drug Administration and the registration or record-filing of each nutraceutical and dietary supplements product that we produced, and there is no need to apply for additional permits from Nanping Food and Drug Administration in order to manufacture or sell our products.

According to the Food Safety Law of PRC, the State encourages enterprises engaging in food production and operation to meet the requirements of good manufacturing practice (“GMP”), and thus the GMP we obtained in 2005 does not need to be renewed.

According to the Law of the PRC on traditional Chinese Medicine, the traditional Chinese medicine is the umbrella term for the medicine of all ethnic groups in China; it is a medicine system with a long history and unique theoretical and technical methods. The State encourages the exchanges, mutual enhancement and coordinated development of the traditional Chinese medicine and Western medicine. In China, nutraceutical industry belongs to food manufacturing industry and is subject to laws and regulations pertaining to the food manufacturing industry, while traditional Chinese medicine products are subject to various PRC laws and regulations pertaining to the pharmaceutical industry.

The Law of the PRC on the Administration of Pharmaceuticals provides the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers the manufacturing, distribution, packaging, pricing and advertising of pharmaceutical products. A pharmaceutical manufacturer, including a traditional Chinese Medicine products manufacturer, must obtain a pharmaceutical manufacturing permit from the SFDA’s relevant provincial branch. This permit is valid for five years and is renewable for an additional five-year period upon its expiration.

In addition, a pharmaceutical manufacturer, including a traditional Chinese Medicine products manufacturer, must meet the Good Manufacturing Practice (“GMP”) standards for each of its production facilities in China for each form of pharmaceutical product it produces. GMP standards include staff qualifications, production premises and facilities, equipment, raw materials, environmental hygiene, production management, quality assurance and customer complaint administration. Furthermore, the staff qualifications set quality standards that the manufacturer should have an adequate number of management and operation personnel with the necessary qualifications. Premises, facilities and equipment must aim to minimize the risk of contamination, cross-contamination and permit effective cleaning operation and maintenance. As a part of quality management system, quality assurance system should be established by manufacturers, and integrated document system is required to ensure system effective operation. A reporting and supervising management system for drug adverse reactions are required by customer complaint administration and a person should be designated responsible for handling the complaints and deciding the measures to be taken; all complaint, investigation information shall be informed to a qualified person. If a manufacturer meets the GMP standards, the SFDA will issue to the manufacturer a GMP certificate with a five-year validity period. The New GMP Standards became effective on March 1, 2011 and pharmaceutical manufacturers (except manufacturers of injectable, blood products or vaccines, which have a three-year grace period) had a five-year grace period to upgrade existing facilities to comply with the new standards.

Regulation on Product Liability

Manufacturers and vendors of defective products in the PRC may incur liability for losses and injuries caused by such products. Under the General Principles of the Civil Laws of the PRC, which became effective on January 1, 1987 and were amended on August 27, 2009, manufacturers or retailers of defective products that cause property damage or physical injury to any person will be subject to civil liability.

In 1993, the General Principles of the PRC Civil Law were supplemented by the Product Quality Law of the PRC (as amended in 2000 and 2009) and the Law of the PRC on the Protection of the Rights and Interests of Consumers (as amended in 2009), which were enacted to protect the legitimate rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. If our products are defective and cause any personal injuries or damage to assets, our customers have the right to claim compensation from us.

Regulation on Foreign Exchange Control

Foreign exchange in China is primarily regulated by:

●	The Foreign Currency Administration Regulations (1996), as amended on January 14, 1997 and August 5, 2008; and

●	The Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Foreign Currency Administration Regulations, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments and trade and service-related foreign exchange transactions. Conversion of Renminbi into foreign currency for capital account items, such as, loans, investment in securities and repatriation of investments, however, remains subject to the registration of the SAFE or its local counterparts as required by law. Under the Administration Rules, foreign-invested enterprises may buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions for settlement of current account transactions after providing valid commercial documents and, in the case of capital account item transactions, only after registration with the SAFE and, as the case may be, other relevant PRC government authorities as required by law. Capital investments directed outside of China by foreign-invested enterprises are also subject to restrictions, which include registration filing with MOFCOM. If the investment is made to the sensitive countries, districts, or industries, it needs to be approved by MOFCOM.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi will be permitted to fluctuate within a band against a basket of certain foreign currencies. We receive a significant portion of our revenue in Renminbi, which is not a freely convertible currency. Under our current structure, our income will be primarily derived from dividend payments from our subsidiaries in China. Even though we may remit the income from China to anywhere we want, the fluctuation of exchange rate may be a disadvantage to us if Renminbi depreciated.

Regulation on Foreign Exchange Registration of Offshore Investment by PRC Residents

The Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, promulgated by SAFE on July 14, 2014 and designed to replace the former circular commonly known as “Notice 75”, requires registration of PRC residents with local branches of SAFE with respect to their direct establishment or indirect control of an offshore entity (referred to in Notice 37 as “special purpose vehicle.”), where such offshore entity are established for the purpose of overseas investment or financing, provided that PRC residents contribute their legally owned assets or equity into such entity.

Notice 37 further requires amendment to the registration where any significant changes with respect to the special purpose vehicle capitalization or structure of the PRC resident itself (such as capital increase, capital reduction, share transfer or exchange, merger or spin off).

Regulation on Dividend Distributions

Our PRC subsidiary, Happiness Nanping is a wholly foreign-owned enterprise under the PRC law. The principal regulations governing the distribution of dividends paid by wholly foreign-owned enterprises include:

●	Corporate Law (1993) as amended in 2005 and 2013;

●	The Wholly Foreign-Owned Enterprise Law (1986), as amended in 2000;

●	The Wholly Foreign-Owned Enterprise Law Implementation Regulations (1990), as amended in 2001; and

●	The Enterprise Income Tax Law (2007) and its Implementation Regulations (2007).

Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, an enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until its cumulative total reserve funds reaches 50% of its registered capital. Our Company’s reserve fund has not yet reached this level. The board of directors of a wholly foreign-owned enterprise has the discretion to allocate a portion of its after-tax profits to its employee welfare and bonus funds. These reserve funds, however, may not be distributed as cash dividends.

On March 16, 2007, the National People’s Congress enacted the Enterprise Income Tax Law, and on December 6, 2007, the State Council issued the Implementation Regulations on the Enterprise Income Tax Law, both of which became effective on January 1, 2008. Under this law and its implementation regulations, dividends payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower withholding tax rate.

M&A Rules and Regulation on Overseas Listings

On August 8, 2006, six PRC regulatory agencies, MOFCOM, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly adopted the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006. The M&A Rules purport, among other things, to require that offshore SPVs that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interests held by such PRC companies or individuals, obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

While the application of the M&A Rules remains unclear, our PRC counsel, Tian Yuan Law Firm, have advised us that, based on their understanding of the current PRC laws and regulations as well as the notice announced on September 21, 2006:

●	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings such as our offering are subject to the CSRC approval procedures under the M&A Rules; and

●	despite the lack of any definitive rule or interpretation from CSRC, the main purpose of the M&A rule is for national security and national industrial policy and so far none of the Chinese companies that have completed their public listing in the U.S. have obtained such approval; and

●	Our business operations in China do not belong to a prohibited industry by foreign investment; and

●	Our M&A to our Chinese subsidiary companies have all obtained properly the approval from local governmental authorizations; and

●	Our PRC WOFE was established as a foreign-invested enterprise by means of direct investment at the time of their respective incorporation and not through a “merger with or acquisition of the equity or assets of any PRC domestic enterprise” as such term is defined under the M&A Rules.

Our PRC counsel also advises us, however, that there is still uncertainty as to how the M&A Rules will be interpreted and implemented. If the CSRC or other PRC regulatory agencies, subsequently determine that CSRC approval was required for this offering, we may need to apply for remedial approval from the CSRC and we may be subject to penalties and administrative sanctions administered by these regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Ordinary Shares. Consequently, even though our PRC counsel believes the probability for the aforementioned actions is small, if you engage in market trading or other activities in anticipation of, and prior to, settlement and delivery, you do so at the risk settlement and delivery may not occur.

In addition, if the CSRC later requires that we obtain its approval for this offering, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding the CSRC approval requirements could have a material adverse effect on the trading price of our Ordinary Shares.

Restriction on Foreign Ownership

The principal regulation governing foreign ownership of businesses in the PRC is Foreign Investment Industries Guidance Catalog (2017), which was amended by the NDRC and the MOFCOM and became effective on July 28, 2017 (the “Catalogue”). The Catalogue classifies the various industries into three categories: encouraged, restricted and prohibited. Our company’s primary products, nutraceutical products, are encouraged industries for foreign investors.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Tentative Provisions on the Foreign Exchange Registration Administration of Foreign-Invested Enterprise; and the Notice on Certain Matters Relating to the Change of Registered Capital of Foreign-Invested Enterprises.

Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by or registration with the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purposes, which debts are subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange.

Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be incurred by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to governmental approval.

Regulations on Trademarks

Trademarks are protected by the PRC Trademark Law adopted in 1982, as subsequently amended, as well as the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and 2013. The Trademark Office under the SAIC handles trademark registrations. Trademarks can be registered for a term of ten years and can be extended for another ten years if requested upon expiration of the first or any renewed ten-year term. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration application has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same type of or similar commodities or services, the application for such trademark registration may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such other party’s use. Trademark license agreements must be filed with the Trademark Office or its regional offices. Meanwhile, we have successfully obtained 38 trademarks.

Regulations on Patents

The PRC Patent Law provides for patentable inventions, utility models and designs, which must meet three conditions: novelty, inventiveness and practical applicability. The State Intellectual Property Office is responsible for examining and approving patent applications. A patent is valid for a term of twenty years in the case of an invention patent and a term of ten years in the case of utility models and designs. We have obtained 17 patents, all of which we have ownership of, including a number of those that were originally under the ownership of certain individuals affiliated with our Company through ownership transfer.

PRC Enterprise Income Tax Law and Individual Income Tax Law

Under the Enterprise Income Tax Law or EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25%. An enterprise established outside of the PRC with its “de facto management bodies” located within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementation rules of the EIT Law define “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

The SAT Circular 82 issued by the SAT in April 2009 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in China. Pursuant to the SAT Circular 82, a PRC-controlled offshore incorporated enterprise has its “de facto management body” in China only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. The SAT Bulletin 45, in effect from September 2011, provides more guidance on the implementation of the SAT Circular 82 and provides for procedures and administration details on determining resident status and administration on post-determination matters. Although the SAT Circular 82 and the SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth there may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

Due to the lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company controlled by individuals. We may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Employment Laws

In accordance with the PRC National Labor Law, which became effective in January 1995, and the PRC Labor Contract Law, which became effective in January 2008, as amended subsequently in 2012, employers must execute written labor contracts with full-time employees in order to establish an employment relationship. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, employers in China are obliged to pay contributions to the social insurance plan and the housing fund plan for employees. We have contributed to the basic and minimum social insurance plan. Due to a high employee turnover rate in our industry, it is difficult for us to comply fully with the law. While we believe we have made adequate provision of such outstanding amounts of contributions to such plans in our financial statements, any failure to make sufficient payments to such plans would be in violation of applicable PRC laws and regulations and, if we are found to be in violation of such laws and regulations, we could be required to make up the contributions for such plans as well as to pay late fees and fines.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees. The following individuals are members of the Board and executive management of the Registrant.

Name	Age	Position(s)
Xianfu Wang	61	Chairman of the Board
Xuezhu Wang	35	Chief Executive Officer, Director
Bian Jiong	51	Chief Financial Officer
Wanghe Zhang	44	Director
Rui Qiang	56	Director
John Levy	63	Director

The following is a brief biography of each of our executive officers and directors:

Executive Officers:

Xianfu Wang

Mr. Xianfu Wang will be appointed as our Chairman of the Board upon closing of this offering. He has been the Chairman of the Board of Fujian Happiness, our Chinese subsidiary since December 2004. As Chairman of the Board of Fujian Happiness, he was responsible for leading the Board and coordinating periodic Board input and review of management’s strategic plan for the Company. Mr. Xianfu Wang graduated from Jianyang Agriculture Engineering University in 1981. We believe that Mr. Xianfu Wang should serve as a member of our board of directors due to the perspective and experience he brings to us due to his broad experiences in the industry.

Xuezhu Wang

Mr. Xuezhu Wang has been our Chief Executive Officer since August 28, 2018, and Executive Director since February 9, 2018. He has been the Chief Executive Officer of Fujian Happiness, our Chinese subsidiary since 2015. As the CEO of Fujian Happiness, he was responsible for procurement and formulating a cost-effective strategy for purchasing goods and services. Mr. Xuezhu Wang studied the courses of Executive MBA in Peking University in 2013 and obtained an MBA degree from University of Wales in 2015. Mr. Xuezhu Wang received his college degree from Minjiang University in 2006.

Jiong Bian

Mr. Jiong Bian has been our Chief Financial Officer since August 26, 2018. From January 2013 to October 2017, Mr. Bian served as the Chief Financial Officer of CWZ China Flowers AG, formerly known as XinRuiKe, responsible for managing the China Flowers’ finances, including financial planning, management of financial risks, record-keeping and financial reporting. From 2008 to 2012, Mr. Bian was a vice president for Viscardi AG. China Division where he was responsible for introducing Frankfurt stock exchange listing incentives and the company’s scope of service to local companies, encouraging Chinese companies to have an IPO on the German equity market. From 2005 to 2007, Mr. Bian served as the Chief Financial Officer for Jiangsu Huadu Tongyi Co. Limited. Mr. Bian obtained a bachelor degree in economics from Shanghai University of Finance and Economics. He is also a CFA Charterholder in the U.S.

Wanhe Zhang

Mr. Wanhe Zhang will be appointed as our director upon closing of this offering. He has served as the General Manager of Fujian share my way Restaurant Development Co., Ltd. where he has been in charge of the overall operation of the company since 2010. Mr. Zhang also served as the Financial Manager at Quanzhou Wenbao Light Industry Co., Ltd. from October 1996 to June 2000. As the Financial Manager, his responsibilities included establishing and maintaining Enterprise Cost Accounting and Control System, warehouse management, and auditing daily cost. Mr. Zhang obtained a Master’s degree in Business Administration from PRIFYSGOL CYMRU University of Wales and his bachelor degree in Investment Economics and Management from Jimei University Institute of Finance.

Rui Qiang

Mr. Rui Qiang will be appointed as our director upon closing of this offering. Mr. Qiang co-founded Fujian Institute of Smart Products Entrepreneurship Innovation and currently serves as its President, a position he has held since January 2016. From September 2002 to November 2016, Mr. Qiang served as the Associate Dean for Fuzhou University School of Economics and Management where he is in charge of MBA education reform and promotion and establishing annual seminars. He also served as a quality control manager for Mindong Motor Group Co., Ltd. where he was responsible for planning, compiling and supervising total quality management system from July 1985 to February 2017. Mr. Qiang obtained his Ph.D of Management from Wuhan University of Technology. He also held a Master of Engineering from Tongji University and a bachelor degree in engineering from Fuzhou University.

John F. Levy

John Levy will be appointed as our director upon closing of this offering. Mr. Levy currently serves as the Chief Executive Officer and principal consultant for Board Advisory (the “Levy Company”), a consulting firm established to assist public companies, or companies aspiring to be public with corporate governance, corporate compliance, ethics, financial reporting and financial strategies. He has held this role since May 2005. Mr. Levy is a recognized corporate governance and financial reporting expert with over 30 years of progressive financial, accounting and business experience; including nine years in public accounting with three national accounting firms and having served as Chief Financial Officer of both public and private companies for over 13 years. Mr. Levy currently serves on the board of directors of three other public companies: Applied Minerals, Inc. OTC: AMNL (since January 2008), a mine owner that extracts, processes, markets halloysite clay and iron oxide for sale to a range of end markets; Washington Prime Group, Inc. NYSE:WPG (since June 2016), a New York Stock Exchange listed retail REIT that owns, develops and manages over 100 shopping centers in the United States, and Takung Art Co. Ltd NYSE AMERICAN: TKAT (since March 2016), an electronic online platform operator for artists, art dealers and art investors to offer and trade in ownership units over valuable artwork. Mr. Levy also served on the board of directors of Applied Energetics, Inc., a company specializing in the development and application of high power lasers, high voltage electronics, advanced optical systems and energy management systems technologies, until January 2016; Gilman Ciocia, Inc., a former financial planning and tax preparation firm, until October 2013; BrightPoint, Inc., a former NASDAQ listed device lifecycle services provider to the wireless industry, until October 2012; and China Commercial Credit, Inc., a financial services firm operating in China, until December 2016. Mr. Levy also served as a board member and program chair for the New Jersey Chapter of the National Association of Corporate Directors (“NACD”) from October 2007 to June 2012. Mr. Levy is a frequent speaker on the roles and responsibilities of board members and audit committee members. He has authored and presented numerous courses on finance, management and governance to state accounting societies including THE 21ST CENTURY DIRECTOR: Ethical and Legal Responsibilities of Board Members. Mr. Levy is a Certified Public Accountant with several years of experience. Mr. Levy is a graduate of the Wharton School of Business at the University of Pennsylvania, and received his MBA from St. Joseph’s University in Philadelphia, Pennsylvania. Mr. Levy has completed the National Association of Corporate Directors’ Board Leadership Fellow program of study.

Family Relationships

Except for our Chairman, Mr. Xianfu Wang is the father of our Chief Executive Officer, Mr. Xuezhu Wang, none of other directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering.

Duties of Directors

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third-party. However, a company’s articles of association may permit a director to vote on a matter in which he or she has a personal interest if he or she has disclosed the nature of his or her interest to the board of directors. Our Articles of Association provide that a director must disclose the nature and extent of any material interests in any contract or arrangement, provided that the required notice has been given and subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of NASDAQ, and unless disqualified by the chairman of the relevant Board meeting, a director may vote in respect of any contract or arrangement in which such director is interested and may be counted in the quorum at such meeting. However, even if a director discloses his interest and is therefore permitted to vote, he must still comply with his duty to act bona fide in the best interest of our company.

A director of a Cayman Islands company also owes to the company a duty to exercise the powers for the purpose for which they were given and the duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7.N of Form 20F promulgated by the SEC, shall require the approval of the Audit Committee.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time and in accordance with the recommendations of the compensation committee of the Board and the Company’s corporate governance documents. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Terms of Directors and Executive Officers

Each of our directors holds office until the next annual general meeting and are eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Committees of the Board of Directors

We intend to establish an audit committee, a compensation committee and a nominating and governance committee prior to consummation of this offering. Each of the committees of the Board shall have the composition and responsibilities described below.

Audit Committee

Wanhe Zhang, Rui Qiang and John Levy will be members of our Audit Committee, where John Levy, shall serve as the chairman. All proposed members of our Audit Committee satisfy the independence standards promulgated by the SEC and by NASDAQ as such standards apply specifically to members of audit committees.

We intend to adopt and approve a charter for the Audit Committee prior to consummation of this offering. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our Annual Report on Form 20-F and Quarterly Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviews and approves in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including Sarbanes-Oxley Act implementation, and makes recommendations to the Board regarding corporate governance issues and policy decisions.

It is determined that John Levy, possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

John Levy, Wanhe Zhang, and Rui Qiang will be members of our Compensation Committee and Rui Qiang shall be the chairman. All members of our Compensation Committee will be qualified as independent under the current definition promulgated by NASDAQ. We intend to adopt a charter for the Compensation Committee prior to consummation of this offering. In accordance with the Compensation Committee’s Charter, the Compensation Committee shall be responsible for overseeing and making recommendations to the Board regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Governance Committee

Wanhe Zhang, John Levy and Rui Qiang will be the members of our Nominating and Governance Committee where Wanhe Zhang shall serve as the chairman. All members of our Nominating and Governance Committee will be qualified as independent under the current definition promulgated by NASDAQ. The Board of Directors intend to adopt and approve a charter for the Nominating and Governance Committee prior to consummation of this offering. In accordance with the Nominating and Governance Committee’s Charter, the Nominating and Corporate Governance Committee shall be responsible to identify and propose new potential director nominees to the Board of Directors for consideration and review our corporate governance policies.

Code of Conduct and Ethics

We intend to adopt a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and NASDAQ rules.

Corporate Governance

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended March 31, 2018 and March 31, 2017 earned by or paid to principal executive officer, our principal financial officer, and our other most highly compensated executive officers (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total ($)
Xuezhu Wang	2018	17,903	1,394	0	0	0	0	0	19,297
CEO of Happiness Biotech Group Limited	2017	17,030	1,311	0	0	0	0	0	18,341

Jiong Bian	2018	0	0	0	0	0	0	0	0
CFO of Happiness Biotech Group Limited	2017	0	0	0	0	0	0	0	0

Agreements with Named Executive Officers

Employment Agreement with Xuezhu Wang

On August 28, 2018, we entered into an employment agreement with our CEO, Xuezhu Wang, which shall become effective immediately upon closing of this offering. Pursuant to such agreement, he shall receive an monthly base salary of $1,500, paid in periodic installments in accordance with the Company’s regular payroll practices, and such compensation is subject to annual review and adjustment by the Board. Mr. Wang is also eligible for bonus, benefits and reasonable expenses reimbursement. Under this employment agreement, Mr. Wang is employed as our CEO for a term of five years, which automatically renews for additional one year terms unless previously terminated on three months written notice by either party. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including (1) a lump sum cash payment equal to 1 months of the Executive’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Mr. Wang.

Mr. Wang may terminate the employment at any time with a one-month prior written notice to the Company, if (1) there is a material reduction in Mr. Wang’s authority, duties and responsibilities, or (2) there is a material reduction in Mr. Wang’s annual salary. Upon the Executive’s termination of the employment due to either of the above reasons, the Company shall provide compensation to the Mr. Wang equivalent to 1 months of his base salary that he is entitled to immediately prior to such termination. In addition, Mr. Wang may resign prior to the expiration of the agreement if such resignation is approved by the Board or an alternative arrangement with respect to the employment is agreed to by the Board.

In the event that we or our successor terminates the employment upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity (the “Change of Control Transaction”), Mr. Wang shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to 1 months of his base salary at a rate equal to the greater of his annual salary in effect immediate1y prior to the termination, or his then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Mr. Wang.

Employment Agreement with Jiong Bian

On August 26, 2018, we entered into an employment agreement with our CFO, Mr. Jiong Bian, which shall become effective immediately upon closing of this offering. Pursuant to such agreement, he shall receive a monthly base salary of $3,000, paid in periodic installments in accordance with the Company’s regular payroll practices, and such compensation is subject to annual review and adjustment by the Board. Mr. Bian is also eligible for bonus, benefits and reasonable expenses reimbursement. Under this employment agreement, Mr. Bian is employed as our CFO for a term of five years, which automatically renews for additional one year terms unless previously terminated on three months written notice by either party. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including (1) a lump sum cash payment equal to 1 months of the Executive’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Mr. Bian.

Mr. Bian may terminate the employment at any time with a one-month prior written notice to the Company, if (1) there is a material reduction in Mr. Bian’s authority, duties and responsibilities, or (2) there is a material reduction in Mr. Bian’s annual salary. Upon the Executive’s termination of the employment due to either of the above reasons, the Company shall provide compensation to the Mr. Bian equivalent to 1 months of his base salary that he is entitled to immediately prior to such termination. In addition, Mr. Bian may resign prior to the expiration of the agreement if such resignation is approved by the Board or an alternative arrangement with respect to the employment is agreed to by the Board.

In the event that we or our successor terminates the employment upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity (the “Change of Control Transaction”), Mr. Bian shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to 1 months of his base salary at a rate equal to the greater of his annual salary in effect immediate1y prior to the termination, or his then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Mr. Bian.

Compensation of Directors

For the fiscal year ended March 31, 2018, we did not compensate our executive directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Ordinary Shares as of the date of the Prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our standing Ordinary Shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

As of the date of this prospectus, our Company issued 23,000,000 Ordinary Shares of $0.0005 par value per share. Upon listing of the Company on NASDAQ, based on the Amended and Restated Memorandum and Articles of Association (hereinafter referred as “Articles”), our authorized share capital will be US$50,000.000 divided into 90,000,000 Ordinary Shares with a par value of US$0.0005 each and 10,000,000 Preferred Shares with a par value of US$0.0005 each. The number and percentage of Ordinary Shares beneficially owned before the offering are based on 23,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each beneficial owner is in the care of our Company at No. 11, Dongjiao East Road, Shuangxi, Shunchang, Nanping City, Fujian, China.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering Assuming Closing of the Offering Amount(1)
	Number	Percent	Number	Percent
Directors and Executive Officers:
Xuezhu Wang, Chief Executive Officer, Director (2)	12,045,100	52.37%	12,045,100	47.61%
Xianfu Wang, Chairman of the Board	-	-	-	-
Bian Jiong, Chief Financial Officer	-	-	-	-
Rui Qiang, Director	-	-	-	-
Wanhe Zhang, Director	-	-	-	-
John Levy, Director	-	-	-	-
All directors and executive officers as a group (6 persons)	12,045,100	52.37%	12,045,100	47.61%

5% Shareholders:
Chunlan Bian(3)	3,728,300	16.21%	3,728,300	14.74%

(1)	This calculation also assumes that the underwriters exercise their option to purchase additional shares in full for the purpose of covering over-allotments. See “Underwriting”.

(2)	Mr. Xuezhu Wang is the 100% owner of Happy Group Inc. that holds 12,045,100 Ordinary Shares.

(3)	Chunlan Bian is the 100% owner of Hong Kong Kazi International Group Co., Ltd. which holds 3,728,300 Ordinary Shares.

As of the date of the Prospectus, we have 15 shareholders of record. None of our outstanding Ordinary Shares are held by record holders in the United States.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The Company had unsecured, due on demand and interest-free borrowings from Mr Xuezhu Wang. The Company repaid $62,888 and $8,591,047 to Mr. Wang during the years ended March 31, 2018 and 2017, respectively. As of March 31, 2018, the Company has repaid all outstanding balance to Mr. Wang.

The Company imputed interest through additional paid in capital on the interest-free borrowings from Mr. Xhuezhu Wang while the balance was outstanding. For the years ended March 31, 2018 and 2017, interest expense recognized from due to the related party amounted to $0 and $345,562, respectively.

Employment Agreements

See “Executive Compensation – Employment Agreement with Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended memorandum and articles of association, which will become effective upon completion of this offering, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Law (2018 Revision) of the Cayman Islands, (“Cayman Companies Law”), on February 9, 2018. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless and until the directors resolve to issue share certificates, no share certificate shall be issued, and the records of the shareholdings of each shareholder shall be in uncertified book entry form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

As of the date of this prospectus, the authorized share capital of the Company is US $50,000 divided into 100,000,000 Ordinary Shares of US $0.0005 par value each. Upon listing of the Company on the NASDAQ the Articles, will provide that our authorized share capital will be US$50,000 divided into 90,000,000 Ordinary Shares with a par value of US$0.0005 each and 10,000,000 Preferred Shares with a par value of US$0.0005 each. Subject to the provisions of the Cayman Companies Law and the provisions, if any, of the Articles, and any directions given by any ordinary resolution and the rights attaching to any class of existing shares, the directors may issue, allot, grant options over or otherwise dispose of shares (including any fractions of Shares) and other securities of our company at such times, to such persons, for such consideration and on such terms as the directors may determine. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares provided that if such operates to vary the rights of holders of Ordinary Shares then the sanction of a special resolution of the affected class is required. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Law. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Listing

We have applied to list the Ordinary Shares on the NASDAQ under the symbol “HAPP”.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is V Stock Transfer.

Dividends

Subject to the provisions of the Cayman Companies Law and any rights for the being attaching to any class or classes of shares, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Subject to the provisions of the Cayman Companies Law and any rights for the being attaching to any class or classes of shares, our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Law regarding the application of a company’s share premium account and the Board may also declare and pay dividends out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest against us.

Voting Rights

Subject to any special rights or restrictions as to voting attached to any shares, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. All votes at meetings of members shall be by way of poll. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Subject to the Law and without prejudice to article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied or modified with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of share capital

Subject to the Cayman Companies Law, our shareholders may, by ordinary resolution:

(a) increase our share capital by such sum to be divided into shares of such amount and with the attached rights, priorities and privileges and restrictions attached to them as that ordinary resolution shall prescribe;

(b) consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c) divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares with any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions;

(d) sub-divide our shares or any of them into shares of an amount smaller than that fixed, and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares;

(e) cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided; and

(f) convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination.

Subject to the Cayman Companies Law and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on shares and forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least fourteen clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. The directors may, at their discretion, waive payment of the interest wholly or in part.

If the requirements of the call notice referenced above remains unpaid after it has become due, the Board may give a further notice in accordance with the articles requiring payment and stating the shares the subject of the notice may be forfeited together with any distributions declared payable in respect of such shares and not actually paid before forfeiture.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit. The proceeds of any sale or disposition of the forfeited share may be received and used by our company as the directors determine.

Our company is under no obligation to refund any moneys to the shareholder whose shares have been forfeited.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to our company all moneys which at the date of forfeiture were payable by him to the company in respect of the shares together with interest.

We have a first and paramount lien on all shares that are not fully paid registered in the name of a shareholder (whether solely or jointly with others). The lien is for all moneys payable, called or payable at a fixed time in respect of that share and for all debts, liabilities or other obligations owed to us by the shareholder or the shareholder’s estate:

(a) either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b) whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from lien provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within fourteen days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Share premium account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Law.

Redemption and purchase of own shares

Subject to the Cayman Companies Law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a) issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its members or directors determine before the issue of those shares;

(b) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase; and

(d) permit the surrender of fully paid shares for no consideration.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Our board of directors may, in its absolute discretion\ and without giving any reason therefor refuse to register any transfer of any share that has not been fully paid up to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or is subject to a company lien. Our board of directors may also decline to register any transfer of any Ordinary Share unless

(a) the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates, if issued and executed by the transferor and the transferee as required by the Articles;

(b) the instrument of transfer is in respect of only one class of Ordinary Shares;

(c) the instrument of transfer is properly stamped, if required;

(d) the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e) any fee related to the transfer has been paid to us; and

(f) the transfer is not to more than four joint holders.

Notwithstanding the aforegoing shares may be evidenced and transferred in accordance with the rules and regulations of the Designated Stock Exchange.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Law to inspect any account or book or document or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Law to call shareholders’ annual general meetings; however, our articles provide that the Company shall hold a general meeting as an annual general meeting in each year other than the year in which the Articles are adopted. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. Upon the written request of shareholders holding 20% or more of the issued share capital of the Company carrying the right to vote in respect of the matter for which the meeting is requisitioned, any one or more of the directors shall forthwith proceed to convene a meeting of shareholders. The written request of shareholders to requisition a meeting must state the objects of the meeting and must be signed by the shareholders requisitioning the meeting. The written request must be lodged at the principal place of business of the Company (with a copy to the registered office) and may be delivered in counterpart. If our board of directors do not within 21 calendar days, proceed to convene a meeting of shareholders within a further 21 days, the requisitionists, or any of them together holding at least half of the total voting rights of all of them may convene the general meeting but any meeting so convened shall not be held after the expiration of three months after the expiration of the second 21 calendar days.

At least ten (10) clear days’ notice of a meeting shall be given to shareholders entitled to attend and vote at such meeting where such meeting is convened by the directors.

Subject to the Cayman Companies Law, a general meeting may be convened on shorter notice, if

(a)	In the case of an annual general meeting, by all the Members entitled to attend and vote thereat; and

(b)	In the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent (95%) in nominal value of the issued shares giving that right.

The presence of one or more shareholders entitled to vote, whether in person or represented by proxy or (if a corporation) by its duly appointed representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting, shall constitute a quorum at a general meeting.

If, within 30 minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as is determined by the directors and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the meeting shall be dissolved.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for fourteen days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided by poll by the affirmative vote of the majority of issued shares held by persons present in person or by proxy at the meeting entitled to vote and each shareholder shall be entitled to one vote in respect of each fully paid share held. A declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.

In the case of an equality of votes, on a poll, the chairman of the meeting at shall be entitled to a second or casting vote in addition to any other votes he may have.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the articles, we are required to have a minimum of five (5) directors.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The remuneration of the directors shall be such remuneration as the directors shall determine and in accordance with the recommendations of the compensation committee of the Board and the Company’s corporate governance documents. The directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of directors or committees of directors, or general meetings of the company, or separate meetings of the holders of any class of shares or debentures of the company, or otherwise in connection with the business of the company, or to receive a fixed allowance in respect thereof as may be determined by the directors, or a combination of such methods. The directors may by resolution approve additional remuneration to any director for any services other than his ordinary routine work as a director. The Board shall determine any payment to any director or past director of the Company by way of compensation for loss of office, or as consideration for in in connection with his retirement from office (not being payment to which the director is contractually entitled).

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting and is eligible for re-election. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a) he is prohibited by the law of the Cayman Islands from acting as a director;

(b) he is made bankrupt or has an order made against him, suspends payment or makes an arrangement or composition with his creditors generally;

(c) he resigns his office by notice to us;

(d) ceases to be a director by virtue of any provision of Statute or the Articles;

(e) becomes of unsound mind or dies; or

(j) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 803A of the Corporate Governance Rules of the NASDAQ. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 803A of the Corporate Governance Rules of the NASDAQ and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Powers and duties of directors

Subject to the provisions of the Cayman Companies Law, our memorandum and articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles. However, to the extent allowed by the Cayman Companies Law, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A general notice may be given at a meeting of the board of directors to the effect that (i) the director is a member/officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice in writing be made with that company or firm; or (ii) he is to be regarded as interested in any contract or arrangement which may after the date of the notice in writing to the board of directors be made with a specified person who is connected with him, will be deemed sufficient declaration of interest. Following the disclosure being made pursuant to our Articles and subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of NASDAQ, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or arrangement in which such director is interested and may be counted in the quorum at such meeting. However, even if a director discloses his interest and is therefore permitted to vote, he must still comply with his duty to act bona fide in the best interest of our company.

Capitalization of profits

The Company may, on recommendation of the Board, may resolve to capitalize:

(a) any part of our profits not required for paying any preferential dividend, if applicable (whether or not those profits are available for distribution); or

(b) any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Law, pass a special resolution voluntarily winding up the company. Upon being appointed, a liquidator may do either or both of the following with the authority of a special resolution:

(a) divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b) vest the whole or any part of the assets in trustees for the benefit of shareholders as the liquidator thinks fit.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Law, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under Cayman Companies Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Law is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Law and the current Companies Act of England. In addition, the Cayman Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Law applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a) the statutory provisions as to the required majority vote have been met;

(b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles require us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Law, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third-party. However, a company’s articles of association may permit a director to vote on a matter in which he or she has a personal interest if he or she has disclosed the nature of his or her interest to the board of directors. Our Articles of Association provide that a director must disclose the nature and extent of any material interests in any contract or arrangement, and he or she may vote in respect of any contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

A director of a Cayman Islands company also owes to the company a duty to exercise the powers for the purpose for which they were given and the duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than five per cent of our paid up voting share capital deposited in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Law, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law the office of director shall be vacated, if the director:

(a)       resigns his office by notice in writing to the company

(c)       becomes bankrupt or has a receiving order made against him or suspends payment or makes an arrangement or composition with his creditors generally;

(c)        is found to be or becomes of unsound mind;

(d)        without special leave of absence from the Board, is absent from meetings of the Board for six consecutive months and the Board resolves that his office be vacated; or;

(e)        is prohibited from the law from being a Director; or

(f)       ceases to be a Director by virtue of any provision of any Statutes or is removed from office pursuant to these Articles.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Law and our articles, our company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Law and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Law, our articles may only be amended by special resolution of our shareholders.

Recent Legislation in the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018 (the “ES Law”) and issued Regulations and Guidance Notes came into force in the Cayman Islands introducing certain economic substance requirements for “relevant entities” which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards.  A “relevant entity” includes an exempted company incorporated in the Cayman Islands; however, it does not include an entity that is tax resident outside the Cayman Islands.  Accordingly, for so long as the Company is a tax resident outside the Cayman Islands, it is not required to satisfy the economic substance test. Although it is presently anticipated that the ES Law will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and while application has been made for the Ordinary Shares to be listed on the NASDAQ, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Ordinary Shares representing approximately            % of our Ordinary Shares in issue. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Agreements

We have agreed that we will not offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Ordinary Shares or any securities that are convertible into or exercisable or exchangeable for our Ordinary Shares, or file any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (other than a registration statement on Form S-8) without the prior written consent of the underwriter for a period ending 180 days after the commencement of sales of the offering, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

Each of our directors, executive officers, and existing beneficial owners of 5% or more of our outstanding Ordinary Shares has agreed, subject to some exceptions, not to offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares, without the prior written consent of the underwriter for a period ending 180 days after the commencement of sales of the offering. After the expiration of the 180-day period, Ordinary Shares held by our directors, executive officers or existing beneficial owners of 5% or more of our outstanding Ordinary Shares may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day restricted period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless, with respect to the restricted period applicable to us, our directors and executive officers and our existing beneficial owners of 5% or more of our outstanding Ordinary Shares, such extension is waived by the underwriter.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SELLING SHAREHOLDER

The following table sets forth certain information with respect to the selling shareholder’s beneficial ownership of our Ordinary Shares as of the date of this prospectus. Although there was no agreement between the Company and the shareholder to register these shares, the Company believes the registration of these shares is beneficial to the Company.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders have sole voting and investment power with respect to all of the Ordinary Shares they beneficially own, subject to applicable community property laws. Based on the information provided to us by the selling shareholder, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

The percentage ownership information shown in the table below assumes that (i) there are 23,000,000 Ordinary Shares outstanding as of the date of this prospectus, and (ii) shares of ordinary shares outstanding immediately after the closing of this offering, assuming the over-allotment is not exercised. The selling shareholder did not have any material relationship with the Company within the past three years, except that China City Investment Limited was a founding shareholder of the Company and provides certain advisory services to the Company.

Name	Ordinary Beneficially Owned Before the Offering	Percentage of Ordinary Shares Beneficially Owned Before Offering	Ordinary Shares Registered in this Offering	Ordinary Shares Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After the Offering (2)
China City Investment Limited (1)	1,127,000	4.9%	400,000	727,000	2.9%

(1)	Jun Tan, who is the sole director and a principal of China City Investment Limited, has the voting and investment control over these shares.

(2)	Assuming 25,000,000 shares issued outstanding immediately after closing of the offering assuming the over-allotment is not exercised.

TAXATION

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non U.S. tax laws, state, local and other tax laws. This section is the opinion of Hunter Taubman Fischer & Li LLC, our U.S. Tax counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, this section is the opinion of Campbells, our Cayman Islands counsel, insofar as it relates to legal conclusions with respect to matters of Cayman Islands Taxation and this section is the opinion of Tian Yuan Law Firm, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of PRC Enterprise Taxation below.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Share and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law and its implementing rules, an enterprise established outside of China with a “de facto management body” within China may be considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Happiness Biotech does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, the determining criteria provided in SAT Notice 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, and thus in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Happiness Biotech and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Happiness Biotech, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that the Company and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as it is possible that future guidance may be issued with respect to the new “resident enterprise” classification, we will continue to monitor our tax status.

See “Risk Factors — Risks Related to Doing Business in China — Under the enterprise Income Tax Law, we may be classified as a “Resident enterprise” of China.”

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. The Cayman Islands is not a party to any double tax treaties that are applicable to any payments made to us or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAXADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAXCONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to mark-to-market;

●	U.S. expatriates;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation; or

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons holding our Ordinary Shares through partnerships or other pass-through entities.

●	persons that actually or constructively own 10% or more of our voting shares (including by reason of owning our Ordinary Shares);

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will be eligible for (a) reduced tax rates of 0% (for individuals in the 10% or 15% tax brackets), (b) higher tax rates of 20% (for individuals in the 39.6% tax bracket) or (c) 15% for all other individuals. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets during our U.S. federal income taxable year ended March 31, 2018, we do not believe we were a PFIC for such taxable year ended March 31, 2018. We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2018 taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating Happiness Nanping as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with Fujian Happiness, and as a result, we are treating Fujian Happiness as our wholly-owned subsidiary for U.S. federal income tax purposes. In particular, because the value of our assets for purposes of the asset test will be determined based on the market price of our Ordinary Shares and because cash is considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the NASDAQ. If the Ordinary Shares are regularly traded on the NASDAQ and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Univest Securities, LLC (“Univest”) is acting as the representative and sole book-running manager, have severally agreed to purchase, and we have agreed to sell to them, the number of shares indicated below:

Name	Number of shares
Univest Securities, LLC
Total

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

We have agreed to pay the underwriters a fee of (i) cash equal to seven percent (7.0%) of the aggregate purchase price of the Ordinary Shares sold in this offering and (ii) warrants to purchase a number of our Ordinary Shares equal to 8% of the shares sold in this offering at a purchase price per share equal to 120% of the public offering price.

We will reimburse the underwriters for their reasonable out-of-pocket expenses in connection with the performance of its services under the underwriter agreement not to exceed $150,000. Of this amount, we advanced Univest $50,000 for out-of-pocket expenses that we anticipated to be incurred. In the event that Company’s proposed IPO is terminated or does not occur, the expense advancement will be refunded to us to the extent not actually incurred. We have also agreed to pay Univest an advisory fee of $50,000 upon closing of the offering if we raise equal to or less than $10,000,000.

The following table shows the public offering price, underwriter discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate the total offering expenses in this offering that will be payable by us, excluding the Underwriter’s discounts and commissions, will be approximately $1.02 million  which include legal, accounting and printing costs, various other fees and reimbursement of the underwriters’ expenses.

Underwriters’ Warrants

We have agreed to issue to the Underwriters warrants, to purchase up to a total of up to 8% of the ordinary shares sold in this offering. The warrants are exercisable at a per share price equal to $     , at any time, and from time to time, in whole or in part, from the date of issuance and will expire five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of Ordinary Shares at a price below the warrant exercise price.

Lock-Up Agreements

We and each of our officers, directors, and existing beneficial owners of 5% or more of our outstanding Ordinary Shares agree not to offer, issue, sell, for the sale of or otherwise dispose of any Ordinary Shares or other securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period 180 days following the effective date of the registration statement without the prior written consent of the Underwriters.

The Underwriters may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriters will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option to purchase shares and/or warrants or purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares. “Naked” short sales are sales in excess of the over-allotment option to purchase shares. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our securities, including the imposition of penalty bids. This means that if the representative of the underwriters purchases securities in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the underwriters based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public share or stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be delivered to potential investors by the underwriters. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the underwriters website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Indemnification

We have agreed to indemnify the underwriter against liabilities relating to the Offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Ordinary Share to the public in that Relevant Member State at any time,

●	a project capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);
●	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and
●	an entity, other than an entity formed for the purpose of purchasing the shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

provided that no such offer of shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan. The underwriter will not offer or sell any of the shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (a) a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, (2) debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (3) where no consideration is or will be given for the transfer; or (4) where the transfer is by operation of law.

South Korea. The Ordinary shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Ordinary Shares have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Ordinary Shares may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Taiwan. The shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the shares in Taiwan.

United Kingdom. An offer of the shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriter in relation to the shares must be complied with in, from or otherwise involving the United Kingdom.

SELLING SHAREHOLDER PLAN OF DISTRIBUTION

Since there is currently no public market established for our securities, the selling shareholder has represented to the Company and Underwriter that it will not offer or sell shares prior to the closing of the primary offering and listing of the Ordinary Shares on NASDAQ. After the primary offering closes, our Ordinary Shares are listed on the Nasdaq Capital Market and there is an established market for these resale shares, the selling  shareholder may sell the resale shares from time to time at the market price prevailing on the Nasdaq Capital Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Ordinary Shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The selling shareholder may also sell shares of our Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of the Ordinary Shares offered by them will be the purchase price of the Ordinary Shares less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved, and in no case will the maximum compensation received by any broker-dealer exceed seven percent (7%).

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling shareholder who are affiliates of broker-dealers, that participate in the sale of the Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling shareholder who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholder and any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling shareholder” for description of any material relationship that a shareholder has with us and the description of such relationship.

To the extent required, our Ordinary Shares to be sold, the names of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority Inc., or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$	2,125
FINRA Filing Fee		3,800
Stock Exchange Market Entry and Listing Fee		5,000
Printing and Engraving Expenses		10,000
Legal Fees and Expenses		412,000
Accounting Fees and Expenses		450,000
Miscellaneous		140,000
Total	US$	1,022,925

LEGAL MATTERS

The validity of the Ordinary Shares and certain other legal matters as to United States Federal and New York State law in connection with this offering will be passed upon for us by Hunter Taubman Fischer & Li LLC (“HTFL”). The underwriters are being represented by Ortoli Rosenstadt LLP with respect to legal matters of United States federal and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Campbells, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The consolidated financial statements as of March 31, 2018 and 2017 and for the years then ended, included in this prospectus have been so included in reliance on the report of Briggs & Veselka Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of Briggs & Veselka Co. are located at 9 Greenway Plaza #1700, Houston, TX 77046

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus, as well as the Ordinary Shares. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2018 and 2017

HAPPINESS BIOTECH GROUP LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Happiness Biotech Group Limited

Cayman Islands

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Happiness Biotech Group Limited (the Company) as of March 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Briggs & Veselka Co.

We have served as the Company’s auditor since 2018.

Houston, Texas

August 31, 2018, except for Note 10 and Note 15 which are dated April 17, 2019

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

	As of March 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$8,884,829	$4,269,331
Accounts receivable	32,564,827	23,410,857
Other receivables	11,132	729,586
Inventories	2,269,182	3,726,099
Prepaid expenses	28,298	82,810
Total current assets	43,758,268	32,218,683
Property, plant and equipment, net	8,790,553	8,519,969
Land use rights, net	847,505	789,087
TOTAL ASSETS	$53,396,326	$41,527,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,398,247	$6,061,616
Other payables and accrued liabilities	623,199	679,383
VAT payable	508,002	364,836
Income tax payable	820,365	793,889
Due to related party	-	397,885
Short-term bank borrowings	1,494,887	1,449,422
Capital lease liability - current portion	-	286,768
Dividend payable	-	7,971,823
Total current liabilities	8,844,700	18,005,622

Capital lease liability	-	209,015
TOTAL LIABILITIES	8,844,700	18,214,637

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0005 par value, 100,000,000 shares authorized, 23,000,000 shares issued and outstanding, respectively	11,500	11,500
Additional paid-in capital	5,075,035	4,500,708
Statutory surplus reserve	2,008,019	2,008,019
Retained earnings	35,269,267	17,779,327
Accumulated other comprehensive income (loss)	2,187,805	(986,452)
Total shareholders’ equity	44,551,626	23,313,102

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$53,396,326	$41,527,739

The accompanying notes are an integral part of these consolidated financial statements.

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	For the years ended March 31,
	2018	2017

Revenues	$61,495,527	$52,995,670
Cost of revenues	(32,143,327)	(27,178,863)
Gross profit	29,352,200	25,816,807

Operating expenses:
Selling and marketing	5,817,018	5,589,974
General and administrative	1,436,579	1,366,296
Research and development	1,857,818	1,655,007
Total operating expenses	9,111,415	8,611,277

Operating Income	20,240,785	17,205,530

Other income (expenses):
Interest income	18,711	11,623
Interest expense	(133,284)	(493,725)
Other income, net	235,421	297,437
Total other income (expenses), net	120,848	(184,665)

Income before income taxes	20,361,633	17,020,865

Income tax provision	(2,871,693)	(2,504,835)

Net income	$17,489,940	$14,516,030

Other comprehensive income (loss):
Foreign currency translation adjustment	3,174,257	(914,924)
Comprehensive income	$20,664,197	$13,601,106

Basic and diluted earnings per ordinary share
Basic and diluted	$0.76	$0.63
Weighted average number of ordinary shares outstanding
Basic and diluted	23,000,000	23,000,000

The accompanying notes are an integral part of these consolidated financial statements.

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2018 and 2017

(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	Ordinary shares	Ordinary shares amount	Additional paid-in capital	Statutory surplus reserve	Retained earnings	Accumulated other comprehensive income (loss)	Total equity

Balance at March 31, 2016	23,000,000	$11,500	$3,721,327	$2,008,019	$3,263,297	$(71,528)	$8,932,615

Net income for the year	-	-	-	-	14,516,030	-	14,516,030
Interest payable forgiven by the related parties	-	-	779,381	-	-	-	779,381
Foreign currency translation adjustment	-	-	-	-	-	(914,924)	(914,924)

Balance at March 31, 2017	23,000,000	11,500	4,500,708	2,008,019	17,779,327	(986,452)	23,313,102

Increase of capital	-	-	221,421	-	-	-	221,421
Net income for the year	-	-	-	-	17,489,940	-	17,489,940
Interest payable forgiven by the related parties	-	-	352,906	-	-	-	352,906
Foreign currency translation adjustment	-	-	-	-	-	3,174,257	3,174,257
Balance at March 31, 2018	23,000,000	$11,500	$5,075,035	$2,008,019	$35,269,267	$2,187,805	$44,551,626

The accompanying notes are an integral part of these consolidated financial statements.

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

	For the years ended March 31,
	2018	2017

Cash Flows from Operating Activities:
Net income	$17,489,940	$14,516,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	119,762	125,921
Amortization	17,411	17,048

Changes in operating assets and liabilities:
Accounts receivable	(6,551,304)	(4,345,004)
Other receivables	751,827	(104,654)
Inventory	2,301,812	(184,402)
Prepaid expenses	59,586	(40,820)
Accounts payable	(1,192,982)	1,125,383
Other payables and accrued liabilities	(116,407)	(133,153)
Income taxes payable	(48,278)	172,353
VAT payable	102,582	166,605
Net cash provided by operating activities	12,933,949	11,315,307

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(157,966)	(1,096,748)
Net cash used in investing activities	(157,966)	(1,096,748)

Cash Flows from Financing activities:
Capital contribution	221,421	-
Repayments on related party payables	(62,888)	(8,591,047)
Proceeds from short-term loans	1,423,789	1,928,068
Repayments on short-term loans	(1,514,670)	(1,483,129)
Repayment and premiums paid under capital lease	(518,102)	(278,907)
Dividends paid	(8,330,683)	-
Net cash used in financing activities	(8,781,133)	(8,425,015)

Effect of exchange rate changes on cash and cash equivalents	620,648	(211,489)

Net increase in cash and cash equivalents	4,615,498	1,582,055
Cash and cash equivalents at the beginning of year	4,269,331	2,687,276
Cash and cash equivalents at the end of year	$8,884,829	$4,269,331

Supplemental disclosures of cash flows information:
Cash paid for income taxes	$2,919,971	$2,332,481
Cash paid for interest expense	$133,284	$148,163

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Happiness Biotech Group Limited (“Happiness Biotech” or “the Company”) is a holding company incorporated on February 9, 2018 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of Happiness Biology Technology Group Limited (Happiness Hong Kong). Happiness Hong Kong is a holding company of all of the equity or ownership of Happiness (Nanping) Biotech Co., Limited (“Happiness Nanping”). Happiness Nanping is a holding company of all of the equity or ownership of Fujian Happiness Biotech Co., Limited (“Fujian Happiness”), a limited liability company established under the laws of the People’s Republic of China (“PRC”) on November 19, 2004. Through Fujian Happiness, the Company is a biotech company that specializes in research, development, production and selling of nutraceutical and dietary supplements made of Lucidum spore powder and others mainly in China.

Reorganization

A Reorganization of the legal structure was completed in August 2018. The Reorganization involved the incorporation of Happiness Biotech Group Limited, a Cayman Islands holding company; Happiness Biology Technology Group Limited, a holding company established in Hong Kong, PRC; Happiness (Nanping) Biotech Co., Limited, a holding company established in Fujian, PRC; and the transfer of 100% ownership of Fujian Happiness from the former shareholders to Happiness Nanping. Happiness Biotech, Happiness Hong Kong and Happiness Nanping are all holding companies and had not commenced operations till August 21, 2018.

Prior to the reorganization, Mr. Wang Xuezhu controls 63.22% ownership of Fujian Happiness through his ownership and his family members’ ownership. On August 21, 2018, Mr. Wang Xuezhu and other shareholders of Fujian Happiness transferred their 100% ownership interests in Fujian Happiness to Happiness Nanping, which is 100% owned by Happiness Hong Kong. After the reorganization, Happiness Biotech owns 100% equity interests of Fujian Happiness. Mr. Wang Xuezhu, who owns 52.37% ownership of Happiness Biotech through an entity Happy Group Inc he owns 100%, is the ultimate controlling shareholder (“the Controlling Shareholder”) of the Company.

Since the Company is effectively controlled by the same Controlling Shareholder before and after the reorganization, it is considered under common control. Therefore the above mentioned transactions were accounted for as a recapitalization. The reorganization has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying financial statements of the Company.

During the reporting periods, the Company has three operating subsidiaries in PRC. Details of the Company and its operating subsidiaries are set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	Registered Capital	% of Ownership	Principal Activities

Fujian Happiness	Incorporated on November 19, 2004	PRC	RMB 25,250,000	100% by Nanping Happiness	Research, development, production and selling of nutraceutical and dietary supplements
Shunchang Happiness Nutraceutical Co., Limited (“Shunchang Happiness”)	Incorporated on May 19, 1998	PRC	RMB 2,000,000	100% by Fujian Happiness	Research, development, production and selling of edible fungi
Shunchang Xinxin Agricultural Technology Co., Limited (“Xinxin Agricultural”)*	Incorporated on January 4, 2015	PRC	RMB 2,000,000	100% by Fujian Happiness	Research and development of agricultural products

* Xinxin Agricultural was dissolved in June 28, 2017.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been consistently applied. The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company balances and transactions have been eliminated upon consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, and provisions necessary for contingent liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company maintains most of the bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management’s assessment of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost of inventories is calculated using the weighted-average method. In addition to cost of raw materials, work in progress and finished goods include direct labor costs and overhead. The Company periodically assesses the recoverability of all inventories to determine whether adjustments are required to record inventories at the lower of cost or market value. Inventories that the Company determines to be obsolete or in excess of forecasted usage are reduced to its estimated realizable value based on assumptions about future demand and market conditions. If actual demand is lower than the forecasted demand, additional inventory write-downs may be required.

There were no write-downs recognized of inventories as of March 31, 2018 and 2017.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Property and Equipment, net

Property and equipment are stated at cost. The straight-line depreciation method is used to compute depreciation over the estimated useful lives of the assets, as follows:

Useful Lives
Buildings	20 years
Machinery	10 years
Furniture, fixture and electronic equipment	3-10 years
Vehicles	4 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterment which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Land use rights

Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. These land use rights are sometimes referred to informally as “ownership.” Land use rights are stated at cost less accumulated amortization. Land use rights are amortized using the straight-line method over the grant period of 50 years.

Impairment of Long-lived Assets

The Company reviews long-lived assets, including definitive-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of March 31, 2018 and 2017.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (FASB) Accounting Standards Codification 820, Fair Value Measurement and Disclosures, requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets and liabilities.

●	Level 2 - Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other receivable, accounts payable, short-term borrowings, accounts payable, income taxes payable and due to related parties to approximate the fair value of the respective assets and liabilities at March 31, 2018 and 2017 based upon the short-term nature of the assets and liabilities.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Revenue Recognition

The Company generates its revenue mainly from sales of nutraceutical and dietary supplements made of Lucidum spore powder and others. The Company’s revenue recognition policies are in compliance with ASC 605, Revenue Recognition. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company does not allow its customers to return products. The Company’s customers can exchange products only if they are damaged in transportation.

Government Grant

Government grants are recognized when received and all the conditions for their receipt have been met. Government grants as compensation for the Company’s research and development efforts. For the years ended March 31, 2018 and 2017, the Company recognized government grants of $243,176 and $302,154, respectively, for the government support of the Company’s research and development activities and patent applications. The government grants were recorded as other income.

Research and Development Costs

Research and development activities are directed toward the development of new products as well as improvements in existing processes. These costs, which primarily include salaries, contract services and supplies, are expensed as incurred.

Shipping and Handling Costs

Shipping and handling costs are expensed when incurred as selling and marketing expense. Shipping and handling costs were $2,296,687 and $2,175,746 for the years ended March 31, 2018 and 2017, respectively.

Advertising Costs

Advertising costs are expensed as incurred in accordance with ASC 720-35, “Other Expenses-Advertising Costs”. Advertising costs were $2,048,026 and $2,125,559 for years ended March 31, 2018 and 2017, respectively.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position at March 31, 2018 and 2017.

To the extent applicable, the Company records interest and penalties as a general and administrative expense. All of the tax returns of the Company and its subsidiaries remain subject to examination by PRC tax authorities for five years from the date of filing.

The Company is subject to Chinese tax laws. We are not subject to U.S. tax laws and local state tax laws. Our income and our related entities must be computed in accordance with Chinese and foreign tax laws, as applicable, and we are subject to Chinese tax laws, all of which may be changed in a manner that could adversely affect the amount of distributions to shareholders. There can be no assurance that Income Tax Laws of China will not be changed in a manner that adversely affects shareholders. In particular, any such change could increase the amount of tax payable by us, reducing the amount available to pay dividends to the holders of our ordinary shares.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Value added tax (“VAT”)

Value-added taxes (“VAT”) collected from customers relating to product sales and remitted to governmental authorities are presented on a net basis. VAT collected from customers is excluded from revenue. The Company’ revenue is subject to a VAT rate of 17%.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Foreign Currency Translation

The Company and its subsidiaries’ principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars. The consolidated statements of income and comprehensive income and cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average rate of exchange, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2018	March 31, 2017

Year-end spot rate	US$1=RMB 6.2881 Yuan	US$1=RMB 6.8993 Yuan
Average rate	US$1=RMB 6.6021 Yuan	US$1=RMB 6.7425 Yuan

Comprehensive income

Comprehensive income includes net income and foreign currency translation adjustments and is reported in the consolidated statements of income and comprehensive income.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Concentration of Risks

Exchange Rate Risks

The Company operates in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the US$ and the RMB. As of March 31, 2018 and 2017, cash and cash equivalents of $8,884,829 (RMB 55,868,691Yuan) and $4,269,331(RMB 29,455,394 Yuan), respectively, is denominated in RMB and is held in PRC.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents and accounts receivable, the balances of which are stated on the consolidated balance sheets which represent the Company’s maximum exposure. The Company places its cash and cash equivalents in good credit quality financial institutions in China. Concentration of credit risks with respect to accounts receivables is linked to the concentration of revenue. To manage credit risk, the Company performs ongoing credit evaluations of customers’ financial condition.

Interest Rate Risks

The Company is subject to interest rate risk. Although bank interest bearing loans are charged at fixed interest rates within the reporting period, the Company is still subject to the risk of adverse changes in the interest rates charged by the banks when these loans are refinanced.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. The new standard supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible that more judgment and estimates may be required within the revenue recognition process than is required under present U.S. GAAP. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation. The new standard also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. The Company adopted this new standard on April 1, 2018 using the modified retrospective method of adoption. The adoption of this standard did not have a material effect on our financial position, results of operations or cash flows, but will result in increased disclosures related to revenue recognition policies and disaggregation of revenues.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which increases lease transparency and comparability among organizations. Under the new standard, lessees will be required to recognize all assets and liabilities arising from leases on the balance sheet, with the exception of leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In March 2018, the FASB approved an alternative transition method to the modified retrospective approach, which eliminates the requirement to restate prior period financial statements and requires the cumulative effect of the retrospective allocation to be recorded as an adjustment to the opening balance of retained earnings at the date of adoption. The Company does not plan to early adopt ASU 2016-02 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flow.

In April 2016, FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments clarify the following two aspects of Topic 606: (a) identifying performance obligations; and (b) the licensing implementation guidance. The amendments do not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Topic 606. Public entities should apply the amendments for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein (i.e., January 1, 2018, for a calendar year entity). Early application for public entities is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company does not plan to early adopt ASU 2016-10 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Recent Accounting Pronouncements - continued

In May 2016, FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedient. The standard (1) allows an entity to recognize revenue in the amount of consideration received when the entity has transferred control of the goods or services, the entity has stopped transferring goods or services (if applicable) and has no obligation under the contract to transfer additional goods or services, and the consideration received from the customer is nonrefundable; (2) Permits an entity, as an accounting policy election, to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price. (3) Specifies that the measurement date for noncash consideration is contract inception and clarifies that the variable consideration guidance applies only to variability resulting from reasons other than the form of the consideration (4) clarifies that a completed contract for the purposes of transition is a contract for which all (or substantially all) of the revenue was recognized under legacy U.S. generally accepted accounting principles before the date of initial application. (5)Permits an entity to apply the modified retrospective transition method either to all contracts or only to contracts that are not completed contracts; (6)Clarifies that an entity that retrospectively applies the guidance in the standard to each prior reporting period is not required to disclose the effect of the accounting change for the periods of adoption. But an entity still is required to disclose the effect of the changes on any prior periods retrospectively adjusted. Public business entities, certain not-for-profit entities and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company does not plan to early adopt ASU 2016-12 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to provide guidance on the presentation and classification of certain cash receipts and cash payments on the statement of cash flows. The guidance specifically addresses cash flow issues with the objective of reducing the diversity in practice. The guidance will be effective for the Company in fiscal year 2018, but early adoption is permitted. The Company does not plan to early adopt ASU 2016-02 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control, to provide guidance on the evaluation of whether a reporting entity is the primary beneficiary of a VIE by amending how a reporting entity, that is a single decision maker of a VIE, treats indirect interests in that entity held through related parties that are under common control. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The Company does not expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows: Restricted Cash”. The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendment is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not plan to early adopt ASU 2016-18or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Recent Accounting Pronouncements - continued

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company does not plan to early adopt ASU 2017-01or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In February 2017, the FASB issued ASU No. 2017-05 (“ASU 2017-05”) to provide guidance for recognizing gains and losses from the transfer of nonfinancial assets and in-substance nonfinancial assets in contracts with non-customers, unless other specific guidance applies. The standard requires a company to derecognize nonfinancial assets once it transfers control of a distinct nonfinancial asset or distinct in substance nonfinancial asset. Additionally, when a company transfers its controlling interest in a nonfinancial asset, but retains a non-controlling ownership interest, the company is required to measure any noncontrolling interest it receives or retains at fair value. The guidance requires companies to recognize a full gain or loss on the transaction. ASU 2017-05 is effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period. The effective date of this guidance coincides with revenue recognition guidance. The Company does not plan to early adopt ASU 2017-05or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In May 2017, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2017-09 (“ASU 2017-09”) to provide guidance to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the changes in terms or conditions. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted and application is prospective. The Company does not plan to early adopt ASU 2017-09or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of March 31, 2018 and 2017:

	As of March 31,
	2018	2017
Accounts receivable, gross	$32,564,827	$23,410,857
Less: allowance for doubtful accounts	-	-
Accounts receivable	$32,564,827	$23,410,857

The Company recorded no allowance for doubtful accounts as of March 31, 2018 and 2017. The Company gives its customers credit period of 180 days and continually assesses the recoverability of uncollected accounts receivable. As of March 31, 2018 and 2017, the balances of the Company’s accounts receivable are all due within 1 year. The Company believes the balances of its accounts receivable are fully recoverable as of March 31, 2018 and 2017.

NOTE 4 – INVENTORIES

Inventories as of March 31, 2018 and 2017 consisted of the following:

	As of March 31,
	2018	2017
Raw materials	$1,942,366	$2,970,325
Work in process	73,642	121,166
Finished goods	253,174	634,608
Total	$2,269,182	$3,726,099

No lower of cost or net realizable value adjustment was recorded as of March 31, 2018 and 2017, respectively.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following as of March 31, 2018 and 2017:

	As of March 31,
	2018	2017
Buildings	$9,481,048	$8,641,134
Machinery	2,471,925	2,099,023
Furniture, fixture and electronic equipment	179,173	163,301
Vehicles	73,202	65,850
Total property plant and equipment, at cost	12,205,348	10,969,308
Less: accumulated depreciation	(3,414,795)	(2,449,339)
Property, plant and equipment, net	$8,790,553	$8,519,969

As of March 31, 2018 and 2017, the Company pledged its building with a carrying value of approximately $3.3 million and $3.3 million, respectively, as the collateral for short-term bank loans (see Note 7).

As of March 31, 2018 and 2017, net carrying values of the equipment purchased under capital lease agreement in Machinery were $711,219 and $718,724, respectively. The capital lease was fully repaid by the Company on February 12, 2018 (see Note 8).

Depreciation expense was $119,762 and $125,921 for the years ended March 31, 2018 and 2017, respectively. Capitalized depreciation in inventory was $569,238 and $354,264 for the years ended March 31, 2018 and 2017, respectively.

NOTE 6 – LAND USE RIGHTS

	As of March 31,
	2018	2017
Land use rights, cost	$914,011	$833,040
Less: accumulated amortization	(66,506)	(43,953)
Land use rights, net	$847,505	$789,087

As of March 31, 2018 and 2017, the Company pledged its land use right on 12,120 square meters land with a carrying value of $105,066 and $98,273, respectively, as the collateral for a short-term bank loans (see Note 7).

Amortization expense was $17,411 and $17,048 for the years ended March 31, 2018 and 2017, respectively.

Estimated future amortization expense is as follows as of March 31, 2018:

Years ending March 31,	Amortization expense

2019	$17,411
2020	17,411
2021	17,411
2022	17,411
2023	17,411
Thereafter	760,450
$847,505

NOTE 7 – SHORT-TERM BANK BORROWINGS

Short-term bank borrowings consisted of the following at March 31, 2018 and 2017:

	As of March 31,
	2018	2017
Industrial Bank Co., Ltd	$1,113,214	$1,449,422
Postal Saving Bank of China	381,673	-
Total	$1,494,887	$1,449,422

On May 8, 2017, the Company entered into a bank loan agreement with Industrial Bank Co., Ltd to borrow $1,113,214 (RMB 7 million Yuan) as working capital for one year with due date on May 7, 2018. The loan bears a fixed interest rate of 1 year Loan Prime Rate (“LPR”) +2.2% per annum on the date of drawing. The loan was fully repaid upon maturity. The loan agreement was personally guaranteed by Mr. Wang Xuezhu, Mr. Wang Xianfu and Mrs. Lin Yanying. The Company also pledged its building and land use right as collaterals.

On May 23, 2017, the Company entered into a loan facility framework agreement with Postal Saving Bank of China. The agreement allows the Company to access a total borrowing of approximately $380,000 (RMB 2.4 million Yuan) for short-term loans. The loan facility agreement is valid until May 22, 2020 and subject to renewal. The loan facility agreement is personally guaranteed by Mr. Wang Xianfu, Mrs. Lin Yanying and Fujian Happiness Biotech Research Center (Limited Partnership). The Company also pledged its building and land use right as collaterals. Pursuant to the loan facility agreement, on May 23, 2017, the Company entered into a loan agreement with Postal Saving Bank of China to borrow approximately $380,000 (RMB 2.4 million Yuan) as working capital for no more than 12 months. The loan bears a fixed interest rate of at least LPR*(1+30%) per annum on the date of drawing. The loan was fully repaid upon maturity.

On May 9, 2016 and October31, 2016, the Company entered into two bank loan agreements with Industrial Bank Co., Ltd to borrow $1,014,596 (RMB 7 million Yuan) and $434,826 (RMB 3 million Yuan) as working capital, with due dates on May 8, 2017 and April17, 2017, respectively. The loans bear a fixed interest rate of 1 year Loan Prime Rate (“LPR”) +2.9% per annum on the date of drawing. The loans were fully repaid upon maturity. The loans agreements were personally guaranteed by Mr. Wang Xuezhu, Mr. Wang Xianfu and Mrs. Lin Yanying. The Company also pledged its building and land use right as collaterals.

NOTE 7 – SHORT-TERM BANK BORROWINGS – Continued

The carrying values of the Company’s pledged assets to secure short-term borrowings by the Company are as follows:

	As of March 31,
	2018	2017
Buildings, net	$3,313,476	$3,264,072
Land use rights, net	105,066	98,273
Total	$3,418,542	$3,362,345

For the years ended March 31, 2018 and 2017, interest expense on all short-term bank loans amounted to $104,760 and $105,923, respectively.

NOTE 8 – CAPITAL LEASE PAYABLE

Capital lease payable consisted of the following as of March 31, 2018 and 2017:

	As of March 31,
	2018	2017
Capital lease payable - current	$-	$286,768
Capital lease payable - long-term	-	209,015
Total	$-	$495,783

On November 24, 2015, the Company entered into a capital lease agreement with Fujian Tongfang Leasing Co., Ltd (“Fujian Tongfang”) on a couple of equipment. According to the agreement, the Company had to pay approximately $28,213 (RMB 180,455 Yuan) on a monthly basis from December 15, 2015 to November 15, 2018 to Fujian Tongfang. The actual interest rate of the contract is 4% per annum. The capital lease was fully repaid by the Company on February 12, 2018. The cost of the equipment purchased under the capital lease is approximately $743,608 (RMB 5.1 million Yuan). As of March 31, 2018 and 2017, net carrying value of the equipment was $711,219 and $718,724, respectively.

For the years ended March 31, 2018 and 2017, interest expense on the capital lease amounted to $28,524 and $42,240, respectively.

NOTE 9 – RELATED PARTY TRANSACTIONS

Net amounts due to related party consisted of the following as of March 31, 2018 and 2017, respectively:

		As of March 31,
Account	Name of related parties	2018	2017

Due to related party	Wang Xuezhu, the Controlling Shareholder	$-	$397,885
Total		$-	$397,885

Due to related party represented unsecured, due on demand and interest-free borrowings between the Company and its Controlling Shareholder, Mr. Wang Xuezhu. The Company repaid $62,888 and $8,591,047 to the Mr. Wang Xuezhu during the years ended March 31, 2018 and 2017, respectively.

The Company imputed interest through additional paid in capital on the interest-free borrowings from Mr. Xhuezhu Wang while the balance was outstanding. For the years ended March 31, 2018 and 2017, interest expense recognized from due to the related party amounted to $0 and $345,562, respectively.

NOTE 10 – SHAREHOLDERS’ EQUITY

Ordinary shares

At the reorganization event described in Note 1, the Company issued 50,000 ordinary shares with par value of $1 to exchange for the ownership in Fujian Happiness from the former shareholders to Happiness Nanping.

Prior to the reorganization, the Company had $5,086,535 and $4,512,208 in contributed ownership as of March 31, 2018 and 2017, respectively.

The reorganization has been accounted for at historical cost and prepared on the basis as if the reorganization had become effective as of the beginning of the first period presented in the accompanying financial statements of the Company.

In May 2018, the Company received $627,628 (RMB 4,000,000 Yuan) from two investors into Fujian Happiness.

On March 4, 2019, the Company subdivided its 50,000 ordinary shares into 100,000,000 ordinary shares. The authorized ordinary shares became 100,000,000 shares and the par value changed from $1 to $0.0005. On the same day, the Company cancelled 77,223,100 ordinary shares and sold additional 223,100 ordinary shares at their par value of $111.55. Currently, the Company has 23,000,000 ordinary shares issued and outstanding. The Company has retrospectively reflected the stock subdivision and cancellation in all periods presented in these financial statements.

Statutory reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The reserved amounts as determined pursuant to PRC statutory laws totaled $2,008,019 as of March 31, 2018 and 2017.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company, and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation. Amounts restricted include ordinary shares, additional paid-in capital and statutory surplus reserves of the Company in PRC totaling $7,094,554 and $6,520,227 as of March 31, 2018 and 2017, respectively.

Dividends

Dividends declared by the Company are based on the distributable profits as reported in its statutory financial statements reported in accordance with PRC GAAP, which may differ from the results of operations reflected in the consolidated financial statements prepared in accordance with US GAAP. The Company’s ability to pay dividends is primarily from cash received from its operating activities in PRC. For the years ended March 31, 2018 and 2017, the Company declared no dividends.

NOTE 11 – TAXES

(a)         Corporate Income Taxes (“CIT”)

Under the Law of the People’s Republic of China on Enterprise Income Tax (“New EIT Law”), which was effective from January 1, 2008, both domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25% while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Fujian Happiness, the Company’s main operating entity in PRC, was approved as HNTEs and is entitled to a reduced income tax rate of 15% for the years ended December 31, 2016 to December 31, 2018. Shunchang Happiness and Xinxin Agricultural in PRC have applicable EIT rate of 25%. As of March 31, 2018, the tax years ended December 31, 2012 through December 31, 2017 for the Company’s entities remain open for statutory examination by PRC tax authorities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2018 and 2017, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended March 31, 2018 and 2017, respectively, and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from March 31, 2018.

NOTE 11 – TAXES – Continued

The following table reconciles the statutory rate to the Company’s effective tax rate:

	For the years ended March 31,
	2018	2017
PRC statutory income tax rate	25%	25%
Effect of PRC preferential tax rate	(10%)	(10%)
Effect of other deductible expenses	(0.9%)	(0.3%)
Total	14.1%	14.7%

The provision for income tax consisted of the following:

	For the years ended March 31,
	2018	2017
Current income tax provision	$2,871,693	$2,504,835
Deferred income tax provision	-	-
Total	$2,871,693	$2,504,835

Deferred income taxes reflect the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. The Company recorded no deferred tax assets and liabilities as of March 31, 2018 and 2017, as there were no temporary difference between the carrying amounts of assets and liabilities.

(b)         Taxes Payable

The Company’s taxes payable as of March 31, 2018 and 2017 consisted of the following:

	As of March 31,
	2018	2017
Income tax payable	$820,365	$793,889
VAT payable	508,002	364,836
Other tax payables (other payables and accrued liabilities)	82,580	79,783
Total	$1,410,947	$1,238,508

NOTE 12 – COMMITMENTS AND CONTINGENCIES

As of March 31, 2018 and 2017, Company has no material purchase commitments, significant leases or unused letters of credit.

From time to time, the Company is involved in various legal proceedings, claims and other disputes arising from commercial operations, employees, and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the Company can give no assurances about the resolution of pending claims, litigation or other disputes and the effect such outcomes may have on the Company, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided or covered by insurance, will not have a material adverse effect on our consolidated financial position or results of operations or liquidity. As of March 31, 2018 and 2017, Company has no pending legal proceedings.

NOTE 13 – CUSTOMER AND SUPPLIER CONCENTRATION

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

The Company’s sales are made to customers that are located primarily in China. For the years ended March 31, 2018 and 2017, no individual customer accounted for more than 10% of the Company’s total revenues. As of March 31, 2018 and 2017, no individual customer accounted for more than 10% of the total outstanding accounts receivable balance.

For the years ended March 31, 2018 and 2017, the Company purchased a substantial portion of raw materials from one third-party supplier (14.4% and 14.7%, respectively). As of March 31, 2018 and 2017, the amount due to this vendor was $929,393 and $928,623, respectively. The Company believes there are numerous other suppliers that could be substituted should this supplier become unavailable or non-competitive.

NOTE 14 – SUBSEQUENT EVENTS

On May 4, 2018, the Company entered into a bank loan agreement with Industrial Bank Co., Ltd to borrow $1,113,214 (RMB 7 million Yuan) as working capital for one year with due date on April 21, 2019. The loan bears a fixed interest rate of 1-year Loan Prime Rate (“LPR”) +2.19% on the date of drawing per annum. The loan facility agreement is personally guaranteed by Mr. Wang Xuezhu, Mr. Wang Xianfu and Mrs. Lin Yanying. The Company also pledged its building and land use rights as collaterals.

In May 2018, the Company received $627,628 (RMB 4,000,000 Yuan) from two investors into Fujian Happiness.

Pursuant to the loan facility agreement with Postal Saving Bank of China, which is valid from May 23, 2017 to May 22, 2020, on May 17, 2018, the Company borrowed $376,890 (RMB 2.4 million Yuan) from Postal Saving Bank of China as working capital for one year with due date on May 16, 2019. The loan bears a fixed interest rate of 6.96%.

The Company evaluated all events and transactions that occurred after March 31, 2018 up through the date the Company issued these financial statements on August 31, 2018.

NOTE 15 – CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of March 31, 2018 and 2017.

Happiness Biotech Group Limited

Balance Sheets

	As of March 31,
	2018	2017
ASSETS
Investment in subsidiary	$50,000	$50,000
Total assets	$50,000	$50,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total liabilities	$-	$-

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0005 par value, 100,000,000 shares authorized, 23,000,000 shares issued and outstanding	11,500	11,500
Additional paid-in capital	38,500	38,500
Total stockholders’ equity	50,000	50,000

Total liabilities and stockholders’ equity	$50,000	$50,000

Happiness Biotech Group Limited

Statements of Income and Comprehensive Income

	For the years ended March 31,
	2018	2017
Operating expenses:

Total operating expenses	$-	$-

Net income and comprehensive income	$-	$-

Net income per common share – basic and diluted	$-	$-

Weighted average number of common shares outstanding – basic and diluted	23,000,000	23,000,000

Happiness Biotech Group Limited

Statements of Cash Flows

For the years ended March 31,
	2018	2017
Cash flows used in operating activities

Net cash used in operating activities	$-	$-

Cash flows provided by financing activities

Net cash provided by financing activities	-	-

Cash flows used in financing activities
-
Net cash used in financing activities	-	-

Increase in cash and cash equivalents	-	-
Cash and cash equivalents, beginning of year	-	-

Cash and cash equivalents, end of year	$-	$-

Supplemental Cash Flows Information:
Income tax paid	$-	$-
Interest paid	$-	$-

(a) Basis of Presentation

The condensed financial information of Happiness Biotech Group Limited has been prepared using the same accounting policies as set out in the accompanying consolidated financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted by reference to the consolidated financial statements.

Each of the Company’s PRC subsidiaries has restrictions on its ability to pay dividends to the Company under PRC laws and regulations. The subsidiaries did not pay any dividends to the Company for the years presented.

(b) Shareholders’ Equity

On February 9, 2018, the Company issued 50,000 ordinary shares with par value of $1 to its shareholders.

On March 4, 2019, the Company subdivided its 50,000 ordinary shares into 100,000,000 ordinary shares. The authorized ordinary shares became 100,000,000 shares and the par value changed from $1 to $0.0005. On the same day, the Company cancelled 77,223,100 ordinary shares and sold additional 223,100 ordinary shares at their par value of $111.55.

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

AS OF SEPTEMBER 30, 2018 AND MARCH 31, 2018

AND

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2018 and 2017

HAPPINESS BIOTECH GROUP LIMITED

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN U.S. DOLLARS)

	As of September 30,	As of March 31,
	2018	2018
ASSETS
Current assets
Cash and cash equivalents	$13,394,966	$8,884,829
Accounts receivable	30,177,235	32,564,827
Other receivables	6,542	11,132
Inventories	1,941,386	2,269,182
Prepaid expenses	51,896	28,298
Total current assets	45,572,025	43,758,268

Property, plant and equipment, net	7,940,252	8,790,553
Land use rights, net	766,328	847,505
TOTAL ASSETS	$54,278,605	$53,396,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,813,776	$5,398,247
Other payables and accrued liabilities	359,846	623,199
VAT payable	328,821	508,002
Income tax payable	595,307	820,365
Short-term bank borrowings	1,366,438	1,494,887
Total current liabilities	4,464,188	8,844,700

TOTAL LIABILITIES	4,464,188	8,844,700

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0005 par value, 100,000,000 shares authorized, 23,000,000 shares issued and outstanding, respectively	11,500	11,500
Additional paid-in capital	5,702,663	5,075,035
Statutory surplus reserve	2,008,019	2,008,019
Retained earnings	44,074,087	35,269,267
Accumulated other comprehensive income (loss)	(1,981,852)	2,187,805
Total shareholders’ equity	49,814,417	44,551,626

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$54,278,605	$53,396,326

The accompanying notes are an integral part of these consolidated financial statements.

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)
(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	For the six months ended September 30,
	2018	2017
Revenues	$31,433,204	$28,874,671
Cost of revenues	(15,586,713)	(14,937,829)
Gross profit	15,846,491	13,936,842

Operating expenses:
Selling and marketing	3,320,375	2,357,948
General and administrative	970,036	675,297
Research and development	1,172,894	884,068
Total operating expenses	5,463,305	3,917,313

Operating Income	10,383,186	10,019,529

Other income (expenses):
Interest income	16,251	8,529
Interest expense	(47,107)	(59,455)
Other income, net	6,490	29,777
Total other income (expenses), net	(24,366)	(21,149)

Income before income taxes	10,358,820	9,998,380

Income tax provision	(1,554,000)	(1,460,843)

Net income	$8,804,820	$8,537,537

Other comprehensive income (loss):
Foreign currency translation adjustment	(4,169,657)	1,069,304
Comprehensive income	$4,635,163	$9,606,841

Basic and diluted earnings per ordinary share
Basic and diluted	$0.38	$0.37
Weighted average number of ordinary shares outstanding
Basic and diluted	23,000,000	23,000,000

The accompanying notes are an integral part of these consolidated financial statements.

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2018

(UNAUDITED)

(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	Ordinary Shares	Ordinary Shares Amount	Additional paid-in capital	Statutory surplus reserve	Retained earnings	Accumulated other comprehensive income (loss)	Total equity

Balance at March 31, 2018	23,000,000	$11,500	$5,075,035	$2,008,019	$35,269,267	$2,187,805	$44,551,626

Capital contributions	-	-	627,628	-	-	-	627,628
Net income for the period	-	-	-	-	8,804,820	-	8,804,820
Foreign currency translation adjustment	-	-	-	-	-	(4,169,657)	(4,169,657)
Balance at September 30, 2018	23,000,000	$11,500	$5,702,663	$2,008,019	$44,074,087	$(1,981,852)	$49,814,417

The accompanying notes are an integral part of these consolidated financial statements.

HAPPINESS BIOTECH GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN U.S. DOLLARS)

	For the six months ended September 30,
	2018	2017
Cash Flows from Operating Activities:
Net income	$8,804,820	$8,537,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	345,267	339,455
Amortization	8,645	8,515

Changes in operating assets and liabilities:
Accounts receivable	(424,814)	3,140,767
Other receivables	3,760	62,854
Inventory	137,425	298,933
Prepaid expenses	(26,933)	58,524
Accounts payable	(3,228,939)	(2,488,704)
Other payables and accrued liabilities	(217,086)	(168,496)
Income taxes payable	(159,933)	(167,478)
VAT payable	(140,235)	(102,514)
Net cash provided by operating activities	5,101,977	9,519,393
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(247,004)	(55,648)
Net cash used in investing activities	(247,004)	(55,648)

Cash Flows from Financing activities:
Capital contributions	627,628	221,421
Repayments on related party payables	-	(61,515)
Advances from related parties	-	(278,539)
Proceeds from short-term loans	1,413,867	1,392,696
Repayments on short-term loans	(1,413,867)	(1,481,591)
Repayment and premiums paid under capital lease	-	(146,284)
Dividends paid	-	(8,330,683)
Net cash used in financing activities	627,628	(8,684,496)

Effect of exchange rate changes on cash and cash equivalents	(972,464)	367,865

Net increase in cash and cash equivalents	4,510,137	1,147,114
Cash and cash equivalents at the beginning of period	8,884,829	4,269,331
Cash and cash equivalents at the end of period	$13,394,966	$5,416,445

Supplemental disclosures of cash flows information:
Cash paid for income taxes	$1,713,933	$1,628,321
Cash paid for interest expense	$47,107	$59,455

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Happiness Biotech Group Limited (“Happiness Biotech” or “the Company”) is a holding company incorporated on February 13, 2018 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of Happiness Biotech Group Limited (Happiness Hong Kong). Happiness Hong Kong is a holding company of all of the equity or ownership of Happiness (Nanping) Biotech Co., Ltd (“Happiness Nanping”). Happiness Nanping is a holding company of all of the equity or ownership of Fujian Happiness Biotech Co., Ltd, a limited liability company established under the laws of the People’s Republic of China (“PRC”) on November 19, 2004. Through Fujian Happiness, the Company is a biotech company that specializes in research, development, production and selling of nutraceutical and dietary supplements made of Reishi spore powder and others mainly in China.

Reorganization

A Reorganization of the legal structure was completed in August 2018. The Reorganization involved the incorporation of Happiness Biotech Group Limited, a Cayman Islands holding company; Happiness Biology Technology Group Limited, a holding company established in Hong Kong, PRC; Happiness (Nanping) Biotech Co., Ltd, a holding company established in Fujian, PRC; and the transfer of 100% ownership of Fujian Happiness from the former shareholders to Happiness Nanping. Happiness Biotech, Happiness Hong Kong and Happiness Nanping are all holding companies and had not commenced operation till August 21, 2018.

Prior to the reorganization, Mr. Wang Xuezhu owns 63.22% ownership of Fujian Happiness. On August 21, 2018, Mr. Wang Xuezhu and other shareholders of Fujian Happiness transferred their 100% ownership interests in Fujian Happiness to Happiness Nanping, which is 100% owned by Happiness Hong Kong. After the reorganization, Happiness Biotech owns 100% equity interests of Fujian Happiness. Mr. Wang Xuezhu, who owns 52.37% ownership of Happiness Biotech, is the ultimate controlling shareholder (“the Controlling Shareholder”) of the Company.

Since the Company is effectively controlled by the same Controlling Shareholder before and after the reorganization, it is considered under common control. Therefore the above mentioned transactions were accounted for as a recapitalization. The reorganization has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying financial statements of the Company.

During the reporting periods, the Company has three operating subsidiaries in PRC. Details of the Company and its operating subsidiaries are set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	Registered Capital	% of Ownership	Principal Activities
Fujian Happiness	Incorporated on November 19, 2004	PRC	RMB 25,755,000	100% by Nanping Happiness	Research, development, production and selling of nutraceutical and dietary supplements
Shunchang Happiness Nutraceutical Co., Ltd (“Shunchang Happiness”)	Incorporated on May 19, 1998	PRC	RMB 2,000,000	100% by Fujian Happiness	Research, development, production and selling of edible fungi
Shunchang Xinxin Agricultural Technology Co., Ltd (“Xinxin Agricultural”)*	Incorporated on January 4, 2015	PRC	RMB 2,000,000	100% by Fujian Happiness	Research and development of agricultural products

*	Xinxin agricultural was cancelled in June 28, 2017.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been consistently applied. The accompanying consolidated financial statements include the financial statements of Fujian Happiness Biotech Co., Ltd and its subsidiaries. All inter-company balances and transactions have been eliminated upon consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, and provisions necessary for contingent liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company maintains most of the bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Accounts Receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management’s assessment of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost of inventories is calculated using the weighted-average method. In addition to cost of raw materials, work in progress and finished goods include direct labor costs and overhead. The Company periodically assesses the recoverability of all inventories to determine whether adjustments are required to record inventories at the lower of cost or market value. Inventories that the Company determines to be obsolete or in excess of forecasted usage are reduced to its estimated realizable value based on assumptions about future demand and market conditions. If actual demand is lower than the forecasted demand, additional inventory write-downs may be required.

There were no write-downs recognized of inventories for the six months ended September 30, 2018 and 2017.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Property and Equipment, net

Property and equipment are stated at cost. The straight-line depreciation method is used to compute depreciation over the estimated useful lives of the assets, as follows:

Useful Lives
Buildings	20 years
Machinery	10 years
Furniture, fixture and electronic equipment	3-10 years
Vehicles	4 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterment which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Land use rights

Under the PRC law, all land in the PRC is owned by the government and cannot be sold to an individual or company. The government grants individuals and companies the right to use parcels of land for specified periods of time. These land use rights are sometimes referred to informally as “ownership.” Land use rights are stated at cost less accumulated amortization. Land use rights are amortized using the straight-line method over the grant period of 50 years.

Impairment of Long-lived Assets

The Company reviews long-lived assets, including definitive-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of September 30, 2018 and March 31, 2018.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (FASB) Accounting Standards Codification 820, Fair Value Measurement and Disclosures, requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets and liabilities.

●	Level 2 - Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other receivable, accounts payable, short-term borrowings, accounts payable, income taxes payable and due to related parties to approximate the fair value of the respective assets and liabilities at September 30, 2018 and March 31, 2018 based upon the short-term nature of the assets and liabilities.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Revenue Recognition

The Company generates its revenue mainly from sales of nutraceutical and dietary supplements made of Reishi spore powder and others. The Company’s revenue recognition policies are in compliance with ASC 605, Revenue Recognition. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company does not allow its customers to return products. The Company’s customers can exchange products only if they are damaged in transportation.

Government Grant

Government grants are recognized when received and all the conditions for their receipt have been met. Government grants as compensation for the Company’s research and development efforts. For the years ended September 30, 2018 and 2017, the Company recognized government grants of $50,765 and $31,262, respectively, for the government support of the Company’s research and development activities and patent applications. The government grants were recorded as other income.

Research and Development Costs

Research and development activities are directed toward the development of new products as well as improvements in existing processes. These costs, which primarily include salaries, contract services and supplies, are expensed as incurred.

Shipping and Handling Costs

Shipping and handling costs are expensed when incurred as selling and marketing expense. Shipping and handling costs were $961,693 and $1,099,938 for the years ended September 30, 2018 and 2017, respectively.

Advertising Costs

Advertising costs are expensed as incurred in accordance with ASC 720-35, “Other Expenses-Advertising Costs”. Advertising costs were $1,756,001 and $571,974 for years ended September 30, 2018 and 2017, respectively.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position at September 30, 2018 and 2017.

To the extent applicable, the Company records interest and penalties as a general and administrative expense. All of the tax returns of the Company and its subsidiaries remain subject to examination by PRC tax authorities for five years from the date of filing.

The Company is subject to Chinese tax laws. We are not subject to U.S. tax laws and local state tax laws. Our income and our related entities must be computed in accordance with Chinese and foreign tax laws, as applicable, and we are subject to Chinese tax laws, all of which may be changed in a manner that could adversely affect the amount of distributions to shareholders. There can be no assurance that Income Tax Laws of China will not be changed in a manner that adversely affects shareholders. In particular, any such change could increase the amount of tax payable by us, reducing the amount available to pay dividends to the holders of our ordinary shares.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Value added tax (“VAT”)

Value-added taxes (“VAT”) collected from customers relating to product sales and remitted to governmental authorities are presented on a net basis. VAT collected from customers is excluded from revenue. The Company’ revenue is subject to a VAT rate of 17%.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Foreign Currency Translation

The Company and its subsidiaries’ principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars. The consolidated statements of income and comprehensive income and cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average rate of exchange, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	September 30, 2018	September 30, 2017
Period-end spot rate	US$1=RMB 6.8792 Yuan	US$1=RMB 6.6369 Yuan
Average rate	US$1=RMB 6.6484 Yuan	US$1=RMB 6.7495 Yuan

Comprehensive income

Comprehensive income includes net income and foreign currency translation adjustments and is reported in the consolidated statements of income and comprehensive income.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Concentration of Risks

Exchange Rate Risks

The Company operates in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the US$ and the RMB. As at September 30, 2018 and March 31, 2018, cash and cash equivalents of $13,394,966 (RMB 92,146,653Yuan) and $8,884,829 (RMB 55,868,691Yuan), respectively, is denominated in RMB and is held in PRC.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents and accounts receivable, the balances of which are stated on the consolidated balance sheets which represent the Company’s maximum exposure. The Company places its cash and cash equivalents in good credit quality financial institutions in China. Concentration of credit risks with respect to accounts receivables is linked to the concentration of revenue. To manage credit risk, the Company performs ongoing credit evaluations of customers’ financial condition.

Interest Rate Risks

The Company is subject to interest rate risk. Although bank interest bearing loans are charged at fixed interest rates within the reporting period, the Company is still subject to the risk of adverse changes in the interest rates charged by the banks when these loans are refinanced.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. The new standard supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible that more judgment and estimates may be required within the revenue recognition process than is required under present U.S. GAAP. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation. The new standard also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. The Company adopted this new standard on April 1, 2018 using the modified retrospective method of adoption. The adoption of this standard did not have a material effect on our financial position, results of operations or cash flows, but will result in increased disclosures related to revenue recognition policies and disaggregation of revenues.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which increases lease transparency and comparability among organizations. Under the new standard, lessees will be required to recognize all assets and liabilities arising from leases on the balance sheet, with the exception of leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In March 2018, the FASB approved an alternative transition method to the modified retrospective approach, which eliminates the requirement to restate prior period financial statements and requires the cumulative effect of the retrospective allocation to be recorded as an adjustment to the opening balance of retained earnings at the date of adoption. The Company does not plan to early adopt ASU 2016-02 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flow.

In April 2016, FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments clarify the following two aspects of Topic 606: (a) identifying performance obligations; and (b) the licensing implementation guidance. The amendments do not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Topic 606. Public entities should apply the amendments for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein (i.e., January 1, 2018, for a calendar year entity). Early application for public entities is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company does not plan to early adopt ASU 2016-10or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Recent Accounting Pronouncements - continued

In May 2016, FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedient. The standard (1) allows an entity to recognize revenue in the amount of consideration received when the entity has transferred control of the goods or services, the entity has stopped transferring goods or services (if applicable) and has no obligation under the contract to transfer additional goods or services, and the consideration received from the customer is nonrefundable; (2) Permits an entity, as an accounting policy election, to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price. (3) Specifies that the measurement date for noncash consideration is contract inception and clarifies that the variable consideration guidance applies only to variability resulting from reasons other than the form of the consideration (4) clarifies that a completed contract for the purposes of transition is a contract for which all (or substantially all) of the revenue was recognized under legacy U.S. generally accepted accounting principles before the date of initial application. (5)Permits an entity to apply the modified retrospective transition method either to all contracts or only to contracts that are not completed contracts; (6)Clarifies that an entity that retrospectively applies the guidance in the standard to each prior reporting period is not required to disclose the effect of the accounting change for the periods of adoption. But an entity still is required to disclose the effect of the changes on any prior periods retrospectively adjusted. Public business entities, certain not-for-profit entities and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company does not plan to early adopt ASU 2016-12 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to provide guidance on the presentation and classification of certain cash receipts and cash payments on the statement of cash flows. The guidance specifically addresses cash flow issues with the objective of reducing the diversity in practice. The guidance will be effective for the Company in fiscal year 2018, but early adoption is permitted. The Company does not plan to early adopt ASU 2016-02 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows: Restricted Cash”. The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendment is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not plan to early adopt ASU 2016-18or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES – Continued

Recent Accounting Pronouncements - continued

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company does not plan to early adopt ASU 2017-01 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In May 2017, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2017-09 (“ASU 2017-09”) to provide guidance to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the changes in terms or conditions. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted and application is prospective. The Company does not plan to early adopt ASU 2017-09 or expect this update will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of September 30, 2018 and March 31, 2018:

	As of September 30,	As of March 31,
	2018	2018
Accounts receivable, gross	$30,177,235	$32,564,827
Less: allowance for doubtful accounts		-
Accounts receivable	$30,177,235	$32,564,827

The Company recorded no allowance for doubtful accounts as of September 30, 2018 and March 31, 2018. The Company gives its customers credit period of 180 days and continually assesses the recoverability of uncollected accounts receivable. As of September 30, 2018 and March 31, 2018, the balances of the Company’s accounts receivable are all due within 1 year. The Company believes the balances of its accounts receivable are fully recoverable as of September 30, 2018 and March 31, 2018.

NOTE 4 – INVENTORIES

Inventories as of September 30, 2018 and March 31, 2018 consisted of the following:

	As of September 30,	As of March 31,
	2018	2018
Raw materials	$1,606,526	$1,942,366
Work in process	33,239	73,642
Finished goods	301,621	253,174
Total	$1,941,386	$2,269,182

No lower of cost or net realizable value adjustment was recorded as of September 30, 2018 and March 31, 2018, respectively.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following as of September 30, 2018 and March 31, 2018:

	As of September 30,	As of March 31,
	2018	2018
Buildings	$8,859,178	$9,481,048
Machinery	2,091,862	2,471,925
Furniture, fixture and electronic equipment	164,054	179,173
Vehicles	66,912	73,202
CIP	213,308
Total property plant and equipment, at cost	11,395,313	12,205,348
Less: accumulated depreciation	(3,455,062)	(3,414,795)
Property, plant and equipment, net	$7,940,252	$8,790,553

As of September 30, 2018 and March 31, 2018, the Company pledged its building with a carrying value of approximately $3.1 million and $3.3 million, respectively, as the collateral for short-term bank loans (see Note 7).

Depreciation expense was $345,267 and $339,455 for the six months ended September 30, 2018 and 2017, respectively. Capitalized depreciation in inventory was $287,066 and $276,719 for the six months ended September 30, 2018 and 2017, respectively.

NOTE 6 – LAND USE RIGHTS

	As of September 30,	As of March 31,
	2018	2018
Land use rights, cost	$835,474	$914,011
Less: accumulated amortization	(69,146)	(66,506)
Land use rights, net	$766,328	$847,505

As of September 30, 2018 and March 31, 2018, the Company pledged its land use right on its 12,120 square meters land with a carrying value of $94,777 and $105,066, respectively, as the collateral for a short-term bank loans (see Note 7).

Amortization expense was $8,645 and $8,515 for the six months ended September 30, 2018 and 2017, respectively.

Estimated future amortization expense is as follows as of September 30, 2018:

Years ending September 30,	Amortization expense

2019	$8,645
2020	17,289
2021	17,289
2022	17,289
2023	17,289
Thereafter	688,527
$766,328

NOTE 7 – SHORT-TERM BANK BORROWINGS

Short-term bank borrowings consisted of the following at September 30, 2018 and March 31, 2018:

	As of September 30,	As of March 31,
	2018	2018
Industrial Bank Co., Ltd	$1,017,560	$1,113,214
Postal Saving Bank of China	348,878	381,673
Total	$1,366,438	$1,494,887

On May 4, 2018, the Company entered into a bank loan agreement with Industrial Bank Co., Ltd to borrow $ 1,017,560 (RMB 7 million Yuan) as working capital for one year with due date on April 21, 2019. The loan bears a fixed interest rate of 1-year Loan Prime Rate (“LPR”) +2.19% on the date of drawing per annum. The loan facility agreement is personally guaranteed by Mr. Wang Xuezhu, Mr. Wang Xianfu and Mrs. Lin Yanying. The Company also pledged its building and land use rights as collaterals.

Pursuant to the loan facility agreement with Postal Saving Bank of China, which is valid from May 23, 2017 to May 22, 2020, on May 17, 2018, the Company borrowed $348,878 (RMB 2.4 million Yuan) from Postal Saving Bank of China as working capital for one year with due date on May 16, 2019. The loan bears a fixed interest rate of 6.96%.

NOTE 7 – SHORT-TERM BANK BORROWINGS – Continued

The carrying values of the Company’s pledged assets to secure short-term borrowings by the Company are as follows:

	As of September 30,	As of March 31,
	2018	2018
Buildings, net	$3,084,484	$3,313,476
Land use rights, net	94,777	105,066
Total	$3,179,261	$3,418,542

For the six months ended September 30, 2018 and 2017, interest expense on all short-term bank loans amounted to $47,107 and $59,455, respectively.

NOTE 8 – CAPITAL LEASE PAYABLE

On November 24, 2015, the Company entered into a capital lease agreement with Fujian Tongfang Leasing Co., Ltd (“Fujian Tongfang”) on a couple of equipment. According to the agreement, the Company had to pay approximately $28,213 (RMB 180,455 Yuan) on a monthly basis from December 15, 2015 to November 15, 2018 to Fujian Tongfang. The actual interest rate of the contract is 4% per annum. The capital lease was fully repaid by the Company on February 12, 2018. The cost of the equipment purchased under the capital lease is approximately $743,608 (RMB 5.1 million Yuan). As of September 30, 2018 and March 31, 2018, net carrying value of the equipment was $614,748 and $711,219, respectively.

For the six months ended September 30, 2018 and 2017, interest expense on the capital lease amounted to $0 and $14,123, respectively.

NOTE 9 – SHAREHOLDERS’ EQUITY

Ordinary shares

On February 13, 2018, the Company issued 50,000 ordinary shares with par value of $1 to its shareholders.

In May 2018, the Company received $627,628 (RMB 4,000,000 Yuan) from two investors into Fujian Happiness.

On March 4, 2019, the Company subdivided its 50,000 ordinary shares into 100,000,000 ordinary shares. The authorized ordinary shares became 100,000,000 shares and the par value changed from $1 to $0.0005. On the same day, the Company cancelled 77,223,100 ordinary shares and sold additional 223,100 ordinary shares at their par value of $111.55. Currently, the Company has 23,000,000 ordinary shares issued and outstanding. The Company has retrospectively reflected the stock subdivision and cancellation in all periods presented in these financial statements.

Statutory reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The reserved amounts as determined pursuant to PRC statutory laws totaled $2,008,019 as of September 30, 2018 and March 31, 2018.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company, and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation. Amounts restricted include paid-in capital, additional paid-in capital and statutory surplus reserves of the Company in PRC totaling $7,722,182 and $7,094,554 as of September 30, 2018 and March 31, 2018, respectively.

Dividends

Dividends declared by the Company are based on the distributable profits as reported in its statutory financial statements reported in accordance with PRC GAAP, which may differ from the results of operations reflected in the consolidated financial statements prepared in accordance with US GAAP. The Company’s ability to pay dividends is primarily from cash received from its operating activities in PRC. For the six months ended September 30, 2018 and 2017, the Company declared no dividends.

NOTE 10 – TAXES

(a)	Corporate Income Taxes (“CIT”)

Under the Law of the People’s Republic of China on Enterprise Income Tax (“New EIT Law”), which was effective from January 1, 2008, both domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25% while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Fujian Happiness, the Company’s main operating entity in PRC, was approved as HNTEs and is entitled to a reduced income tax rate of 15% for the years ended December 31, 2016 to December 31, 2018. Shunchang Happiness and Xinxin Agricultural in PRC have applicable EIT rate of 25%. As of September 30, 2018, the tax years ended December 31, 2012 through December 31, 2017 for the Company’s entities remain open for statutory examination by PRC tax authorities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2018 and March 31, 2018, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the six months ended September 30, 2018 and 2017, respectively, and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2018.

NOTE 10 – TAXES – Continued

The following table reconciles the statutory rate to the Company’s effective tax rate:

	For the six months ended September 30,
	2018	2017
PRC statutory income tax rate	25%	25%
Effect of PRC preferential tax rate	(10%)	(10%)
Effect of other deductible expenses	(0.0%)	(0.4%)
Total	15.0%	14.6%

The provision for income tax consisted of the following:

	For the six months ended September 30,
	2018	2017
Current income tax provision	$1,554,000	$1,460,843
Deferred income tax provision	-	-
Total	$1,554,000	$1,460,843

Deferred income taxes reflect the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. The Company recorded no deferred tax assets and liabilities as of September 30, 2018 and March 31, 2018, as there were no temporary difference between the carrying amounts of assets and liabilities.

(b)	Taxes Payable

The Company’s taxes payable as of September 30, 2018 and March 31, 2018 consisted of the following:

	As of September 30,	As of March 31,
	2018	2018
Income tax payable	$595,307	$820,365
VAT payable	328,821	508,002
Other tax payables (other payables and accrued liabilities)	42,295	82,580
Total	$966,423	$1,410,947

NOTE 11 – COMMITMENTS AND CONTINGENCIES

As of September 30, 2018 and March 31, 2018, Company has no material purchase commitments, significant leases or unused letters of credit.

From time to time, the Company is involved in various legal proceedings, claims and other disputes arising from commercial operations, employees, and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the Company can give no assurances about the resolution of pending claims, litigation or other disputes and the effect such outcomes may have on the Company, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided or covered by insurance, will not have a material adverse effect on our consolidated financial position or results of operations or liquidity. As of September 30, 2018 and March 31, 2018, the Company has no pending legal proceedings.

NOTE 12 – CUSTOMER AND SUPPLIER CONCENTRATION

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

The Company’s sales are made to customers that are located primarily in China. For the six months ended September 30, 2018 and 2017, no individual customer accounted for more than 10% of the Company’s total revenues.    As of September 30, 2018 and March 31, 2018, no individual customer accounted for more than 10% of the total outstanding accounts receivable balance.

For the six months ended September 30, 2018 and 2017, the Company purchased a substantial portion of raw materials from one third-party supplier (15.1% and 18.4%, respectively). As of September 30, 2018 and March 31, 2018, the amount due to this vendor was $198,860 and $929,393, respectively. The Company believes there are numerous other suppliers that could be substituted should this supplier become unavailable or non-competitive.

NOTE 13 – SUBSEQUENT EVENTS

Pursuant to the loan facility agreement with Postal Saving Bank of China, which is valid from May 23, 2017 to May 22, 2020, on May 17, 2018, the Company borrowed $348,878 (RMB 2.4 million Yuan) from Postal Saving Bank of China as working capital for one year with due date on May 16, 2019. The loan bears a fixed interest rate of 6.96%. In November 2018, the Company made the repayment of $288,363 (RMB 2 million Yuan).

The Company evaluated all events and transactions that occurred after September 30, 2018 up through the date the Company issued these financial statements on March 8, 2019.

On March 4, 2019, the Company subdivided its 50,000 ordinary shares into 100,000,000 ordinary shares. The authorized ordinary shares became 100,000,000 shares and the par value changed from $1 to $0.0005. On the same day, the Company cancelled 77,223,100 ordinary shares and sold additional 223,100 ordinary shares at their par value of $111.55. Currently, the Company has 23,000,000 ordinary shares issued and outstanding. The Company has retrospectively reflected the stock subdivision and cancellation in all periods presented in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our M&A provides that the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who is a director of the Company or a party in a legal proceeding by reason of the fact that the person is or was a director of the Company. According to our M&A, the indemnity only applies if the person acts honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person has no reasonable cause to believe that his or her conduct was unlawful.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities. We believe that our issuances of share awards to our employees, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act.

On May 21, 2018, we issued an aggregate of 50,000 Ordinary Shares to 15 founders who are either the equity owners of Happiness Fujian (“Happiness Fujian Shareholders”) or their designed recipients. Happiness Fujian Shareholders transferred their 100% ownership interests in Happiness Fujian to Happiness Nanping via certain share purchase agreements in exchange for the issuance of 50,000 Ordinary Shares of Happiness Biotech to them or their designees.

On March 4, 2019, the Company subdivided its 50,000 ordinary shares into 100,000,000 ordinary shares. The authorized ordinary shares became 100,000,000 shares and the par value changed from $1 to $0.0005. On the same day, the Company cancelled 77,223,100 ordinary shares and sold additional 223,100 ordinary shares at their par value of $111.55. Currently, the Company has 23,000,000 ordinary shares issued and outstanding. The Company has retrospectively reflected the stock subdivision and cancellation in all periods presented in this document.

Item 8. Exhibits and Financial Statement Schedules

Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fuzhou, People’s Republic of China, June 25, 2019.

Happiness Biotech Group Limited

By:	/s/ Xuezhu Wang
Chief Executive Officer,
Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Jiong Bian
Chief Financial Officer
(Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Xuezhu Wang	Chief Executive Officer and Director	June 25, 2019
Xuezhu Wang	(Principal Executive Officer)

/s/ Jiong Bian	Chief Financial Officer	June 25, 2019
Jiong Bian	(Principal Financial and Accounting Officer)

/s/ Xianfu Wang	Director	June 25, 2019
Xianfu Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on June 25, 2019.

Hunter Taubman Fischer & Li LLC

By:	/s/ Joan Wu
Name: Joan Wu
Title: Partner

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Original Memorandum and Articles of Association dated March 4, 2019*
3.2	Restate and Amended Memorandum and Articles of Association to be effective upon closing of the offering*
4.1	Specimen Certificate for Ordinary Shares*
5.1	Opinion of Campbells regarding the validity of the Ordinary Shares being registered*
8.1	Form of Opinion of Tian Yuan Law Firm regarding certain PRC tax matters*
8.2	Form of Opinion of Hunter Taubman Fischer & Li LLC regarding certain U.S. Federal Income Taxation matters*
8.3	Opinion of Campbells regarding certain Cayman Islands tax matters (included in Exhibit 5.1)*
10.1	Form of Regional Distribution Agreement*
10.2	Form of Exclusive Distribution Agreement*
10.3	Employment Agreement by and between CEO Xuezhu Wang and the Company dated August 28, 2018*
10.4	Employment Agreement by and between CFO Jiong Bian and the Company dated August 26, 2018*
21.1	List of Subsidiaries*
23.1	Consent of Briggs & Veselka Co.*
23.2	Consent of Campbells (included in Exhibit 5.1)*
23.3	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 8.2)
23.4	Consent of Tian Yuan Law Firm (included in Exhibit 8.1)*
99.1	Code of Business Conduct and Ethics of the Registrant*
99.3	Consent of Xianfu Wang*
99.4	Consent of Wanhe Zhang*
99.5	Consent of Rui Qiang*
99.6	Consent of John Levy*
99.7	Registrant’s Representation Pursuant to Requirements of Form 20-F, Item 8.A.4*

*	Previously filed

**	Filed herewith